UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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McKESSON CORPORATION

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A LETTER FROM OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareholders,

We believe that McKesson has been successful over the long term because we listen carefully to our customers, partners and shareholders, which informs our corporate governance practices and enables us to anticipate market developments and customer needs.

Our directors work together to continually assess how we can operate responsibly and effectively protect and increase the value of your investment. As we approach the 2018 Annual Meeting, I would like to highlight some of the ways the Board of Directors has been working on your behalf.

Overseeing Strategy to Drive Long-Term Growth and Value Creation

The Board has several stewardship functions, which include: providing critical oversight, advising on McKesson’s strategic plans and setting the “tone at the top.” The Board actively oversees McKesson’s long-term strategy as we seek to build long-term shareholder value and assure the vitality of the Company for its customers, employees and shareholders. We:

•	Leverage our directors’ diverse experiences to help the Company navigate the rapidly evolving healthcare environment;

•

Assess strategy throughout the year, including discussions at regular Board meetings, and at least one multi-day meeting to focus on long-term strategic planning as well as risks that could challenge the successful execution of our plan; and

•

Review our capital allocation strategy, which is designed to focus on creating shareholder value through internal investment and M&A followed by distribution through buybacks and dividends. In line with this portfolio approach to capital deployment, in FY 2018, the Company made several strategic acquisitions, such as CoverMyMeds, intraFUSION and RxCrossroads; divested Enterprise Information Solutions; and returned $2.0 billion to shareholders through dividends and share repurchases.

Refreshing the Board and Committees with New Perspectives

We invigorate Board discussion through the appointment of new directors and the rotation of directors through different Board roles. Thoughtful and ongoing attention to Board composition is an important part of our role as we seek to ensure an appropriate mix of tenure and expertise that provides a balance of fresh perspectives and significant institutional knowledge. The Governance Committee has invested a substantial amount of time considering Board composition as part of the annual self-evaluation process, and revisits the topic during the year if the Board sees changes in the Company’s governance needs.

This year we appointed Bradley E. Lerman to the Board. Mr. Lerman’s deep understanding of the healthcare industry and experience linking compliance and legal considerations with corporate strategy will bring valuable insights to our Board. We also approved a number of changes to the composition and leadership of our Compensation Committee; changes that will be effective July 23, 2018. As part of this refreshment, N. Anthony Coles, M.D. will assume the role of Compensation Committee Chair, Susan R. Salka and Mr. Lerman will join the committee as new members, and M. Christine Jacobs will leave the committee. Our current Compensation Committee Chair Andy D. Bryant will not stand for reelection at the 2018 Annual Meeting. In addition, our newest Board member, Mr. Lerman, will assume the role of Governance Committee Chair and Donald R. Knauss will assume the role of Finance Committee Chair.

Refining Our Compensation Program to Align with Our Strategy

Ensuring that the Company has an executive compensation program that appropriately attracts, retains and incentivizes our management team is one of the Board’s most critical responsibilities. Following low support for our executive pay program at the 2017 Annual Meeting, our Compensation Committee undertook a robust process to review the Company’s executive compensation structure, taking into account feedback from our shareholders gathered during an extensive outreach effort.

We listened to our shareholders, and the following actions we have taken reflect your input:

•

For FY 2019, the Compensation Committee reduced our CEO’s total target long-term incentive (“LTI”) compensation by $4.7 million. This is a 32% decrease in target LTI compared to FY 2018. This is in addition to the 30% decrease in reported CEO pay over the past five fiscal years.

•	The Compensation Committee also substantially increased the weighting of relative total shareholder return in our CEO’s long-term incentive plan, effective FY 2019.

•	We eliminated the individual modifier from the annual cash incentive plan for our executive officers, reducing the potential payout under that plan, effective FY 2018.

•	In FY 2018, reported CEO pay declined by 10% compared to the prior year.

•	In May 2018, the Compensation Committee also reinforced and codified its longstanding practice of considering regulatory, compliance and legal issues when making executive compensation decisions.

We believe these changes effectively link our executive compensation program to financial objectives consistent with our long-term goals and are aligned with our shareholders’ interests. We are committed to maintaining a compensation structure that aligns pay with performance, drives long-term value creation and reflects the views of our shareholders.

Committing to Fight the Opioid Epidemic

McKesson is deeply concerned by the impact the opioid epidemic is having on families and communities across the U.S., and this issue is top of mind for the Board of Directors. In response to a shareholder request, the Board formed an independent Special Review Committee (the “SRC”) to investigate senior management’s and the Board’s oversight of compliance with the Company’s legal and regulatory obligations relating to the distribution of opioids. While the investigation revealed a strong culture that encouraged ethical and compliant conduct, as led by management and reinforced by the Board, the SRC offered recommendations in the interest of further strengthening our compliance framework. On the basis of these recommendations, the Board enhanced oversight procedures related to opioid distribution, the Controlled Substance Monitoring Program, and the pending lawsuits and investigations. In March 2018, the Company also announced a series of new initiatives to help fight the opioid epidemic, including the formation of a foundation dedicated to combating the crisis. The Company contributed $100 million to the new foundation as part of McKesson’s ongoing mission of delivering better care for patients. The Company’s new initiatives will provide additional tools to fight abuse, such as leveraging data and analytics to flag at-risk patients and fast-tracking distribution of new, non-opioid pain medications. We believe this investment and the Company’s continued actions can have a positive impact, particularly when done in collaboration with others in the healthcare industry, government policymakers, administrators and regulators.

We Ask for Your Support

We take seriously the trust you place in us through your investment in McKesson. Your vote is very important to us. We strongly encourage you to read both our proxy statement and annual report in their entirety, and ask that you vote with our recommendations.

Edward A. Mueller

Lead Independent Director

Notice of 2018 Annual Meeting of Stockholders

Wednesday, July 25, 2018

8:30 a.m. Central Daylight Time

The 2018 Annual Meeting of Stockholders of McKesson Corporation will be held at the Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas 75063.

ITEMS OF BUSINESS:

•	Elect for a one-year term a slate of eight directors as nominated by the Board of Directors;

•	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019;

•	Conduct a non-binding advisory vote on executive compensation;

•	Vote on four proposals submitted by shareholders, if properly presented; and

•	Conduct such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on May 31, 2018 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

June 15, 2018

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and

Associate General Counsel

YOUR VOTE IS IMPORTANT

We encourage you to read the proxy statement and vote your shares as soon as possible. Specific instructions on how to vote via Internet, by phone, by mail or in person are included on the proxy card.

PROXY SUMMARY

This summary highlights certain information in this proxy statement and does not contain all the information you should consider in voting your shares. Please refer to the complete proxy statement and our annual report prior to voting at the Annual Meeting of Stockholders to be held on July 25, 2018 (“Annual Meeting”).

Meeting Information

2018 Annual Meeting of Stockholders

Date and Time	Wednesday, July 25, 2018 | 8:30 a.m. Central Daylight Time

Location	Dallas/Fort Worth Airport Marriott, 8440 Freeport Parkway, Irving, Texas

Record Date	May 31, 2018

Voting Items

Our board of directors (“Board” or “Board of Directors”) is asking you to take the following actions at the Annual Meeting:

Item	Your Board’s Recommendation	Page

1 Election of Eight Directors for a One-Year Term	Vote FOR	8

2 Ratification of the Appointment of the Independent Registered Public Accounting Firm	Vote FOR	26

3 Non-binding Advisory Vote on Executive Compensation	Vote FOR	76

4 Shareholder Proposal on Disclosure of Lobbying Activities and Expenditures	Vote AGAINST	77

5 Shareholder Proposal on Accelerated Vesting of Equity Awards	Vote AGAINST	79

6 Shareholder Proposal on Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation	Vote AGAINST	81

7 Shareholder Proposal on Ownership Threshold for Calling Special Meetings of Shareholders	Vote AGAINST	84

How to Vote (see pages 86-90 for additional voting information)

Your vote is important. On June 15, 2018, McKesson Corporation (“Company,” “McKesson,” “we” or “us”) began delivering proxy materials to all shareholders of record at the close of business on May 31, 2018 (“Record Date”). As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date. You can vote in any of the following ways:

Vote via Internet	Call Toll-Free	Vote by Mail	Vote in Person

www.proxyvote.com	Call the phone number located at the top of your proxy card	Follow the instructions on your proxy card	Attend our Annual Meeting and vote by ballot

- 2018 Proxy Statement	1

PROXY SUMMARY

Company Highlights

McKesson is a global leader in delivering pharmaceutical and medical products and business services to retail pharmacies, hospitals, health systems, physician offices and others throughout North America and Europe. While distribution represents our core competency and generates the majority of our business by revenue (99% in FY 2018), we also provide technology solutions to support healthcare organizations in areas such as clinical, financial and supply chain management.

In FY 2018, our Company delivered solid performance across many of our businesses. Despite some industry-wide headwinds, we produced strong returns and invested to enhance our ability to deliver value to our manufacturing partners, our customers and patients. The Company generated revenues of $208.4 billion compared to $198.5 billion in FY 2017 and produced adjusted earnings of $12.62 per diluted share compared to $12.54 in FY 2017.

To build sustainable long-term value, we try to think years out as opposed to quarters out. In April 2018, we announced a multi-year growth initiative, which is intended to position us to take advantage of significant new growth opportunities in patient care delivery. Over the next few years, we anticipate achieving meaningful cost savings through an operating model review and redesign that we anticipate will primarily be used to fund the following growth priorities:

•	Expanded supply chain and commercialization services for pharmaceutical and medical supply manufacturers;
•	Enhanced solutions for the rapidly growing specialty pharmaceutical market;
•	New offerings that will strengthen and expand the role of retail pharmacy in patient care delivery; and
•	Develop world-class data and analytics platforms and build solutions to become more efficient and agile.

Governance Highlights

The Board actively seeks input from our shareholders and is committed to continuous monitoring of sound and effective governance practices. Below are highlights of some of our key governance attributes. Details on our corporate governance can be found on pages 19-25.

2	- 2018 Proxy Statement

PROXY SUMMARY

Director Nominees

There are eight nominees for election to the Board of Directors. Additional information on each nominee may be found under Item 1 - Election of Directors, beginning on page 8. Our Board approved a number of changes to the composition and leadership of its committees, which will be effective on July 23, 2018. The new committee memberships are outlined below. Information on the current committee memberships can be found on page 13.

Committee Memberships*
Name and Title	AC	CC	FC	GC
N. Anthony Coles, M.D. Chairman and Chief Executive Officer, Yumanity Therapeutics, LLC		C	✓
John H. Hammergren Chairman of the Board, President and Chief Executive Officer, McKesson Corporation
M. Christine Jacobs Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation (Retired)	✓			✓
Donald R. Knauss Executive Chairman of the Board, The Clorox Company (Retired)	✓		C
Marie L. Knowles Executive Vice President and Chief Financial Officer, ARCO (Retired)	C		✓
Bradley E. Lerman – New in 2018 Senior Vice President, General Counsel and Corporate Secretary, Medtronic plc		✓		C
Edward A. Mueller – Lead Independent Director Chairman of the Board and Chief Executive Officer, Qwest Communications International Inc. (Retired)		✓		✓
Susan R. Salka Chief Executive Officer and President, AMN Healthcare Services, Inc.		✓		✓

AC: Audit Committee   CC: Compensation Committee   FC: Finance Committee   GC: Governance Committee   C: Committee Chair

* Committee memberships effective July 23, 2018

The eight director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

Multidisciplinary Board Skills	Balanced Board Tenure

- 2018 Proxy Statement	3

PROXY SUMMARY

Comprehensive Approach to Shareholder Feedback

As we do every year, our Board undertook a significant engagement effort to receive feedback from shareholders regarding our executive compensation program and other matters of importance to the Company and our shareholders. We were disappointed to receive low support for our advisory say-on-pay proposal at the 2017 Annual Meeting of Stockholders, and actively sought to understand what actions we could take to address shareholder concerns.

Scope of Outreach

Since our last Annual Meeting of Stockholders, we reached out to shareholders representing over 80% of our outstanding common stock. We met with shareholders representing over 40% of our outstanding common stock and we specifically requested feedback regarding our executive compensation program given our low say-on-pay support in 2017.

Engagement and Response Efforts

Compensation Committee Chair Andy D. Bryant led engagements with shareholders representing 24% of our outstanding common stock. Management continued to meet with shareholders individually, at annual conferences and through other forums. Feedback from shareholders was shared regularly with the Board, including the Governance Committee and the Compensation Committee, for review and further discussion.

Key Issues of Discussion

In our meetings with shareholders over the last year, in addition to executive compensation, we discussed the Company’s robust disclosure and governance record, Board leadership, composition and refreshment, political engagement and response to the opioid crisis. We heard strong support for our CEO and senior management team, and recognition of executive retention as an issue for the Company. We also heard concerns relating to our executive compensation program, including overall pay magnitude for our CEO, pay-for-performance alignment and plan design. We summarize below what we have heard on both executive compensation and governance matters, and how we responded to shareholder feedback.

Shareholder Feedback on Executive Compensation

Overall magnitude of CEO pay remains high

Our Board’s Response: For FY 2019, the Compensation Committee reduced our CEO’s total target LTI by $4.7 million, a 32% decrease in target LTI compared to FY 2018. This is in addition to the 30% decrease in reported CEO pay over the past five fiscal years.

The individual modifier in the annual cash incentive plan does not reflect a pay-for-performance philosophy

Our Board’s Response: For FY 2018, the Compensation Committee eliminated the individual modifier for executive officers, which includes our CEO, and reduced their annual cash incentive maximum payout to 200% of target. This enhances alignment of annual cash incentives with the Company’s financial results.

The weighting of relative TSR in the PSU program means that pay is not sufficiently aligned to performance

Our Board’s Response: For FY 2018, the Compensation Committee increased the weighting of Performance Stock Unit (“PSU”) awards (formerly called “TSR Unit” awards) to 50% (from 40%) of total target LTI for executive officers. Relative TSR (“rTSR”) is one of the metrics included in the calculation of PSU awards earned at the end of the measurement period. This further incentivizes long-term performance by tying executive compensation more closely to rTSR and cumulative adjusted EPS metrics.

For FY 2019, the Compensation Committee also increased the weighting of rTSR to 75% (from 25%) in the CEO’s PSU award (which is 50% of total target LTI). This further incentivizes long-term performance and ties our CEO’s compensation more closely to stock price performance.

4	- 2018 Proxy Statement

PROXY SUMMARY

Compensation plans should address compliance risk related to opioid distribution

Our Board’s Response: In May 2018, the Compensation Committee reinforced and codified its longstanding practice of considering the impact of regulatory, compliance and legal issues when making executive compensation decisions by incorporating this item into its annual governance checklist. (See pages 6-7 of this proxy statement for further discussion of the Company’s response to the opioid crisis.)

Shareholder Feedback on Board Composition

The Board and its committees should be regularly refreshed with directors of diverse backgrounds and skills

Our Board’s Response: On April 24, 2018, the Board elected Bradley E. Lerman as a new independent director. Mr. Lerman is Senior Vice President, General Counsel and Corporate Secretary of Medtronic plc and leads that company’s global legal, government affairs and ethics and compliance functions. His deep understanding of the healthcare industry and experience in the public and private sectors bring valuable insights to our Board. His election is a continued demonstration of the Board’s commitment to refreshment, with 50% of our independent directors joining our Board since 2014. Since 2002, women have held three of our Board seats (30% or more of our Board).

The Board also made a number of changes to the composition and leadership of our Board committees. As part of this refreshment, effective July 23, 2018, N. Anthony Coles, M.D. will assume the role of Compensation Committee Chair while Susan R. Salka and Mr. Lerman will join the committee as new members and M. Christine Jacobs will leave the committee. Our current Compensation Committee Chair Andy D. Bryant will not stand for reelection at the 2018 Annual Meeting. In addition, our newest Board member, Mr. Lerman, will assume the role of Governance Committee Chair and Donald R. Knauss will assume the role of Finance Committee Chair.

Shareholder Feedback on Governance Practices

Chairman of the Board and CEO positions should be split

Our Board’s Response: In 2017, the Board announced its decision to split the role of Chairman of the Board and CEO in the future, commencing with the Company’s next CEO. The Board believes that Mr. Hammergren currently remains the right person to serve as Chairman based on the needs of the Company and its shareholders, and that the Board’s Lead Independent Director provides strong management oversight and independent leadership. The Board continues its practice of evaluating at least annually whether its leadership structure remains in the best interest of the Company and its shareholders.

The Company should increase disclosure and institute policies regarding lobbying and political activity

Our Board’s Response: This year, we enhanced the Company’s policies to provide greater transparency and codify our practices related to lobbying activity, which you can view at http://www.mckesson.com/about-mckesson/public-affairs/political-engagement/. Beginning last year, the Company also voluntarily discloses corporate political contributions and trade associations to which payments exceed $50,000. The Company also prohibits trade organizations from using corporate dollars for political purposes.

Shareholder Feedback on the Opioid Epidemic

Better articulate Board oversight of opioid distribution and how it is preventing opioid diversion

Our Board’s Response: At McKesson, we are deeply concerned by the impact the opioid epidemic is having on families and communities across our nation. See pages 6-7 of this proxy statement for further discussion of the Company’s response to the opioid crisis, including an overview of our role in the pharmaceutical supply chain, information on our ongoing opioid anti-diversion platform, how we are fighting the epidemic, our role in public policy advocacy, and how the Board has taken action.

- 2018 Proxy Statement	5

McKesson Taking Action: The Opioid Epidemic

At McKesson, we are deeply concerned by the impact the opioid epidemic is having on families and communities across our nation. We deliver life-saving medicines to millions of Americans each day and take our role in helping protect the safety and integrity of the pharmaceutical supply chain very seriously. We take to heart that at the end of each and every item delivered – every pill bottle, every vial, every ointment – there is a patient in need. We know that it’s not just a package, it’s a patient.

Our Role in the Pharmaceutical Supply Chain

As a pharmaceutical distributor, we operate as one component within the pharmaceutical supply chain, which also includes drug manufacturers, regulatory bodies like the U.S. Drug Enforcement Administration (“DEA”) and state pharmacy boards, insurance companies, prescribing doctors and dispensing pharmacists.

McKesson is one part of the controlled substances supply chain

Manufacturers Manufacturers send FDA-approved medications to distributors like McKesson in bulk. McKesson safely stores the medication until it is delivered to pharmacies.

Distributors

Medications move from manufacturers to pharmacies with the help of distributors like McKesson. Pharmacies may order from multiple distributors. McKesson delivers medications as they are ordered by DEA-registered and state-licensed pharmacies, hospitals and more, often within hours.

	Pharmacy Pharmacy fills the patient’s prescription using the medications the pharmacist ordered from McKesson (or from another distributor).	Doctor Doctor writes a prescription for medication. Doctors are DEA- registered to prescribe controlled substances, including opioids. Patient goes to a pharmacy to receive their medication.	Patient Patient visits their doctor to address a health concern.

Our Ongoing Opioid Anti-Diversion Platform

We are committed to maintaining – and continuously enhancing – our Controlled Substances Monitoring Program (“CSMP”). This program helps detect and prevent opioid diversion within the pharmaceutical supply chain.

Our Company is guided by our ICARE shared principles, which include integrity and accountability, and takes compliance extremely seriously. We exclude commonly diverted and abused controlled substances from the incentive compensation structure for our sales team. We continually evaluate the program to keep up with changing diversion tactics and in recent years have taken significant action to strengthen our anti-diversion program including:

•	Increased staffing with an array of subject matter expertise, including approximately 240 years in cumulative DEA enforcement experience;
•	Strengthened our internal oversight and reporting structure;
•	Increased our internal review process;
•	Provide our employees with current and relevant training to improve their effectiveness;
•	Reinforced our Pharmacy Customer Due Diligence process;
•	Implemented an advanced customer threshold methodology to identify suspicious orders; and
•	Enhanced our data & analytics with advanced technologies to closely monitor our pharmacy customers.

How We’re Fighting the Epidemic

In March 2018, we announced a series of new initiatives to help fight the opioid epidemic. These additional programs are part of our Company’s ongoing mission — delivering better care for patients. We believe our investment and continued actions can have a positive impact, particularly when done in partnership with others in the healthcare industry, as well as with government policymakers, administrators and regulators.

6	- 2018 Proxy Statement

Creation of a New Foundation

We contributed $100 million to a newly-formed foundation, which is expected to focus on education for patients, caregivers and providers, addressing key policy issues, and increasing access to life-saving treatments, such as opioid overdose reversal medications. The foundation’s work will be overseen by a board comprised of a majority of outside directors, including healthcare and subject matter experts.

Company-led Initiatives

With deep expertise in pharmaceutical distribution, analytics and information technology, we are committed to using our industry knowhow with the following initiatives to help address some of the multitude of issues contributing to the opioid epidemic. The Company will develop and make available an annual report that examines the progress of these Company initiatives with the purpose of sharing learnings and insights with the public.

•

Expedite development of a national prescription safety-alert system for pharmacists and, ultimately, prescribers, to flag potential signs of abuse or misuse, and indicate when additional patient information may be needed before dispensing opioids

•	Facilitate e-prescribing by stopping sales of opioids during 2019 to customers who cannot accept prescriptions electronically
•	Support limited-dose opioid packaging with manufacturers to promote smaller doses and reduce potential for unused product
•	Fast-track distribution of new, non-opioid pain medications
•	Provide complimentary pharmacist training, developed by third-party experts, on opioid overdose reversal medications

Our Active Role in Public Policy Recommendations & Advocacy

We believe that we can play a role in identifying and advocating for a variety of creative options, outside the confines of our role as a pharmaceutical distributor, to help solve the opioid abuse public health crisis. Three years ago, our Chairman & CEO directed the creation of an internal task force of experts to look at holistic ways to combat the problem. The task force has since released two white papers recommending public policy solutions to address the opioid epidemic across the healthcare ecosystem. McKesson has held hundreds of meetings with government policymakers, administrators and regulators to advocate for public policies that align with the following recommendations to help tackle the opioid epidemic:

How Our Board Has Taken Action

At McKesson, the way we do business is just as important as the business itself. Our Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability, and takes its role in risk oversight seriously, including on matters related to controlled substances. Distributing controlled substances represents a small share of our overall business. The two schedules of controlled substances that include the most commonly abused prescription opioids constitute approximately 3-4% of McKesson’s total revenue. However, our Board is committed to strengthening its oversight processes as we help the country combat this crisis.

This year, in response to a shareholder request, a Special Review Committee (the “SRC”) of the Board investigated senior management’s and the Board’s oversight of compliance with the Company’s legal and regulatory obligations relating to the distribution of opioids that occurred between 2008 and 2015. The SRC was composed of three independent directors and assisted by an independent law firm. The SRC’s extensive investigation found that both senior management and the Board acted in good faith on these issues. The Board adopted the SRC’s recommendations to further strengthen our current compliance framework and ongoing oversight:

•	The Board will continue actively monitoring the pending litigation and investigations related to opioid distribution through regular updates, which is a standing item on the Board’s agenda.
•

The Board will continue its review of the Company’s anti-diversion program, including reports from internal and external experts, and receive updates on the Company’s ongoing efforts to help mitigate and address the opioid epidemic.

•

Executive management and the General Counsel will conduct an annual assessment of the Company’s regulatory and compliance programs and report to the Board on whether there are any potential areas for improvement.

•	The Board will continue to receive annual reports regarding the Company’s compliance with laws regulating controlled substances.

In May 2018, the Compensation Committee reinforced and codified its longstanding practice of considering the impact of regulatory, compliance and legal issues when making executive compensation decisions by incorporating this item into its annual governance checklist.

For additional information on the SRC’s extensive investigation and on the Company’s response to the opioid epidemic please visit www.mckesson.com/fightingopioidabuse. Our Board is committed to building on the significant steps we have taken to enhance our CSMP and Board oversight. Each of our employees, officers and directors is dedicated to our ICARE shared principles and ensuring McKesson helps contribute to combating the opioid crisis.

- 2018 Proxy Statement	7

PROPOSALS TO BE VOTED ON

ITEM 1.	Election of Directors

There are eight nominees for election to the Board of Directors of the Company. The directors elected at the Annual Meeting will hold office until the 2019 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignation, removal or death.

All nominees are current directors. N. Anthony Coles, M.D., John H. Hammergren, M. Christine Jacobs, Donald R. Knauss, Marie L. Knowles, Edward A. Mueller and Susan R. Salka were elected to the Board at the 2017 Annual Meeting of Stockholders. Bradley E. Lerman was elected to the Board effective April 24, 2018.

For purposes of the upcoming Annual Meeting, the Governance Committee has recommended the reelection of each nominee as a director. Each nominee has informed the Board that he or she is willing to serve as a director. If any nominee should decline or become unable or unavailable to serve as a director for any reason, your proxy authorizes the persons named in the proxy to vote for a replacement nominee, or the Board may reduce its size.

The following is a brief description of the age, principal occupation, position and business experience, including other public company directorships, for at least the past five years and major affiliations of each of the nominees. Each director’s biographical information includes a description of the director’s experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board at this time.

Nominees

Your Board recommends a vote “FOR” each Nominee.

Independent Director Current Committees: • Finance Committee, Chair • Compensation Committee

N. Anthony Coles, M.D.

Chairman and Chief Executive Officer, Yumanity Therapeutics, LLC

Biography: Dr. Coles, age 58, has served as Chairman and Chief Executive Officer of Yumanity Therapeutics, LLC, a company focused on transforming drug discovery for neurodegenerative diseases, since October 2014. From October 2013 to October 2014, Dr. Coles served as Chairman and CEO of TRATE Enterprises LLC, a privately held company. Dr. Coles served as President, Chief Executive Officer and Chairman of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from 2012 until 2013, having served as its President, Chief Executive Officer and a member of its board of directors from 2008 until 2012. Prior to joining Onyx Pharmaceuticals, Inc. in 2008, he was President, Chief Executive Officer and a member of the board of directors of NPS Pharmaceuticals, Inc., a public biopharmaceutical company. Before joining NPS Pharmaceuticals, Inc. in 2005, he served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company and Vertex Pharmaceuticals Incorporated. Dr. Coles currently serves as a director of Regeneron Pharmaceuticals, Inc. In addition to having previously served as a director of Onyx Pharmaceuticals, Inc. and NPS Pharmaceuticals, Inc., he was formerly a director of Laboratory Corporation of America Holdings, Campus Crest Communities, Inc. and CRISPR Therapeutics. Dr. Coles has been a director of the Company since April 2014.

Skills & Qualifications: In light of his former and current chairman and chief executive positions, Dr. Coles brings to the Board executive and board leadership experience, as well as business management and strategic planning experience, in the healthcare industry. He also brings an innovative mindset. We believe Dr. Coles’ diverse perspective as a physician serves the Board well as it provides oversight with respect to various aspects of the Company’s businesses.

New Committee Assignments, Effective July 2018:

•  Compensation Committee, Chair

•  Finance Committee

8	- 2018 Proxy Statement

ITEM 1. ELECTION OF DIRECTORS

Chairman of the Board

John H. Hammergren

Chairman of the Board, President and Chief Executive Officer, McKesson Corporation

Biography: Mr. Hammergren, age 59, has served as Chairman of the Board since July 2002, and President and Chief Executive Officer of the Company since April 2001. Mr. Hammergren joined the Company in 1996 and held a number of management positions before becoming President and Chief Executive Officer. Mr. Hammergren is the Chairman of the Supervisory Board of McKesson Europe, formerly known as Celesio AG. Additionally, he is currently a member of the Business Council, the Business Roundtable and the Healthcare Leadership Council, as well as the Board of Trustees for the Center for Strategic & International Studies. He has been a director of the Company since July 1999.

Skills & Qualifications: Mr. Hammergren brings more than 30 years of business and healthcare experience to the Board, including service on other public company boards. Under Mr. Hammergren’s leadership, McKesson has become a leading provider of healthcare services and information technology solutions, increased revenues more than $165 billion, expanded into global markets, and provided shareholders with a significant return on investment. The Board benefits from Mr. Hammergren’s extensive knowledge of the Company, including his deep understanding of its customer base, competition, management team, workforce, challenges and opportunities. His involvement with the Healthcare Leadership Council, the Business Council and the Business Roundtable allows him to bring the Board new insights and perspectives on the changing healthcare industry, the nation’s economic and regulatory climate, and relevant public policy issues.

Independent Director Current Committees: • Compensation Committee • Governance Committee

M. Christine Jacobs

Chairman of the Board, President and Chief Executive Officer, Theragenics Corporation (Retired)

Biography: Ms. Jacobs, age 67, retired from Theragenics Corporation, a manufacturer of prostate cancer treatment devices and surgical products, in 2013, having served as its Chairman, President and Chief Executive Officer. She held the position of Chairman from 2007 to 2013, and previously from 1998 to 2005. She was Co-Chairman of the Board from 1997 to 1998 and was elected President in 1992 and Chief Executive Officer in 1993. Ms. Jacobs has been a director of the Company since January 1999.

Skills & Qualifications: Having led a public company within the healthcare industry for over 20 years, Ms. Jacobs brings to our Board significant relevant industry experience and a keen understanding of and strong insight into issues, challenges and opportunities facing the Company, including those related to legislative healthcare initiatives. As Chairman and Chief Executive Officer of Theragenics Corporation, she was at the forefront of her company in regard to the evolving corporate governance environment, which enables her to provide ongoing valuable contributions as a member of the Governance Committee of our Board. Ms. Jacobs served as Co-Chair of the Securities and Exchange Commission (“SEC”) Advisory Committee on Small and Emerging Companies from September 2011 to September 2015, which reflects her leadership and public company experience, including capital formation experience.

New Committee Assignments, Effective July 2018:

•  Audit Committee

•  Governance Committee

- 2018 Proxy Statement	9

ITEM 1. ELECTION OF DIRECTORS

Independent Director Current Committees: • Governance Committee, Chair • Audit Committee

Donald R. Knauss

Executive Chairman of the Board, The Clorox Company (Retired)

Biography: Mr. Knauss, age 67, retired from The Clorox Company in 2015, having served as Executive Chairman of the Board from November 2014 until July 2015 and Chairman and Chief Executive Officer from October 2006 until November 2014. He was Executive Vice President of The Coca-Cola Company and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He currently serves as a director of the Kellogg Company and Target Corporation. Mr. Knauss also serves as the Chairman of the Board of Trustees for the University of San Diego and is a member of the Economic Advisory Council of the San Francisco Federal Reserve Board. He was formerly a director of URS Corporation. Mr. Knauss has been a director of the Company since October 2014.

Skills & Qualifications: Mr. Knauss has gained substantial board leadership skills through his chairmanship role at The Clorox Company. He also brings substantial executive experience, including in the roles of Chief Executive Officer, President and Chief Operating Officer, through which he has developed valuable operational insights and strategic and long-term planning capabilities. In addition, Mr. Knauss possesses extensive international business management experience, which provides him with valuable insights into global business strategy. He also possesses extensive retail expertise, which includes experience in the retail pharmacy area. Mr. Knauss also has significant other public company board experience. Having worked outside of the healthcare industry, Mr. Knauss enhances the diverse perspectives on the Board.

New Committee Assignments, Effective July 2018:

•  Finance Committee, Chair

•  Audit Committee

Independent Director Current Committees: • Audit Committee, Chair • Finance Committee

Marie L. Knowles

Executive Vice President and Chief Financial Officer, Atlantic Richfield Company (Retired)

Biography: Ms. Knowles, age 71, retired from Atlantic Richfield Company in 2000 and was Executive Vice President and Chief Financial Officer from 1996 until 2000. She joined Atlantic Richfield Company in 1972 and held a number financial and operating management positions including President of ARCO Transportation Company from 1993 to 1996. Ms. Knowles is also the Chair of the Independent Trustees Fidelity Fixed Income and Asset Allocation Funds. Ms. Knowles was formerly a director of America West Holdings Corporation, Atlantic Richfield Company, Phelps Dodge Corporation and URS Corporation. She has been a director of the Company since March 2002.

Skills & Qualifications: Ms. Knowles brings to the Board extensive financial experience gained through her career at Atlantic Richfield Company, including her tenure as Chief Financial Officer. This experience makes her well qualified to serve as Chair of the Company’s Audit Committee and as the audit committee financial expert. This experience also enables Ms. Knowles to provide critical insight into, among other things, the Company’s financial statements, accounting principles and practices, internal control over financial reporting, and risk management processes. Ms. Knowles was named a 2013 Outstanding Director by the San Francisco Business Times and the Silicon Valley Business Journal.

New Committee Assignments, Effective July 2018:

•  Audit Committee, Chair

•  Finance Committee

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ITEM 1. ELECTION OF DIRECTORS

Independent Director New in 2018

Bradley E. Lerman

Senior Vice President, General Counsel and Corporate Secretary,

Medtronic plc

Biography: Mr. Lerman, age 61, was named Senior Vice President, General Counsel and Corporate Secretary of Medtronic plc in May of 2014 and serves as a member of its executive committee. In this role, he leads the company’s global legal, government affairs and ethics and compliance functions. Prior to Medtronic plc, Mr. Lerman served as Executive Vice President, General Counsel and Corporate Secretary for the Federal National Mortgage Association (“Fannie Mae”). Previous to Fannie Mae, he served as Senior Vice President, Associate General Counsel and Chief Litigation Counsel for Pfizer. Mr. Lerman also served as a litigation partner at Winston & Strawn LLP in Chicago and as an Assistant U.S. Attorney in the Northern District of Illinois. Mr. Lerman has been a director of the Company since April 2018.

Skills & Qualifications: Mr. Lerman brings to our Board significant legal and regulatory expertise gained from years of large law firm practice and in-house experience, as well as major governmental positions with law enforcement responsibilities. His legal experience and seasoned judgment are instrumental in helping the Board navigate legal challenges. Mr. Lerman’s deep understanding of the healthcare industry and experience linking compliance and legal considerations with corporate strategy also bring valuable insights to our Board.

New Committee Assignments, Effective July 2018:

•  Governance Committee, Chair

•  Compensation Committee

Independent Director Current Committees: • Compensation Committee • Governance Committee

Edward A. Mueller

Chairman of the Board and Chief Executive Officer, Qwest Communications International Inc. (Retired)

Biography: Mr. Mueller, age 71, retired as Chairman and Chief Executive Officer of Qwest Communications International Inc., a provider of voice, data and video services, in April 2011. He held the position of Chairman and Chief Executive Officer of Qwest Communications International Inc. from August 2007 to April 2011. From January 2003 until July 2006, he served as Chief Executive Officer of Williams-Sonoma, Inc., a provider of specialty products for cooking. Prior to joining Williams-Sonoma, Inc., Mr. Mueller served as President and Chief Executive Officer of Ameritech Corporation, a subsidiary of SBC Communications, Inc., from 2000 to 2002. He was formerly a director of The Clorox Company, CenturyLink, Inc., Williams-Sonoma, Inc. and VeriSign, Inc. Mr. Mueller has been a director of the Company since April 2008 and was elected to the role of Lead Independent Director in July 2013. He was re-elected to an additional two-year term as Lead Independent Director effective July 2017.

Skills & Qualifications: Mr. Mueller brings to the Board chief executive leadership and business management experience, as well as a strong business acumen and strategic planning expertise. Having worked outside the healthcare industry, he also adds to the mix of experiences and perspectives on our Board that promote a robust, deliberative and decision-making process. While Chairman of the Board of Qwest Communications, Mr. Mueller had a leadership role in corporate governance, which enables him to provide valuable contributions as a member of the Governance Committee of our Board. He also has public company board experience with audit committee service.

New Committee Assignments, Effective July 2018:

•  Compensation Committee

•  Governance Committee

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ITEM 1. ELECTION OF DIRECTORS

Independent Director Current Committees: • Audit Committee • Governance Committee

Susan R. Salka

Chief Executive Officer and President, AMN Healthcare Services, Inc.

Biography: Ms. Salka, age 53, has served as Chief Executive Officer and President of AMN Healthcare Services, Inc., the leader in providing healthcare workforce solutions and staffing services to healthcare facilities across the nation, since 2005, and a director of the company since 2003. She has served in several other executive roles since joining AMN Healthcare Services, Inc. in 1990, including Chief Operating Officer, Chief Financial Officer and Senior Vice President of Business Development. She was formerly a director of Beckman Coulter Inc. and Playtex Products. Ms. Salka has been a director of the Company since October 2014.

Skills & Qualifications: With over 30 years of experience in the healthcare services industry, Ms. Salka brings to the Board a deep understanding of emerging trends in healthcare services. This industry experience gives her insight into important aspects of the Company’s businesses, including opportunities potentially available to those businesses. She has also served in a number of executive leadership positions, including as a Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, which have provided her with business management, operational, financial and long-range planning experience. Ms. Salka also brings valuable experience acquired through significant public company board service.

New Committee Assignments, Effective July 2018:

•  Compensation Committee

•  Governance Committee

The Board, Committees and Meetings

The Board of Directors is the Company’s governing body with responsibility for oversight, counseling and direction of the Company’s management to serve the long-term interests of the Company and its shareholders. The Board’s goal is to build long-term value for the Company’s shareholders and to ensure the vitality of the Company for its customers, employees and other individuals and organizations that depend on the Company. To achieve its goal, the Board monitors both the performance of the Company and the performance of the Chief Executive Officer (“CEO”). The Board consisted of eight members at the end of fiscal year ended March 31, 2018 (“FY 2018”), all of whom were independent with the exception of John H. Hammergren, the Chairman of the Board (“Chairman”). Mr. Bryant will not stand for reelection at the 2018 Annual Meeting. With the election of Mr. Lerman effective April 2018, the Board currently consists of nine members, all of whom are independent with the exception of the Chairman.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance Committee. Each of these committees is governed by a written charter approved by the Board in compliance with the applicable requirements of the SEC and the New York Stock Exchange (“NYSE”) listing requirements (collectively, the “Applicable Rules”). The charter of each committee requires an annual review by that committee. Each member of our standing committees is independent, as determined by the Board, under the NYSE listing standards and the Company’s director independence standards. In addition, each member of the Audit Committee and Compensation Committee meets the additional, heightened independence criteria applicable to such committee members under the Applicable Rules. The members of each standing committee are appointed by the Board each year for a term of one year or until their successors are elected and qualified or their earlier resignation.

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ITEM 1. ELECTION OF DIRECTORS

Board and Meeting Attendance

The Board met seven times during FY 2018. Each director attended at least 75% of the aggregate number of meetings of the Board and of all the standing and other committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with senior management, independent accountants, advisors and consultants and others on matters affecting the Company. Directors are also expected to attend the upcoming Annual Meeting. All then directors attended the 2017 Annual Meeting of Stockholders. The membership of each standing committee in FY 2018 and the number of meetings held during FY 2018 are identified in the table below.

Director	Audit	Compensation	Finance	Governance
Andy D. Bryant		Chair	✓
N. Anthony Coles, M.D.		✓	Chair
John H. Hammergren
M. Christine Jacobs		✓		✓
Donald R. Knauss	✓			Chair
Marie L. Knowles	Chair		✓
Edward A. Mueller		✓		✓
Susan R. Salka	✓			✓
Number of meetings held during FY 2018	7	9	4	4

In addition, the Board has, on occasion, established committees to deal with particular matters the Board believes appropriate to be addressed in that manner. For example, the Board formed a Special Review Committee (the “SRC”), comprised of three independent directors and assisted by independent counsel. The scope of the SRC’s investigation focused on senior management’s and the Board’s oversight of compliance with the Company’s legal and regulatory obligations relating to the distribution of opioids that occurred between 2008 and 2015. For more information on the SRC’s findings, please see pages 6-7 of this proxy statement.

Committee Responsibilities and Other Information

Committee Responsibilities

Audit Committee

The Audit Committee is responsible for, among other things, reviewing with management the annual audited financial statements filed in the Annual Report on Form 10-K, including any major issues regarding accounting principles and practices, as well as the adequacy and effectiveness of internal control over financial reporting that could significantly affect the Company’s financial statements. Along with other responsibilities, the Audit Committee reviews with management and the independent registered public accounting firm (the “independent accountants”) the interim financial statements prior to the filing of the Company’s quarterly reports on Form 10-Q. In addition to appointing the independent accountants, monitoring their independence, evaluating their performance and approving their fees, the Audit Committee has responsibility for reviewing and accepting the annual audit plan, including the scope of the audit activities of the independent accountants. The Audit Committee at least annually reassesses the adequacy of its charter and recommends to the Board any proposed changes, and periodically reviews major changes to the Company’s accounting principles and practices. The committee also reviews the appointment, performance and replacement of the senior internal audit department executive and assists the Board with respect to its oversight of the Company’s policies and procedures regarding compliance with applicable laws and regulations.

Certain matters are reviewed and discussed with the full Board. For example, the Board actively monitors the pending litigation and investigations related to opioid distribution as well as the Company’s Controlled Substance Monitoring Program. In addition, the full Board discusses the implementation and effectiveness of the Company’s compliance and ethics program.

Additionally, the committee performs such other activities and considers such other matters as the Audit Committee or the Board deems necessary or appropriate. For example, the committee, and at times the Board as a whole, reviews the Company’s cybersecurity risk mitigation initiatives and related policies and procedures.

The composition of the Audit Committee, the attributes of its members, including the requirement that each be “financially literate” and have other requisite experience, and the responsibilities of the committee, as reflected in its charter, are in accordance with the Applicable Rules for corporate audit committees.

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ITEM 1. ELECTION OF DIRECTORS

Audit Committee Financial Expert

The Board has designated Ms. Knowles as the Audit Committee’s financial expert and has determined that she meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, and that she is “independent” as defined for audit committee members in the listing standards of the NYSE and applicable SEC requirements, and in accordance with the Company’s director independence standards.

Compensation Committee

The Compensation Committee has responsibility for, among other things, reviewing all matters relating to executive officer compensation. Along with its other responsibilities, the Compensation Committee, with respect to executive officers, annually reviews and determines the salary paid, the grants of cash-based incentives and equity compensation, the entering into or amendment or extension of any employment contract or similar arrangement, the severance or change in control arrangements, the material perquisites provided, and any other executive officer compensation matter that may arise from time to time as directed by the Board.

The Compensation Committee periodically reviews and makes recommendations to the Board with respect to adoption of, or amendments to, all equity-based incentive compensation plans for employees, and cash-based incentive plans for executive officers, including an evaluation of whether the relationship between the incentives associated with these plans and the level of risk-taking by executive officers in response to such incentives is reasonably likely to have a material adverse effect on the Company. Subject to certain limitations, the Compensation Committee approves the grant of stock, stock options, stock purchase rights or other equity grants to employees eligible for such grants. Annually, the Compensation Committee reviews its charter and recommends to the Board any changes it determines are appropriate. It participates with management in the preparation of the Compensation Discussion and Analysis for the Company’s proxy statement. The committee also performs such other activities required by applicable law, rules or regulations and, consistent with its charter, as the Compensation Committee or the Board deems necessary or appropriate.

The Compensation Committee determines the structure and amount of all executive officer compensation, including awards of equity, after considering the initial recommendation of management and in consultation with the Compensation Committee’s independent compensation consultant. The Compensation Committee may delegate to the CEO the authority to grant awards to employees other than directors or executive officers, provided that such grants are within the limits established by the Delaware General Corporation Law and by resolution of the Board.

In accordance with its charter, the Compensation Committee annually evaluates the qualifications, performance and independence of its advisors. The Compensation Committee has the sole authority and right, when it deems necessary or appropriate, to retain, obtain the advice of and terminate compensation consultants, independent legal counsel or other advisors of its choosing. The committee has the sole authority to approve the fee arrangement and other retention terms of such advisors, and the Company must provide for appropriate funding. In this regard, the Compensation Committee is directly responsible for the appointment, fee arrangement and oversight of the work of any compensation consultant, independent legal counsel or other advisor retained.

During FY 2018, the Compensation Committee engaged an independent compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), and independent legal counsel, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”). In addition to advising the Compensation Committee on executive compensation matters, Semler Brossy also provided independent consulting services to the Governance Committee in the area of director compensation. Additional information on the Compensation Committee’s process and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis.

Finance Committee

The Finance Committee has responsibility for, among other things, reviewing the Company’s dividend policy at least annually, reviewing the adequacy of the Company’s insurance programs at least annually and reviewing with management the long-range financial policies of the Company. Annually, the Finance Committee reviews its charter and recommends to the Board any changes it determines are appropriate. Along with other responsibilities, the Finance Committee provides advice and counsel to management on the financial aspects of significant acquisitions and divestitures, major capital commitments, proposed financings and other significant transactions of a financial nature. The committee also makes recommendations concerning significant changes in the capital structure of the Company, reviews tax policy utilized by management, reviews the funding status and investment policies of the Company’s tax-qualified retirement plans, and reviews and (when authorized by the Board) approves the principal terms and conditions of securities that may be issued by the Company.

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ITEM 1. ELECTION OF DIRECTORS

Governance Committee

The Governance Committee has responsibility for, among other things, annually reviewing the size and composition of the Board and recommending measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity, recommending the slate of nominees to be proposed for election at the annual meeting of stockholders, recommending qualified candidates to fill Board vacancies, and reviewing, in consultation with the Lead Independent Director, the composition of the standing committees of the Board and recommending any changes to the Board. The Governance Committee annually reviews its charter and recommends to the Board any changes it determines are appropriate. Along with other responsibilities, the Governance Committee evaluates the Board’s overall performance, develops and administers the Company’s related party transactions policy, monitors emerging corporate governance trends, and oversees and evaluates the Company’s corporate governance policies and programs. The committee annually reviews non-employee director compensation, including equity awards to directors, and advises the Board on these matters.

Director Qualifications, Nomination and Diversity

To fulfill its responsibility to recruit and recommend to the Board nominees for election as directors, the Governance Committee considers all qualified candidates who may be identified by any one of the following sources: current or former Board members, a professional search firm, Company executives or shareholders.

Shareholders who wish to make a recommendation or propose a director candidate for consideration by the Governance Committee may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the Corporate Secretary’s Office at One Post Street, 33rd Floor, San Francisco, California 94104. All recommendations or nominations received by the Corporate Secretary will be presented to the Governance Committee for its consideration. The Governance Committee and the Company’s CEO will consider those candidates who meet the criteria described below, and the Governance Committee will recommend to the Board nominees who best suit the Board’s needs. In order for a shareholder to make a nomination of a director candidate for election at an upcoming annual meeting of stockholders, in accordance with the Advance Notice By-Law provisions, the nomination must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders. Shareholders may also request that director nominees be included in the Company’s proxy materials in accordance with the proxy access provision in the By-Laws. Such requests must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the immediately preceding annual meeting of stockholders. Each shareholder making a nomination would be required to provide certain information, representations and undertakings as outlined in the By-Laws.

In evaluating candidates for the Board, the Governance Committee reviews each candidate’s independence, skills, experience and expertise, against the criteria adopted by the Board. Members of the Board should have the highest professional and personal ethics, integrity and values, and represent diverse backgrounds and experiences, consistent with the Company’s values. They should have broad experience at the policy-making level in business, technology, healthcare or public interest, or have achieved prominence in a relevant field. The Governance Committee will consider whether the candidate’s background and experience demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make, and whether the nominees’ skills are complementary to the existing Board members’ skills. Board members must take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and other stakeholders. In addition, Board members must be able to devote sufficient time and energy to the performance of his or her duties as a director, and must be open to hearing different perspectives.

Mr. Lerman has been nominated to stand for election by the shareholders for the first time. He was initially identified as a potential director candidate by a professional search firm. The search firm gathered biographical information on Mr. Lerman and vetted his qualifications, experience and skills, as well as those of other potential director candidates, after which Mr. Lerman was brought to the attention of Governance Committee members and Mr. Hammergren as Chairman. At its meeting in January 2018, the Governance Committee considered biographical and background information on Mr. Lerman and evaluated his experience, qualifications and skills, as well as those of other potential director candidates. Several members of the Board interviewed Mr. Lerman. Other potential director candidates were also interviewed. At its April 2018 meeting, the Governance Committee, after further considering and evaluating Mr. Lerman’s candidacy and after assessing his independence, nominated Mr. Lerman for election as a director. In April 2018, the Board elected Mr. Lerman as a director effective as of April 24, 2018. In May 2018, the Governance Committee recommended for nomination, and the Board nominated, Mr. Lerman along with the other seven nominees to stand for election by the shareholders.

The Governance Committee has responsibility under its charter to review annually with the Board the size and composition of the Board with the objective of achieving the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. Although the Board does not maintain a formal policy regarding diversity, the Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives,

- 2018 Proxy Statement	15

ITEM 1. ELECTION OF DIRECTORS

personal qualities and attributes, and geographic profiles (i.e., where the individuals have lived and worked), as well as race, ethnicity, gender, national origin and other categories. A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Nominees” above. Our Governance Committee and the Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberation and decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our Board. The Governance Committee annually reviews the level and form of the Company’s director compensation and, if it deems appropriate, recommends to the Board changes in director compensation. In reviewing our non-employee director compensation program, the committee is guided by these principles:

•

Compensation should pay directors at competitive levels for the work required in a company of our size and scope, differentiating among directors where appropriate to reflect different levels of responsibilities;

•	A significant portion of compensation should be in the form of stock, to align the directors’ interests with our shareholders; and

•	The structure of the program should be simple and transparent.

The compensation for each non-employee director of the Company includes an annual cash retainer, an annual restricted stock unit (“RSU”) award and meeting fees. The Lead Independent Director and chairs of the standing committees receive an additional annual cash retainer, and the Lead Independent Director receives an additional annual grant of RSUs. Detail on the value of the annual retainer and RSU awards is provided below. With regard to the Board and standing committees, non-employee directors receive a $1,500 per-meeting fee, except that the fee is $2,000 for Audit Committee meetings. With regard to meetings other than standing committee meetings, the Governance Committee determines on a case-by-case basis whether meeting fees are appropriate for non-employee directors. Non-employee directors are paid their reasonable expenses for attending Board and committee meetings. Directors who are employees of the Company or its subsidiaries do not receive any compensation for service on the Board.

Cash Compensation

Each non-employee director receives an annual retainer, and the Lead Independent Director and chairs of the standing committees receive an additional annual retainer. These amounts, and information on meeting fees, are set forth in the table below. Directors may elect in advance of a calendar year to defer up to 100% of their annual retainer (including any standing committee chair or Lead Independent Director retainer) and meeting fees into the Company’s Deferred Compensation Administration Plan III (“DCAP III”). The minimum deferral period for any amounts deferred is five years; however, notwithstanding the director’s deferral election, if a director ceases to be a director of the Company for any reason other than disability, retirement or death, the account balance will be paid in a lump sum in the first January or July which is at least six months following and in the year after the director’s separation from service. In the event of disability, retirement or death, the account balance will be paid in accordance with the director’s deferral election. To be eligible for retirement, a director must have served on the Board for at least six consecutive years prior to the director’s separation. The Compensation Committee approves the rate at which interest or earnings are credited each year to amounts deferred into DCAP III. A director may elect to have all or part of his or her DCAP III account credited with earnings (or losses) based on the director’s choice of a hypothetical investment in certain funds, other than the McKesson stock fund, available under the Company’s tax-qualified 401(k) plan. To the extent no such hypothetical investment selection is made by the director, interest is credited at an interest rate determined by the committee, which for calendar year 2018 is 120% of the long-term applicable federal rate published for December 2017 by the Internal Revenue Service (“IRS”).

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ITEM 1. ELECTION OF DIRECTORS

The following table summarizes the cash compensation provided to non-employee directors:

Non-Employee Director Cash Compensation	Total ($)
Annual cash retainer	80,000
Additional retainer for Lead Independent Director	25,000
Additional retainer for Chair of the Audit Committee	20,000
Additional retainer for Chair of the Compensation Committee	20,000
Additional retainer for Chair of all other standing committees	10,000
Meeting fee for each Audit Committee meeting attended	2,000
Meeting fee for each Board, committee or other meeting attended	1,500

Equity Compensation

Non-employee directors receive an automatic annual grant of RSUs with an approximate grant date value of $180,000. The actual number of RSUs granted is determined by dividing $180,000 by the closing price of the Company’s common stock on the grant date (with any fractional unit rounded up to the nearest whole unit); provided, however, that the number of units granted in any annual grant will in no event exceed 5,000, in accordance with our 2013 Stock Plan. In addition to the $25,000 annual cash retainer for the Lead Independent Director (as shown in the above table), the Lead Independent Director receives an annual grant of RSUs with an approximate grant date value of $25,000.

The RSUs granted to non-employee directors are vested upon grant. If a director meets the director stock ownership guidelines (currently $480,000, six times the annual cash retainer), then the director will, on the grant date, receive the shares underlying the RSUs, unless the director elects to defer receipt of the shares. The determination of whether a director meets the director stock ownership guidelines is made as of the last day of the deferral election period preceding the applicable RSU award. If a non-employee director has not met the stock ownership guidelines as of the last day of such deferral election period, then issuance of the shares underlying the RSUs will automatically be deferred until the director’s separation from service.

Recipients of RSUs are entitled to dividend equivalents at the same dividend rate applicable to the Company’s common shareholders, which is determined by our Board and currently is $0.34 per share each quarter. For our directors, dividend equivalents on RSUs are credited quarterly to an interest-bearing cash account and are not distributed until the shares underlying the RSUs are issued to the director. Interest accrues on directors’ credited dividend equivalents at the rate set by the Compensation Committee under the terms of our 2013 Stock Plan, which is currently 120% of the long-term applicable federal rate published for December 2017 by the IRS.

All Other Compensation and Benefits

Non-employee directors are eligible to participate in the McKesson Foundation’s Executive Request Program and Matching Gifts Program. Under the Executive Request Program, our non-employee directors may request that the foundation make donations to qualifying public charitable organizations. Under the Matching Gifts Program, our non-employee directors’ own gifts to schools, educational associations or funds and other public charitable organizations are eligible for a match by the foundation of up to $5,000 per director for each fiscal year.

- 2018 Proxy Statement	17

ITEM 1. ELECTION OF DIRECTORS

2018 Director Compensation Table

The following table sets forth information concerning the compensation paid to or earned by each non-employee director for the fiscal year ended March 31, 2018 (“FY 2018”). Mr. Hammergren, our Chairman, President and CEO, is not included in this table as he is an employee of the Company and receives no compensation for his service as a director. The compensation paid to or earned by Mr. Hammergren as an officer of the Company is shown in the 2018 Summary Compensation Table. Mr. Lerman is not included in this table because he was not elected to the Board until after March 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		All Other Compensation ($)(4)	Total ($)
Andy D. Bryant	134,500	180,157		10,696	325,353
Wayne A. Budd	44,359	—		10,000	54,359
N. Anthony Coles, M.D.	144,000	180,157		5,000	329,157
M. Christine Jacobs	110,000	180,157		-0-	290,157
Donald R. Knauss	145,821	180,157		-0-	325,978
Marie L. Knowles	132,000	180,157		-0-	312,157
Edward A. Mueller	135,000	205,276	(3)	11,951	352,227
Susan R. Salka	137,500	180,157		49,742	367,399
(1)

Consists of the following, as applicable, whether paid or deferred: director annual cash retainer; standing committee meeting fees; other meeting fees; the annual standing committee chair and Lead Independent Director retainers. The Special Review Committee (the “SRC”) was formed to investigate senior management’s and the Board’s oversight of compliance with the Company’s legal and regulatory obligations relating to the distribution of opioids that occurred between 2008 and 2015. During FY 2018, the SRC met on 19 occasions and its members were paid $1,500 for each meeting.

(2)

Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation — Stock Compensation” (“ASC Topic 718”) disregarding any estimates of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Financial Note 8 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018 as filed with the SEC on May 24, 2018.

(3)	Represents both the regular annual grant of RSUs and the annual grant of RSUs for service as Lead Independent Director.

(4)

Represents (i) the amount of donations and matching charitable contributions provided by the McKesson Foundation as follows: Mr. Budd, $10,000; Dr. Coles, $5,000; and Ms. Salka, $30,000; and (ii) the value of air travel and other items or services provided to our directors and their spouses in connection with the annual Board of Directors planning sessions as follows: Mr. Bryant, $10,696; Mr. Mueller, $11,951; and Ms. Salka, $19,742. The value of perquisites provided to Mr. Budd, Dr. Coles, Ms. Jacobs, Mr. Knauss and Ms. Knowles did not meet the threshold value for disclosure in this proxy statement.

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ITEM 1. ELECTION OF DIRECTORS

Corporate Governance

McKesson is committed to, and for many years has adhered to, sound and effective corporate governance practices. Our Board diligently exercises its oversight responsibilities with respect to the Company’s business and affairs consistent with the highest principles of business ethics and corporate governance requirements of federal law, state law and the NYSE. We highlight these practices below.

Key Governance Attributes

Independent Board	All directors, with the exception of Mr. Hammergren, are independent, consistent with NYSE requirements and our Corporate Governance Guidelines.

Strong Role for Lead Independent Director (LID)	Initially established in 2013, the role of Lead Independent Director has a robust set of duties and authorities under our Corporate Governance Guidelines. Details of this role are provided below.

Commitment to Split CEO/Chair upon Next CEO Succession	Commencing with the next CEO, the Board will split the role of chairman and CEO, but continue to evaluate the Company’s leadership structure annually.

Leading on Board Diversity	One-half of McKesson’s 2018 director nominees are diverse. Since 2002, women have held 3 of our Board’s seats which represents more than one-third of our current nominees.

Significant Risk Oversight

The Board as a whole and its committees devote significant time and effort to understanding and reviewing enterprise risks. This includes oversight of our Company’s strategy and reputation as well as review of risks related to financial reporting, compensation practices, cybersecurity and opioid distribution.

Annual Director Performance Evaluation	The Lead Independent Director conducts the performance evaluation of all Board members.

Annual CEO Succession Review

The Board is responsible for approving and maintaining a succession plan for the CEO and other executive officers. The annual CEO succession review is overseen and facilitated by the Lead Independent Director and held in executive session of the full Board.

Shareholder Right to Call a Special Meeting

A By-Law amendment in 2013 established the right to call a special meeting of stockholders, for record holders who have held a net long position of at least 25% of the Company’s outstanding shares for at least 1 year.

Political Contributions and Lobbying Transparency

McKesson believes that transparency and accountability with respect to political expenditures and lobbying are important. This year, we enhanced the Company’s policies to provide greater transparency and codify our practices related to lobbying activity. Beginning last year, the Company also voluntarily discloses corporate political contributions and trade associations to which payments exceed $50,000. The Company also prohibits trade organizations from using corporate dollars for political purposes.

Proxy Access

A shareholder or shareholder group holding at least 3% of the Company’s stock for at least 3 years may include in McKesson’s proxy materials director candidates to fill up to 20% of available Board seats.

Global Code of Conduct

McKesson’s Code of Conduct, which describes fundamental principles, policies and procedures that shape our work and help our employees, officers and directors make ethical decisions, has been adapted and translated to apply throughout our global presence.

Corporate Governance Guidelines

McKesson’s Corporate Governance Guidelines address various governance matters, including access to management and independent advisors; annual Board performance evaluation executive session; and Board review of corporate social responsibility practices, including environmental sustainability.

Other Shareholder-Friendly Practices	• Eliminated “poison pill” • Eliminated supermajority voting requirements • Majority voting standard for uncontested director elections • Declassified Board

You can access our Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Committee Charters, Director Independence Standards and Code of Conduct on our website at www.mckesson.com under the caption “Investors — Corporate Governance.”

- 2018 Proxy Statement	19

ITEM 1. ELECTION OF DIRECTORS

Corporate Social Responsibility

Our approach to corporate social responsibility is rooted in our commitment to better health – for our employees, our communities and beyond. We create better health for patients, and we mirror that commitment by advancing the health of our employees, our communities and the planet we all share.

McKesson’s Focus on Human Capital

We are committed to developing and investing in our most important asset – our people. We know that the well-being of our employees is an essential component of a healthy company, and we continually strive to promote a culture in which all employees feel supported and valued. Our culture is grounded in our shared ICARE (integrity, customer-first, accountability, respect and excellence) and ILEAD (inspire, leverage, execute, advance and develop) principles. These values guide all that we do, and help advance our company across every dimension, creating maximum value for our customers and making McKesson a great place to work.

We seek opportunities to create excitement among our employees about their careers. We invest heavily in employee growth and development through rewarding job assignments, one-on-one development with managers and opportunities for continued learning.

FY 2018 Education & Development Highlights

•	McKesson’s educational assistance program provided $3.13 million to employees pursuing higher education;

•	McKesson employees in the U.S. and Canada completed 211,458 hours of management, professional development, technical and other employee training;

•	Our Medical-Surgical business created a three-year strategic plan focused on developing leaders within McKesson rather than relying on external talent; and

•	McKesson expanded its investment in developing rising C-suite talent, focusing on assessment, coaching and experience management.

McKesson’s Commitment to Diversity and Equal Pay

Because we believe that our people drive our Company’s success, McKesson takes very seriously its commitment to the principles of equal opportunity, pay equity, diversity and inclusion. As we focus on delivering better health in a transformative healthcare landscape, we know it will take the best and brightest to keep us ahead of the curve. Our diversity and inclusion strategy is about building a strong pipeline of future leaders, whose diverse backgrounds and view-points infuse innovation, agility and creativity into our mission of delivering better health for the future. Our Board of Directors and management team have a long track record of advancing these important principles throughout the organization, which includes the creation of a diversity and inclusion organization (“D&I Organization”) more than ten years ago, followed shortly thereafter by the appointment of our first Chief Diversity Officer.

Our Board of Directors routinely receives reports from management on McKesson’s diversity and inclusion efforts. Our U.S. practices and policies are disclosed on our website and help McKesson ensure our workforce is reflective of our communities, values and cultural differences, and leverages the views and experiences of each other to create the best possible solutions.

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ITEM 1. ELECTION OF DIRECTORS

Diversity & Inclusion Highlights

•  Beginning in 2018, McKesson expanded its U.S. parental leave policy to include partners of both genders as well as same-sex couples and adoptive parents

•  100% on the Human Rights Campaign’s Corporate Equality Index (LGBT) since 2013

•  Military Friendly® Employer by GI Jobs® since 2015

•  Ranked as one of the 50 BEST COMPANIES for Diversity by Black Enterprise in 2017

•  Named as best place to work for People with Disabilities by the Disability Equality Index® in 2017

McKesson’s Work on Environmental Sustainability

Healthier communities thrive in a healthier environment. That is why we are steadfast in our commitment to integrating environmental sustainability into our businesses. We are going beyond compliance to establish new environmental practices across the entirety of our organization, and continually seeking business efficiencies that lead to reduced environmental impact.

A key area of focus in FY 2018 was in setting targets for reduced CO2 emissions through:

•	EPA’s Energy Star Portfolio Manager g McKesson headquarters achieved a rating of 95

•	Fleet Optimization g Continued addition of fuel-efficient, four-cylinder vehicles

•	Redistribution Center Model g A model for better management inventory

•	Environmental Certifications g Multiple McKesson locations are LEED (Leadership in Energy and Environmental Design) certified

For more information about our Corporate Social Responsibility efforts and accomplishments, visit our website at http://www.mckesson.com/about-mckesson/corporate-citizenship/ where you will also find a link to our Corporate Social Responsibility Report. Additionally, we are pleased to share that McKesson Europe recently published its first dedicated Corporate Responsibility Report addressing the strategies and accomplishments unique to McKesson Europe.

McKesson’s Action on the Opioid Epidemic

At McKesson, we are deeply concerned by the impact the opioid epidemic is having on families and communities across our nation. We deliver life-saving medicines to millions of Americans each day and take our role in helping protect the safety and integrity of the pharmaceutical supply chain very seriously. For more information about how we are taking action to address the crisis, see pages 6-7 of this proxy statement.

Director Independence

Under the Company’s Corporate Governance Guidelines, the Board must have a substantial majority of directors who meet the applicable criteria for independence required by the NYSE. Each year, the Board must determine, based on all relevant facts and circumstances, whether in its business judgment the nonexecutive directors satisfy the criteria for independence, including the absence of a direct or indirect material relationship with the Company. Provided that no relationship or transaction exists that would disqualify such a director under these standards, and no other relationship or transaction exists of a type not specifically mentioned in NYSE standards that, in the Board’s opinion, taking into account all relevant facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such person to be independent. Applying these standards, and all applicable laws, rules or regulations, the Board has determined that, with the exception of John H. Hammergren, all of the Company’s directors, namely Andy D. Bryant, N. Anthony Coles, M.D., M. Christine Jacobs, Donald R. Knauss, Marie L. Knowles, Bradley E. Lerman, Edward A. Mueller and Susan R. Salka, are independent.

- 2018 Proxy Statement	21

ITEM 1. ELECTION OF DIRECTORS

Board Leadership Structure

Determination of Board Leadership Structure

The Board annually evaluates its leadership structure to determine the structure that would best serve the Company and its shareholders. The Company’s Corporate Governance Guidelines provide the Board with the ability to select its Chairman as it deems best for the Company at that time. However, in 2017, the Board announced its decision to split the role of Chairman of the Board and CEO in the future, commencing with the Company’s next CEO.

When the Chairman is not independent, a Lead Independent Director is elected by a majority of independent directors, with the purpose of also providing independent leadership to the Board. The Lead Independent Director is expected to serve a two-year term, unless he or she resigns, ceases to be an independent director, or a majority of independent directors appoints a new Lead Independent Director.

Current Leadership Structure

Mr. Hammergren currently serves as both Chairman and CEO, and Mr. Mueller is the Lead Independent Director. Although the Company has in the past separated the roles of Chairman and CEO, as was the case during the tenure of our prior CEO, the Board believes that this is the most effective Board leadership structure for the Company at this time.

A number of factors support the current leadership structure. Mr. Hammergren has more than 30 years of experience in healthcare and has served as the Chairman and CEO of the Company for more than 16 years. Since becoming CEO, he has delivered nearly 500% total shareholder return, transformed the Company during a period of unprecedented change in our industry, successfully tackled a number of challenges, and shaped an organization which delivered ongoing, long-term growth. His leadership includes the recent launch of a multi-year growth initiative which will enable the Company to provide new and innovative services and solutions to partners and customers. This strategic growth effort will help McKesson improve patient care delivery and drive shareholder value. The Board believes that Mr. Hammergren’s in-depth knowledge of the healthcare industry and of the complex businesses and operations of the Company makes him uniquely qualified to lead the Board, especially as the directors evaluate key business and strategic matters. Mr. Hammergren’s unique expertise and experience contributes significantly to how the Board guides the Company’s strategic moves, including navigating the opportunities and challenges in a rapidly changing industry. In addition, Mr. Hammergren’s leadership promotes better alignment of McKesson’s long-term strategic development with its operational execution.

In the end, the Board believes that the current combined Chairman and CEO structure promotes decisive leadership, ensures clear accountability, supports risk oversight, and enhances the flow of business information and communications between the Board and management. The Company is able to communicate with a single and consistent voice to shareholders, customers, employees and other stakeholders. At the same time, Mr. Hammergren reports to and is accountable to the independent directors, who have direct oversight of his performance as CEO.

Lead Independent Director Role

McKesson places great value on having strong independent Board leadership and has had a robust Lead Independent Director role in place since 2013. In selecting a Lead Independent Director, the independent directors consider the characteristics and skills required to carry out the duties and responsibilities of the position, including promotion of strong governance and engagement among all directors, character and integrity, a thorough knowledge of the Company’s strategy, business and operations, and ability to meet the required time commitment.

Mr. Mueller was elected to serve an additional two-year term as the Company’s Lead Independent Director effective July 26, 2017, subject to his continuing reelection and status as an independent director. Mr. Mueller has been an independent director of the Company since April 2008, and was first elected to the newly created role of Lead Independent Director in July 2013.

The independent directors believe Mr. Mueller has been an effective Lead Independent Director and remains best qualified for continued service. He has valuable long-term perspective and deep experience in corporate governance. Previously, Mr. Mueller was Chairman of the Board of Qwest Communications International Inc., where he demonstrated leadership skills critical to his position as Lead Independent Director. Mr. Mueller also has public company board experience with audit committee service, and has served as a member of McKesson’s Compensation Committee and Governance Committee since 2009.

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ITEM 1. ELECTION OF DIRECTORS

The Lead Independent Director role has clear responsibilities, which are reviewed annually by the Governance Committee and the full Board, including:

Board Meetings and Executive Sessions

•	Presides at all meetings of the Board at which the Chairman is not present;

•	Presides at executive sessions of the independent directors;

•	Participates in the development of and approves of Board and Committee meeting agendas;

•	Participates in the development of and approves meeting schedules to assure that there is sufficient time for discussion of all agenda items; and

•	Calls meetings of the independent directors, as appropriate.

Communication between Chair and Independent Directors

•	Serves as liaison between the Chairman and the independent directors.

CEO Performance and Succession Plans

•	Oversees and facilitates the Board’s annual evaluation of the CEO succession process; and

•	Leads the Board’s annual evaluation of the CEO in executive session.

Board Performance and Evaluation

•	Meets annually with each independent director to discuss his/her performance, and leads the Board’s discussion regarding director self-assessments; and

•	Recommends to the Governance Committee the membership of various Board committees, as well as the selection of committee chairs.

Communication with Shareholders

•	Direct communication with shareholders where appropriate.

Duties to the Board

•

Upon the occurrence of a temporary or permanent incapacity or disability or other similar temporary or permanent absence of the Chairman, assumes the day-to-day duties and authorities of the Chairman on an interim basis;

•	Retains, or recommends retention of, independent legal, accounting, consulting and other advisors; and

•	Assists in assuring compliance with, and implementation of, the Corporate Governance Guidelines.

Other Board Leadership Structure Practices

The current Board leadership structure is further enhanced by additional practices the Board takes on to ensure effective independent Board leadership and oversight of management.

The Chairman and Lead Independent Director regularly solicit input from independent directors as to the additional matters to place on the Board agenda and the information that would be useful for their review and consideration. All of the Board’s standing committees are composed solely of, and chaired by, independent directors.

Board of Directors’ Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of the risks facing the Company, including macroeconomic, financial, strategic, operational, public reporting, legal, regulatory, political, cybersecurity, compliance, and reputational risks. Management carries out this risk management responsibility through a coordinated effort among the various risk management functions within the Company.

Under our By-Laws and Corporate Governance Guidelines, the Board has responsibility for overseeing the business and affairs of the Company. This general oversight responsibility includes oversight of risk management, which the Board carries out as a whole or through its committees. Among other things, the Board as a whole periodically reviews the Company’s enterprise risk management processes for identifying, ranking and assessing risks across the organization, as well as the output of that process. The Board as a whole also receives periodic reports from the Company’s management on various risks,

- 2018 Proxy Statement	23

ITEM 1. ELECTION OF DIRECTORS

including risks facing the Company’s businesses. The Board actively monitors the pending litigation and investigations related to opioid distribution as well as the Company’s Controlled Substance Monitoring Program. In addition, the full Board discusses the implementation and effectiveness of the Company’s compliance and ethics program. As discussed on pages 6-7 of this proxy statement, we are deeply concerned by the impact the opioid epidemic is having on families and communities across our nation, and our Board is committed to strengthening its oversight processes as we help the country combat this crisis.

Although the Board has ultimate responsibility for overseeing risk management, it has delegated to its committees certain oversight responsibilities. For example, in accordance with its charter, the Audit Committee engages in ongoing discussions regarding major financial risk exposures and the process and system employed to monitor and control such exposures. Periodically, the Board, and at times the Audit Committee, will engage in a discussion with management concerning the process by which risk assessment and management are undertaken, including review of cybersecurity and information security procedures and policies. In carrying out these responsibilities, the Audit Committee, among other things, regularly reviews with the head of Internal Audit and other senior members of Internal Audit, the audits or assessments of significant risks conducted by Internal Audit personnel based on their audit plan; and the committee regularly meets in executive sessions with the head of Internal Audit. The Audit Committee also regularly reviews with the Controller the Company’s internal control over financial reporting, including any significant deficiencies. As part of the reviews involving Internal Audit and the Controller, the Audit Committee reviews steps taken by management to monitor, control and mitigate risks. The Audit Committee also regularly reviews with the General Counsel and Chief Compliance Officer significant legal, regulatory, and compliance matters that could have a material impact on the Company’s financial statements or business. Finally, from time to time, executives who are responsible for managing a particular risk report to the Audit Committee on how the risk is being controlled and mitigated.

The Board has also delegated to other committees the responsibility to oversee risk within their areas of responsibility and expertise. For example, the Finance Committee exercises oversight with regard to the risk assessment and management processes related to, among other things, credit, capital structure, liquidity and insurance programs. As noted in the section below titled “Risk Assessment of Compensation Policies and Practices,” the Compensation Committee oversees risk assessment and management with respect to the Company’s compensation policies and practices.

In those cases in which committees have risk oversight responsibilities, the chairs of the committees regularly report to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

Risk Assessment of Compensation Policies and Practices

We annually conduct a review of all incentive compensation plans utilized throughout the Company, using a framework for risk assessment provided to us by a nationally recognized outside compensation advisor. In conducting our review, a detailed assessment of each incentive compensation plan, without regard to materiality, is first prepared by representatives from the Company’s business units and then reviewed by senior executives of our Human Resources Department. The review framework requires representatives of our business units to examine and report on the presence of certain design elements under both cash and equity incentive compensation plans that could encourage our employees to incur excessive risk, such as the selection and documentation of incentive metrics, the ratio of incentive to fixed compensation, the year-over-year variability in payouts, the amount of management discretion, and the percentage of compensation expense as compared to the business units’ revenues. Consistent with our findings in past years, management concluded that for FY 2018 our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. A summary of management’s findings was reviewed with the Compensation Committee at its April 2018 meeting.

The Compensation Committee discussed management’s findings, and considered that the Company utilizes many design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Among these design features are:

•	Multiple metrics across the entire enterprise that balance top-line, bottom-line and cash management objectives;

•	Linear payout curves, performance thresholds and caps;

•	Reasonable goals and objectives, which are well-defined and communicated;

•	Strong compensation recoupment (“clawback”) policy; and

•	Training on our Code of Conduct and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

In addition, incentives for senior management feature the following:

•	Balance of short- and long-term variable compensation tied to a mix of financial and operational objectives and the long-term value of our stock;

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ITEM 1. ELECTION OF DIRECTORS

•	The Compensation Committee’s ability to exercise downward discretion in determining payouts, including after consideration of regulatory, compliance and legal issues; and

•	Rigorous stock ownership and retention guidelines.

Based on the foregoing, the Compensation Committee concurred with management that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We believe that our incentive compensation plans do not provide incentives that encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee with regard to our executive compensation program.

Related Party Transactions Policy

The Company has a written Related Party Transactions Policy requiring approval or ratification of certain transactions involving executive officers, directors and nominees for director, beneficial owners of more than 5% of the Company’s common stock, and immediate family members of any such persons where the amount involved exceeds $100,000. Under the policy, the Company’s General Counsel initially determines if a transaction or relationship constitutes a transaction that requires compliance with the policy or disclosure. If so, the matter will be referred to the CEO for consideration with the General Counsel as to approval or ratification in the case of other executive officers and/or their immediate family members, or to the Governance Committee in the case of transactions involving directors, nominees for director, the General Counsel, the CEO or holders of more than 5% of the Company’s common stock and/or their immediate family members. Annually, our directors, nominees and executive officers are asked to identify any transactions that might fall under the policy as well as to identify immediate family members. Additionally, they are required to notify the General Counsel promptly of any proposed related party transaction. The policy is administered by the Governance Committee. The transaction may be ratified or approved if it is fair and reasonable to the Company and consistent with its best interests. Factors that may be taken into account in making that determination include: (i) the business purpose of the transaction; (ii) whether it is entered into on an arms-length basis; (iii) whether it would impair the independence of a director; and (iv) whether it would violate the provisions of the Company’s Code of Conduct.

The Company and its subsidiaries may, in the ordinary course of business, have transactions involving more than $100,000 with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Governance Committee reviews these transactions in accordance with the policy. However, the Company does not consider the amounts involved in such transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that such transactions are on the same terms generally offered by such other companies to other entities in comparable transactions.

Communications with Directors

Shareholders and other interested parties may communicate with any of the directors, including the Lead Independent Director, or all of the directors as a group, by addressing their correspondence to the Board member or members, c/o the Corporate Secretary’s Office, McKesson Corporation, One Post Street, San Francisco, CA 94104, or via e-mail to “leaddirector@mckesson.com” or “nonmanagementdirectors@mckesson.com.” The Corporate Secretary’s office maintains a log of such correspondence received by the Company that is addressed to members of the Board, other than advertisements, solicitations or correspondence deemed by the Corporate Secretary to be irrelevant to Board responsibilities. Directors may review the log at any time, and request copies of any correspondence received.

Indemnity Agreements

The Company has entered into separate indemnity agreements with its directors and executive officers that provide for defense and indemnification against any judgment or costs assessed against them in the course of their service. Such agreements do not, however, permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

- 2018 Proxy Statement	25

ITEM 2.	Ratification of Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2019

Your Board recommends a vote “FOR” this ratification proposal.

The Audit Committee of the Company’s Board of Directors has approved Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 31, 2019. The committee believes that D&T is knowledgeable about the Company’s operations and accounting practices, and is well qualified to act as the Company’s independent registered public accounting firm.

We are asking our shareholders to ratify the selection of D&T as the Company’s independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain D&T. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders. Representatives of D&T are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. For the fiscal years ended March 31, 2018 and 2017, professional services were performed by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. Fees for those years were as follows:

	FY 2018	FY 2017
Audit Fees	$19,420,500	$24,431,000
Audit-Related Fees	4,865,000	3,763,251
TOTAL AUDIT AND AUDIT-RELATED FEES	24,285,500	28,194,251
Tax Fees	1,248,000	757,088
All Other Fees	—	—
TOTAL	$25,533,500	$28,951,339

Audit Fees. This category consists of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of the Company’s internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by D&T in connection with statutory and regulatory filings or engagements. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, foreign statutory audits required by non-U.S. jurisdictions, registration statements and comfort letters. The decrease in the fiscal year ended March 31, 2018 was primarily related to the 2017 Change Healthcare transaction.

Audit-Related Fees. This category consists of fees for assurance and related services such as employee benefit plan audits, accounting consultations, due diligence in connection with mergers, divestitures and acquisitions, attest services related to financial reporting that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees. This category consists of fees for professional services rendered for U.S. and international tax compliance, including services related to the preparation of tax returns and professional services. For the fiscal years ended March 31, 2018 and 2017, no amounts were incurred by the Company for tax advice, planning or consulting services.

All Other Fees. This category consists of fees for products and services other than the services reported above. The Company paid no fees in this category for the fiscal years ended March 31, 2018 and 2017.

26	- 2018 Proxy Statement

ITEM 2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the Applicable Rules, and as set forth in the terms of its charter, the Audit Committee has sole responsibility for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy that requires it to pre-approve all audit and permissible non-audit services, including audit-related and tax services, to be provided by Deloitte & Touche. Between meetings, the Chair of the Audit Committee is authorized to pre-approve services, which are reported to the committee at its next meeting. All of the services described in the fee table above were approved in conformity with the Audit Committee’s pre-approval process.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s financial reporting processes. The functions of the Audit Committee are described in greater detail in the Audit Committee’s written charter adopted by the Company’s Board of Directors, which may be found on the Company’s website at www.mckesson.com under the caption “Investors — Corporate Governance.” The Audit Committee is composed exclusively of directors who are independent under the applicable SEC and NYSE rules and the Company’s independence standards. The Audit Committee’s members are not professionally engaged in the practice of accounting or auditing, and they necessarily rely on the work and assurances of the Company’s management and the independent registered public accounting firm. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm of D&T is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has: (i) reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended March 31, 2018; (ii) discussed with D&T the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) standards; (iii) received the written disclosures and the letter from D&T required by applicable requirements of the PCAOB regarding D&T’s communications with the Audit Committee concerning independence; and (iv) discussed with D&T its independence from the Company. The Audit Committee further considered whether the provision of non-audit related services by D&T to the Company is compatible with maintaining the independence of that firm from the Company. The Audit Committee has also discussed with management of the Company and D&T such other matters and received such assurances from them as it deemed appropriate.

The Audit Committee discussed with the Company’s internal auditors and D&T the overall scope and plans for their respective audits. The Audit Committee meets regularly with the internal auditors and D&T, with and without management present, to discuss the results of their audits, the evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s accounting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements for the fiscal year ended March 31, 2018 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Audit Committee of the Board of Directors

Marie L. Knowles, Chair

Donald R. Knauss

Susan R. Salka

- 2018 Proxy Statement	27

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding ownership of the Company’s outstanding common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than 5% of the outstanding shares of common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*
Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	20,971,721	(1)	10.4%
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	15,833,130	(2)	7.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,248,323	(3)	7.1%
*	Based on 201,775,835 shares of common stock outstanding as of May 31, 2018.

(1)

This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2018 by Wellington Management Group LLP, which reports shared voting power with respect to 5,653,158 shares and shared dispositive power with respect to 20,971,721 shares.

(2)

This information is based upon a Schedule 13G/A filed with the SEC on January 25, 2018 by BlackRock, Inc., which reports sole voting power with respect to 13,547,984 shares and sole dispositive power with respect to 15,833,131 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd; and an aggregate beneficial ownership of 15,833,130 shares.

(3)

This information is based upon a Schedule 13G/A filed with the SEC on February 9, 2018 by The Vanguard Group, which reports sole voting power with respect to 296,238 shares, shared voting power with respect to 46,489 shares, sole dispositive power with respect to 13,913,931 shares, shared dispositive power with respect to 334,392 shares, and an aggregate beneficial ownership of 14,248,323 shares.

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PRINCIPAL SHAREHOLDERS

Security Ownership of Directors and Executive Officers

The following table sets forth, as of May 31, 2018, except as otherwise noted, information regarding ownership of the Company’s outstanding common stock by: (i) all directors and director nominees; (ii) each executive officer named in the 2018 Summary Compensation Table below (collectively, the “NEOs”); and (iii) all directors, NEOs and executive officers as a group. The table also includes shares of common stock that underlie outstanding RSUs and options to purchase common stock of the Company that either vest or become exercisable within 60 days of May 31, 2018:

Name of Individual	Shares of Common Stock Beneficially Owned(1)		Percent of Class
James A. Beer	5,973	(4)	*
Andy D. Bryant	17,644	(2)	*
Wayne A. Budd	2,380	(2)	*
N. Anthony Coles, M.D.	3,789	(2)	*
Jorge L. Figueredo	90,710	(3)(5)	*
John H. Hammergren	967,199	(3)(4)(5)	*
M. Christine Jacobs	25,261	(2)	*
Paul C. Julian	471,319	(3)(4)(5)	*
Donald R. Knauss	3,364	(2)	*
Marie L. Knowles	9,342	(2)	*
Bradley E. Lerman	312	(2)	*
Edward A. Mueller	17,887	(2)	*
Bansi Nagji	34,597	(3)	*
Susan R. Salka	5,369	(2)(4)	*
Lori A. Schechter	70,515	(3)(4)	*
Britt J. Vitalone	11,451	(3)(5)	*
All directors, NEOs and executive officers as a group (17 persons)	1,757,019	(2)(3)(4)(5)	*
*

Less than 1.0%. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 201,775,835 shares of the Company’s common stock outstanding as of May 31, 2018, adjusted as required by the rules promulgated by the SEC. Shares of common stock that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2018 and vested RSUs that are not yet settled are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(1)

Except as otherwise indicated in the footnotes to this table, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)

Includes vested RSUs or common stock units accrued under the 2013 Stock Plan, 2005 Stock Plan, Directors’ Deferred Compensation Administration Plan and the 1997 Non-Employee Directors’ Equity Compensation and Deferral Plan (the receipt of the underlying shares having been deferred) as follows: Mr. Bryant, 17,644 units; Mr. Budd, 1,880 units; Dr. Coles, 3,789 units; Ms. Jacobs, 25,261 units; Mr. Knauss, 3,364 units; Ms. Knowles, 9,342 units; Mr. Lerman, 312 units; Mr. Mueller, 17,887 units; Ms. Salka, 3,364 units; and all directors, NEOs and executive officers as a group, 82,843 units. Directors, NEOs and executive officers have neither voting nor investment power with respect to such units.

(3)

Includes shares that may be acquired by exercise of stock options or vesting of RSUs within 60 days of May 31, 2018, as follows: Mr. Figueredo, 74,053 shares; Mr. Hammergren, 562,724 shares; Mr. Julian, 442,270 shares; Mr. Nagji, 31,517 shares; Ms. Schechter, 62,121 shares; Mr. Vitalone, 9,880 shares and all directors, NEOs and executive officers as a group, 1,201,245 shares.

(4)

Includes shares held by immediate family members who share a household with the named person, by family trusts as to which the named person and his or her spouse have shared voting and investment power, or by an independent trust for which the named person disclaims beneficial ownership as follows: Mr. Beer, 5,973 shares; Mr. Hammergren, 400,256 shares; Mr. Julian, 57 shares; Ms. Salka, 2,005 shares; Ms. Schechter, 8,394 shares; and all directors, NEOs and executive officers as a group, 416,685 shares.

(5)

Includes shares held under the Company’s 401(k) Retirement Savings Plan as of May 31, 2018, as follows: Mr. Figueredo, 277 shares; Mr. Hammergren, 4,219 shares; Mr. Julian, 3 shares; Mr. Vitalone, 517 shares; and all NEOs and executive officers as a group, 5,016 shares.

- 2018 Proxy Statement	29

EXECUTIVE COMPENSATION

30	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

A Letter From Our Compensation Committee

Dear Fellow Shareholders,

As members of McKesson’s Compensation Committee, we endeavor to create an executive compensation program that strikes the right balance of pay for performance; attracts and retains an exceptionally talented executive team; and steers McKesson’s leadership to meet ambitious goals without taking undue risk. We recognize that our 2017 say-on-pay vote was a signal that many of you wanted us to take a new approach to certain aspects of our executive compensation program. We were determined to understand your perspectives and committed to making constructive changes in response to your feedback.

We gathered your views during an extensive outreach effort that included members of the Board and management. This effort involved meeting with shareholders representing over 40% of the Company’s outstanding common stock. We had robust discussions in which we listened to your views and shared our perspectives. We also heard your enthusiasm for retaining our management team, an enthusiasm we share, and targeted changes to the program that would be meaningful to you. The range of views we encountered and the thoughtful dialogue reminded us of the debates that we have within our boardroom, where a diversity of voices helps to identify the right path forward.

Based on those discussions, we brought a fresh eye to the compensation program and implemented a number of significant changes. In FY 2018, reported CEO pay declined by nearly 10%, and we eliminated the individual modifier from the annual cash incentive plan for our executive officers, reducing the potential payout under that plan. In addition, for FY 2019 we reduced our CEO’s target long-term incentive (“LTI”) compensation by $4.7 million, and increased the weighting of relative TSR in his target LTI compensation to 75% of his PSU (formerly TSR Unit) award, which is 50% of his total target LTI compensation. In response to the Special Review Committee’s recommendation to this committee, we also reinforced and codified our longstanding practice of considering regulatory, compliance and legal issues when making executive compensation decisions, by revising our annual governance checklist to incorporate these considerations as a formal agenda item at appropriate committee meetings. We followed this process when making compensation decisions in May 2018.

We believe these changes, which are described on pages 32-33 of this proxy statement, are consistent with your input and our strategic goals. Your views are diverse — not every suggestion aligned with our corporate strategy — and many recommendations were in conflict with one another. We worked diligently to implement changes that we believe are in the best interests of our shareholders as a group and allow us to retain our executive team. We think of this as an ongoing conversation that will continue as long as McKesson has investors.

We also recently approved a number of changes to the composition and leadership of our committee. As part of this refreshment, effective as of July 23, 2018, N. Anthony Coles, M.D. will assume the role of Committee Chair, Susan R. Salka and Bradley E. Lerman will join this committee as new members, and M. Christine Jacobs will leave this committee. Our current Committee Chair Andy D. Bryant will not stand for reelection at the 2018 Annual Meeting.

Our Committee is and will remain committed to the ongoing evaluation and improvement of our executive compensation program, informed by an ongoing discussion with you. We look forward to continuing the dialogue and encourage you to reach out with any questions or concerns related to our program before making your voting decision. Thank you for your investment in McKesson.

The Compensation Committee,

Andy D. Bryant, Compensation Committee Chair, N. Anthony Coles, M.D., M. Christine Jacobs, Edward A. Mueller

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes McKesson’s executive compensation program and reviews compensation decisions for our CEO and CFO, our three other most highly compensated executive officers serving as of March 31, 2018, our former CFO, James A. Beer, and our former Executive Vice President and Group President, Paul C. Julian, both of whose employment terminated during FY 2018 (collectively, our Named Executive Officers or “NEOs”). The NEOs who were serving at fiscal year-end, which excludes Mr. Beer and Mr. Julian, are referred to collectively as our “Current NEOs.” For FY 2018, our NEOs and their respective titles were as follows:

Name	Title
John H. Hammergren	Chairman of the Board, President and Chief Executive Officer
Britt J. Vitalone	Executive Vice President and Chief Financial Officer
Lori A. Schechter	Executive Vice President, General Counsel and Chief Compliance Officer
Jorge L. Figueredo	Executive Vice President, Human Resources
Bansi Nagji	Executive Vice President, Corporate Strategy and Business Development
James A. Beer	Former Executive Vice President and Chief Financial Officer
Paul C. Julian	Former Executive Vice President and Group President

- 2018 Proxy Statement	31

EXECUTIVE COMPENSATION

Addressing the 2017 Say-on-Pay Vote

Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program. We were disappointed to receive low support for our advisory say-on-pay proposal at the 2017 Annual Meeting of Stockholders. We actively sought feedback from shareholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program. Our Compensation Committee considered the vote result and the feedback we received as it evaluated the compensation opportunities provided to our executive officers.

Since our last Annual Meeting of Stockholders, we reached out to shareholders representing over 80% of our outstanding common stock. We met with shareholders representing more than 40% of our outstanding common stock, and we specifically requested feedback regarding our executive compensation program given our low say-on-pay support in 2017.

In our meetings with shareholders, we heard strong support for our CEO and senior management team and recognition of executive retention as an issue for the Company. Generally, shareholders reacted positively to the increase in the overall weighting of our Performance Stock Unit (“PSU”) awards to 50% of target long-term incentive (“LTI”) value for FY 2018, reducing our reliance on stock options from 40% to 30% of target LTI value, which further ties our NEOs’ pay to performance.

We also heard concerns relating to our executive compensation program. We summarize below what we heard and how we responded to those concerns.

What We Heard	How We Responded	Intended Outcome and When Effective
Overall magnitude of CEO pay remains high.

Committee reduced CEO’s total target LTI by $4.7 million, a 32% decrease in total target LTI compared to FY 2018. This is in addition to the 30% decrease in reported CEO pay over the past five fiscal years.

(See table below for target LTI values beginning effective FY 2019.)

Aligns CEO Total Direct Compensation more closely with that of peer companies. Effective for FY 2019
Individual modifier in annual cash incentive plan (Management Incentive Plan, or “MIP”) does not reflect a pay-for-performance philosophy.	Committee eliminated the individual modifier for executive officers. Committee reduced MIP maximum payout to 200% of target for executive officers.	Enhances alignment of annual cash incentives with Company’s financial results. Effective for FY 2018
Weighting of relative TSR (“rTSR”) in PSU program means that pay is not sufficiently aligned to performance. (PSUs were formerly called TSR Units.)

Committee increased PSUs to 50% (from 40%) of total target LTI for executive officers. rTSR is one of the metrics included in the calculation of awards earned at the end of the measurement period.

Committee increased weighting of rTSR in CEO’s PSU award to 75% (from 25%; PSU is 50% of total target LTI).

Further incentivizes long-term performance and ties executive compensation more closely to rTSR and cumulative adjusted EPS metrics.

Effective for FY 2018

Further incentivizes long-term performance and ties CEO’s compensation more closely to stock price performance.

Effective for FY 2019

Compensation plans should address compliance risk related to opioid distribution.

In May 2018, the committee reinforced and codified its longstanding practice of considering the impact of regulatory, compliance and legal issues when making executive compensation decisions, by incorporating this item into its annual governance checklist. The committee discussed and considered legal, compliance and regulatory matters when making compensation decisions at its May 2018 meeting.

(See pages 6-7 of this proxy statement for further discussion of the Company’s response to the opioid crisis.)

Committee will continue to consider the impact of regulatory, compliance and legal issues on executive compensation programs.

32	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

Continued Reduction in CEO Pay

Consistent with our pay-for-performance philosophy and in addition to the significant reduction in our CEO’s target long-term incentive compensation for FY 2019, we highlight that for FY 2018:

•	CEO pay as disclosed in the 2018 Summary Compensation Table is down 30% over the past five years, including a 10% decrease from FY 2017 to FY 2018;
•	CEO total realizable pay for the last three fiscal years is 44% lower than the value disclosed in the Summary Compensation Tables for the same period (see page 35);
•	CEO base salary remains unchanged since May 2010 (eighth consecutive year); and
•

CEO target annual MIP award remains unchanged since May 2008 (tenth consecutive year) and removal of the individual modifier reduced the maximum payout opportunity by nearly $1 million beginning with FY 2018.

Lowered CEO FY 2019 Target LTI by $4.7 million

As highlighted in the table below, the Compensation Committee reduced our CEO’s target LTI opportunity by $4.7 million for FY 2019. This represents a 32% decrease in target LTI compared to FY 2018, and is in addition to the 30% decrease in reported CEO pay over the last five fiscal years. We believe this change directly addresses shareholder feedback relating to the overall magnitude of CEO pay.

CEO Target Long-Term Incentives

Fiscal Year	PSU Target ($)	Option Grant Value ($)	Cash LTIP Target(1) ($)	Total Target LTI ($)
2019	5,000,000	3,000,000	2,000,000	10,000,000
2018	7,369,248	4,422,022	2,948,000	14,739,270
2017	5,896,178	5,896,024	2,947,000	14,739,202

(1)

The Cash Long-Term Incentive Plan (“Cash LTIP”) is disclosed in the Grants of Plan-Based Awards Table at target (and maximum) in the year of grant, and the actual payout is disclosed in the Summary Compensation Table for the year in which the performance period ends. Because of the difference in how cash and equity long-term incentives are disclosed, the Summary Compensation Table in next year’s proxy statement will not fully reflect this decrease in target LTI.

Payouts Reflect Alignment Between Pay and Performance

Our plans reflect performance: Although we performed well against our FY 2018 operational goals and MIP paid out above target, we did not deliver results on multi-year metrics, particularly those tied to our stock price. This is reflected in FY 2018 compensation outcomes, noted below:

•	Our PSU program did not pay out for the second consecutive year;
•	The Cash LTIP paid out at 26% of target; and
•	As of the end of FY 2018, all stock options awarded to our executives over the past three years were underwater.

Our FY 2018 incentive plan outcomes demonstrate our commitment to a pay-for-performance philosophy. Three-year TSR was -36.4% and cumulative payout values for FY 2018 incentive awards were only 42% of target values, as illustrated below:

FY 2018 Incentive Compensation Payout Values(1)

Name	Total Target ($)	Total Payout ($)	Total Payout (% of Target)
John H. Hammergren	12,032,049	4,048,300	34%
Britt J. Vitalone	665,279	572,499	86%
Lori A. Schechter	2,077,091	1,147,500	55%
Jorge L. Figueredo	2,333,137	1,129,900	48%
Bansi Nagji	1,710,129	1,072,800	63%

(1)

For Mr. Hammergren, Ms. Schechter, Mr. Figueredo and Mr. Nagji, consists of target and payout value of FY 2018 MIP, FY 2016 —FY 2018 Cash LTIP, and FY 2016 — FY 2018 PSUs. For Mr. Vitalone, consists of target and payout value of FY 2018 MIP, FY 2016 — FY 2018 Cash LTIP, and FY 2018 Performance Restricted Stock Units (“PeRSUs”). Mr. Vitalone’s FY 2018 MIP payout was blended to reflect the roles he held over the entire fiscal year. Beginning in FY 2019, Mr. Vitalone will not be eligible to participate in the PeRSU program and will instead participate in the PSU program. The payout for Mr. Vitalone’s FY 2018 PeRSU award was calculated using the actual number of Restricted Stock Units (“RSUs”) earned and the $144.43 closing price of our common stock as reported by the NYSE on the RSU grant date, May 30, 2018.

- 2018 Proxy Statement	33

EXECUTIVE COMPENSATION

Overview

FY 2018 Performance Highlights

In FY 2018, we delivered solid performance across our business units. Despite some industry-wide headwinds, we produced strong operational returns and invested to enhance our ability to deliver value to our manufacturing partners, our customers, and patients. Most importantly, we positioned ourselves to lead in areas of patient care delivery that present powerful new growth opportunities. Our recently announced multi-year strategic growth initiative articulates a bold path for McKesson and we are poised for the next significant wave of healthcare innovation. See page 2 of this proxy statement for more information about McKesson.

Top Line Growth	$208B Total Revenue	4% Growth Constant Currency Basis

Bottom Line Results	$4.3B Operating Cash Flow	$12.62 Adjusted EPS

Key Highlights
FY 2018

•   Announced multi-year strategic growth initiative articulating a bold plan to build sustainable long-term value

•   Executed balanced capital allocation program, including several strategic acquisitions, to drive shareholder value

•   Completed first full year of joint sourcing collaboration with Walmart

In our discussion of executive compensation throughout this proxy statement, we refer to Adjusted EPS as a performance metric specifically used in our incentive programs. In Appendix A to this proxy statement, we provide a reconciliation of earnings from continuing operations, net of tax, per diluted share attributable to the Company, as calculated in accordance with generally accepted accounting principles (GAAP), to Adjusted EPS (non-GAAP).

Best Practices in Compensation Governance

What We Do
✓	Pay for performance	✓	Engage with investors
✓	Emphasize long-term performance	✓	Align with business strategy
✓	Design with mix of metrics	✓	Balance of annual and long-term metrics
✓	Develop sound financial goals	✓	Engage independent advisors
✓	Manage use of equity incentive plan conservatively	✓	Maintain robust compensation recoupment policy
✓	Use double-trigger vesting provisions	✓	Review tally sheets
✓	Maintain rigorous stock ownership guidelines	✓	Mitigate undue risk
What We Don’t Do
	Allow directors and executive officers to hedge or pledge Company securities		Enter into new agreements with executive officers providing for golden parachute tax gross-ups
	Re-price or exchange stock options without shareholder approval		Accrue or pay dividend equivalents during performance periods
	Provide tax gross-ups for executive perquisites		Pay above-market interest on deferred compensation

34	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

Five-Year Total Shareholder Return of 35%, CEO Pay Down 30%

From the end of FY 2013 through the end of FY 2018, McKesson delivered total shareholder return of 35%, while the Compensation Committee’s decisions and cumulative changes to our executive compensation program reduced the CEO’s total compensation over the same period by 30%, as disclosed in the Summary Compensation Table (“SCT”) in the Company’s proxy statements.

Total Shareholder Return(1) vs. CEO Total SCT Compensation

(1)	Total shareholder return (“TSR”) assumes $100 invested at the close of trading on March 28, 2013, the last trading day of FY 2013, and the reinvestment of dividends.

CEO Realizable Pay

The ultimate value our CEO actually realizes from long-term incentives is based entirely on the value of McKesson shares and the Company’s financial and operational performance. Due to the strong alignment between pay and performance over the last three years, our CEO’s total realizable pay is 44% lower than the values disclosed in the SCT for FY 2016 through FY 2018, and the realizable pay with respect to our CEO’s long-term incentives alone is 62% lower than the values disclosed in the SCT for FY 2016 through FY 2018.

Three-Year Total CEO Disclosed Pay vs. Three-Year Total Realizable Pay(1)

(1)

For this purpose, “Realizable Pay” is defined as the sum of: (i) actual base salary and annual incentives paid for the three-year period; (ii) the intrinsic value (i.e., the excess, if any, of the closing price of our common stock as reported by the NYSE on March 29, 2018, the last trading day of our FY 2018, over the option exercise price) of all stock options granted during the three-year period; (iii) the actual payout value of PSU and Cash LTIP awards granted in FY 2016; and (iv) target Cash LTIP awards granted in FY 2017 and FY 2018 and target PSUs granted in FY 2017 and FY 2018, calculated using $140.87, the closing price of our common stock as reported by the NYSE on March 29, 2018.

- 2018 Proxy Statement	35

EXECUTIVE COMPENSATION

Target Direct Compensation Mix

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on McKesson’s long-term success and aligns with the long-term interests of our shareholders. The graphics below illustrate the mix of fixed, annual and long-term target incentive compensation we provided to our CEO and other Current NEOs for FY 2018. These graphics also illustrate the amount of target direct compensation tied to achievement of performance goals.

FY 2018 CEO Compensation Mix	FY 2018 Other Current NEOs Compensation Mix

(1)

Mr. Vitalone did not receive PSUs in FY 2018 because he was not an executive officer when awards were granted in May 2017; rather, he received PeRSUs. Beginning with FY 2019, he is no longer eligible for the PeRSU program and instead participates in the PSU program along with our other Current NEOs.

FY 2018 Pay Strategy Aligns with Shareholder Value Creation

The metrics below incentivize our executives to focus on operational objectives which are expected to drive shareholder returns. Our FY 2018 incentive metrics were determined by the Compensation Committee in May 2017. All incentives are performance-based, and all LTI awards have performance or vesting periods of at least three years.

Pay Element	Performance Metric	Rationale	Target Pay

Base Salary	—	Attracts and retains high-performing executives by providing market-competitive fixed pay	—

Management Incentive Plan (annual cash incentive)	Adjusted EPS (75%)	Sets growth expectations for shareholders and serves as a key indicator of operational performance and profitability	100% - 150% of Target Base Salary
	Adjusted OCF (25%)	Measures the ability to translate earnings to cash which fuels our capital deployment with a goal of maximizing shareholder returns

Performance Stock Units (long-term equity incentive)	3-Year Cumulative Adjusted EPS (75%)	Measures earnings power, drives returns for the Company and directly correlates to share price performance	50% of Target LTI Value
	MCK TSR vs. S&P 500 Health Care Index (25%)	Rewards relative performance against peers over time

Stock Options	Stock Price	Directly aligns with value delivered to shareholders	30% of Target LTI Value

Cash Long-Term Incentive Plan	3-Year Cumulative Adjusted OCF (75%)	Measures effective management of working capital and cash generation over a multi-year period to return value to shareholders	20% of Target LTI Value
	3-Year Average ROIC (25%)	Encourages leaders to make sound investments that will generate strong future returns for shareholders

36	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

Performance-Based Program with Rigorous Targets

Performance Targets Designed to Reward Stretch Performance

Each year the Compensation Committee establishes performance goals to drive operational performance and TSR growth. The committee reviews, challenges and establishes performance targets for all our corporate incentive plans to motivate our leaders to deliver a high degree of business performance without encouraging excessive risk-taking. Targets are set after a rigorous planning process that considers external factors, the competitive environment and McKesson’s business objectives. The committee also considers analysts’ growth expectations for our competitors, as well as the market outlook for our industry. Payout levels are then determined following a thorough review of performance.

Key Considerations in Development of Annual and Long-Term Goals
External Factors	Competitive Environment	McKesson’s Objectives
• Analyst & Shareholder Expectations • Market Outlook • International Trends • Tax Policy • Recent Tax Legislation • Public Policy	• Competitor Performance • Competitor Plans • Competitive Landscape • Market Growth • Industry Trends	• Historical Performance • Historical Trends • Long Range Planning • Capital Deployment Opportunities • Recent Capital Deployment Decisions • Long Range Corporate Strategy

Target Setting for Annual Plans

We set rigorous annual goals based on Company and industry outlook for the year, historical and projected growth rates for McKesson and its peers, and performance expectations from analysts. The annual incentive plan is aligned with the Company’s annual operating plan and is designed so that target payout requires achievement of a high degree of business performance without encouraging excessive risk-taking. Financial goals for our annual plans include significant corporate events, including acquisition activity. The Company’s annual operating and three-year strategic plans serve as the basis of the annual forward earnings guidance we communicate to investors. The annual operating plan builds on the prior year’s results and is based on the anticipated business environment. Our projected earnings growth reflects market conditions that affect our peer group and analyst forecasts. Cash flow goals are set by focusing on working capital efficiency and reviewing operating plans by business unit.

The Compensation Committee followed the process described above when establishing our FY 2018 performance targets. The FY 2018 performance targets were not set higher than FY 2017 performance targets, but were challenging for our executives to achieve. We entered FY 2018 with headwinds, including pricing for branded pharmaceuticals and the degree of sell-side price competition for generics, particularly within the independent retail pharmacy channel. In addition, our FY 2018 operating cash flow projections were meaningfully reduced by our having contributed most of our technology businesses to the Change Healthcare joint venture. Consistent with prior years, our FY 2018 targets considered analyst expectations and competitors’ publicly disclosed projected performance.

Target Setting for Long-Term Plans

The Company’s three-year plan considers business strategies that will take longer than 12 months to accomplish and reflects projected acquisitions and other capital deployment, risks, opportunities and challenges. Our Cash Long-Term Incentive Plan is aligned with our rolling three-year strategic plan and is designed so that a target payout requires achievement of stretch operational and financial goals. Our projections account for signed or announced mergers and acquisitions.

Our FY 2016 — FY 2018 PSU awards were based solely on TSR performance relative to the S&P 500 Health Care Index. PSU awards currently outstanding were redesigned to tie payouts to financial as well as TSR performance, to drive sustainable earnings growth and returns. For payouts tied to rTSR performance, payout at target level continues to require above-median performance at the 55th percentile. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile.

- 2018 Proxy Statement	37

EXECUTIVE COMPENSATION

Each Compensation Element Serves Unique Purpose

Motivating and rewarding our executive officers to meet and exceed challenging business goals and deliver sustained performance growth is a core objective of our executive compensation program. McKesson’s executive compensation program consists of four compensation elements that each serve a unique purpose. We provide three direct compensation elements: base salary, annual cash incentive, and long-term cash and equity incentives. The fourth element consists of other compensation and benefits (e.g., limited perquisites, severance and change in control benefits). Our incentive plans incorporate metrics that we believe are the key measures of our success and will drive long-term shareholder returns.

We focus on Adjusted EPS in our incentive plans because earnings is one of the principal measures used by investors to assess financial performance. Operating cash flow is important to our value creation because thoughtful, efficient use of cash supports our portfolio approach to capital deployment. We grow our earnings by putting the cash we generate to work. We use return on invested capital as a metric to encourage our leaders to make sound investments that will generate strong future returns for our shareholders.

Annual Compensation

Annual compensation is delivered in cash with a substantial portion at risk and contingent on the successful accomplishment of pre-established performance targets.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and is intended to provide market-competitive pay to attract and retain executives. Following a review of target direct compensation components and competitive market data derived from our Compensation Peer Group, during FY 2018 the Compensation Committee approved base salary increases for all of our Current NEOs other than our CEO.

The table below summarizes base salary decisions for our Current NEOs:

Name	FY 2017 Annual Base Salary ($)	FY 2018 Annual Base Salary ($)
John H. Hammergren	1,680,000	1,680,000
Britt J. Vitalone(1)	—	750,000
Lori A. Schechter	717,000	775,000
Jorge L. Figueredo	718,000	750,000
Bansi Nagji	650,000	735,000
(1)	Mr. Vitalone was not an executive officer on April 1, 2017, the start of FY 2018.

At its May 2018 meeting, following a review of competitive market data derived from our Compensation Peer Group, the Compensation Committee approved FY 2019 base salary increases to all of our Current NEOs other than our CEO. Our CEO’s base salary has been unchanged since May 2010.

Management Incentive Plan

✓	New for FY 2018: Eliminated the individual modifier for executive officers, reducing MIP maximum payout to 200% of target.

Overview. The Management Incentive Plan (“MIP”) is our corporate annual cash incentive plan. MIP awards are conditioned on the achievement of Company financial and operational performance goals. Our CEO’s target MIP award, which is expressed as a percentage of base salary, has remained unchanged since May 2008.

Elimination of MIP Individual Modifier and Reduction in Maximum Payout. In order to address key shareholder concerns and tie a larger percentage of compensation to financial and operational performance, the Compensation Committee eliminated the individual modifier from the MIP payout calculation for our executive officers, beginning with payouts for FY 2018. The maximum MIP payout for our executive officers was therefore reduced to 200% of target.

FY 2018 MIP Performance Metrics. In May 2017, the Compensation Committee selected Adjusted EPS and Adjusted OCF as financial metrics for FY 2018 MIP, which were the same metrics used for the prior fiscal year. The following summarizes the FY 2018 MIP performance metrics:

•

Adjusted EPS. Adjusted EPS is an important driver of share price valuation and shareholder expectations, and determined 75% of the payout. The Compensation Committee applied an Adjusted EPS result of $11.71 for purposes of

38	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

calculating FY 2018 MIP payouts. See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. generally accepted accounting principles (“GAAP”) to the Adjusted EPS result used for incentive payout purposes.

•

Adjusted OCF. Adjusted Operating Cash Flow fuels our portfolio approach to capital deployment and determined 25% of the payout. For purposes of calculating FY 2018 MIP payouts, the Compensation Committee approved an Adjusted OCF result of $4,348 million. The committee applied this result when determining FY 2018 MIP payouts to all MIP participants.

The following summarizes the new FY 2018 MIP payout formula, with the entirety of the payout based on pre-established financial and operational goals. As is the case for all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

The table below summarizes MIP payouts to our Current NEOs for FY 2018:

Name	Eligible Earnings ($)	X	MIP Target (%)	=	MIP Target Award ($)	X	(	Adjusted EPS Result (%) 75% Weight	+	Adjusted OCF Result (%) 25% Weight	)	=	Payout ($)
John H. Hammergren	1,680,000		150%		2,520,000			151%		100%			3,477,600
Britt J. Vitalone(1)	544,383		62.5%		340,240				98.9%				336,497
Lori A. Schechter	775,000		100%		775,000			151%		100%			1,069,500
Jorge L. Figueredo	750,000		100%		750,000			151%		100%			1,035,000
Bansi Nagji	735,000		100%		735,000			151%		100%			1,014,300

(1)	Mr. Vitalone’s MIP target and performance results were prorated and blended to reflect the roles he held over the entire fiscal year.

FY 2018 and FY 2019 MIP Targets. MIP financial and operational goals are established each May, shortly after the beginning of the fiscal year. During FY 2018, in connection with his promotion, the Compensation Committee increased Mr. Vitalone’s MIP target opportunity for the remainder of FY 2018 to 100% of his annual salary. Based on a competitive market assessment, the committee also determined to adjust the FY 2018 MIP opportunity for Mr. Figueredo to equal 100% of his base salary. At its May 2018 meeting, no adjustments were made to FY 2019 MIP target opportunities for any of the Current NEOs. The Adjusted EPS goals established by the Compensation Committee for FY 2019 MIP are consistent with the FY 2019 guidance published by the Company on May 24, 2018 that disclosed a projected (non-GAAP) Adjusted EPS range of $13.00 to $13.80 per diluted share before excluding the Change Healthcare joint venture.

- 2018 Proxy Statement	39

EXECUTIVE COMPENSATION

Long-Term Incentive Compensation

Changes to Long-Term Incentive Compensation
✓	New for FY 2018: Increased overall weighting of our performance-based equity awards to 50% (from 40%) of total target LTI value.
✓	New for FY 2019: Increased weighting of rTSR in CEO’s PSU award to 75% (from 25%); PSU is 50% of total target LTI value.

Long-term incentive (“LTI”) compensation is a critical component of our executive compensation program. It is in the shareholders’ interest that our executives foster a long-term view of the Company’s financial results. Long-term incentives are also an important retention tool that management and the Compensation Committee use to align the financial interests of executives and other key contributors with sustained shareholder value creation.

For FY 2018, the Company’s LTI compensation program for NEOs included three award opportunities:

•	Cash LTIP is performance-based cash (20% of target LTI value);

•	Performance Stock Units (“PSUs”) are performance-based awards paid in shares (50% of target LTI value; formerly the TSR Unit program); and

•	Stock Options are time-vested equity grants (30% of target LTI value).

In May 2017, as part of its ongoing assessment of the Company’s business needs and competitive market compensation practices, the Compensation Committee approved structural changes to our executive compensation program for FY 2018. The committee increased the overall weighting of our PSU awards to 50% of target LTI value, reducing our reliance on stock options to 30%, and adjusted the weighting of the operational metric in our PSU program. In order to conserve shares and manage dilution responsibly, Cash LTIP remained unchanged at 20% of target LTI value.

Cash Long-Term Incentive Plan

Overview. The Cash Long-Term Incentive Plan (“Cash LTIP”) is a cash-based long-term incentive plan. We use cash in our long-term incentive mix to reduce shareholder dilution attributable to equity compensation awards. Cash LTIP awards are conditioned on the achievement of Company financial performance goals and are earned over a three-year performance period. A new three-year performance period with new performance goals begins each fiscal year. Cash LTIP payouts made to executive officers may not exceed 200% of Cash LTIP target awards.

FY 2016 — FY 2018 Cash LTIP Performance Metrics. In May 2015, the Compensation Committee established Long-Term Earnings Growth and Average ROIC as the financial metrics for FY 2016 — FY 2018 Cash LTIP awards. The following summarizes each FY 2016 — FY 2018 Cash LTIP performance metric:

•

Long-Term Earnings Growth. Long-Term Earnings Growth reflects management’s ability to increase net income over a multi-year period and determined 75% of the payout. Long-Term Earnings Growth is the compound annual growth rate of the Company’s adjusted earnings per diluted share measured over a three-year performance period. For FY 2016 — FY 2018, the Compensation Committee approved a Long-Term Earnings Growth result for Cash LTIP payouts of 5.7%. Consistent with prior practice, we neutralized for foreign exchange; we also excluded the Change Healthcare joint venture in determining this result for Cash LTIP payouts for all plan participants.

•

Average ROIC. Return on Invested Capital (“ROIC”) measures the Company’s ability to create value by generating a return that is above our weighted average cost of capital; adjusted three-year average ROIC determined 25% of the payout. Adjusted three-year average ROIC measures, as a percentage, the average of our annual after-tax adjusted operating income divided by invested capital over the three-year performance period. The ROIC component for FY 2017 was adjusted to exclude the impact of the formation of the Change Healthcare joint venture. For FY 2016 — FY 2018, the Compensation Committee approved an Average ROIC result for Cash LTIP payouts of 13.4%.

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EXECUTIVE COMPENSATION

Based on these results, our NEOs received 26% of their FY 2016 — FY 2018 Cash LTIP target awards. As with all of the Company’s performance-based payout scales, when a result falls between reference points, we use linear interpolation to determine the result.

The table below summarizes Cash LTIP payouts for our Current NEOs for the FY 2016 — FY 2018 performance period:

Name	FY 2016 — FY 2018 Cash LTIP Target ($)	X	(	Long-Term Earnings Growth Result (%) 75% Weight	+	Average ROIC Result (%) 25% Weight	)	=	FY 2016 — FY 2018 LTIP Payout ($)
John H. Hammergren	2,195,000			3.9%		94%			570,700
Britt J. Vitalone	115,000			3.9%		94%			29,900
Lori A. Schechter	300,000			3.9%		94%			78,000
Jorge L. Figueredo	365,000			3.9%		94%			94,900
Bansi Nagji	225,000			3.9%		94%			58,500

FY 2018 — FY 2020 Cash LTIP Performance Metrics. In May 2017, the Compensation Committee established Cash LTIP target awards for our executive officers utilizing the same metrics used in May 2016 for the prior year’s target awards. Cumulative Adjusted OCF is the primary metric, with Average ROIC as the secondary metric.

We do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we disclose multi-year performance goals in full after the close of the performance period.

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EXECUTIVE COMPENSATION

FY 2019 — FY 2021 Cash LTIP Target Awards. Cash LTIP performance goals, as well as the target award levels for participants, are established in May, shortly after the beginning of each fiscal year. The Compensation Committee established Cumulative Adjusted OCF and Average ROIC as the metrics for the FY 2019 — FY 2021 performance period, which are the same metrics used for the FY 2018 — FY 2020 performance period. At its May 2018 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the committee established the following Cash LTIP target awards for our Current NEOs for the FY 2019 — FY 2021 performance period: Mr. Hammergren, $2,000,000; Mr. Vitalone, $600,000; Ms. Schechter, $521,000; Mr. Figueredo, $525,000; and Mr. Nagji, $400,000.

Performance Stock Unit Program
✓	New for FY 2018:	Increased overall weighting of our performance-based PSU awards to 50% (from 40%) of total target LTI value.
✓	New for FY 2019:	Increased weighting of rTSR in CEO’s PSU award to 75% (from 25%); PSU award is 50% of total target LTI value.

Overview. The Performance Stock Unit (“PSU”) program is a long-term equity incentive program conditioned in part on the achievement of the Company’s total shareholder return relative to the S&P 500 Health Care Index. We chose the S&P 500 Health Care Index as the comparator peer group because it is an objective, widely available index with broad representation in the healthcare sector. Awards are earned over a three-year period with a new three-year performance period beginning each year.

FY 2016 — FY 2018 PSU Performance Metric. In May 2015, the Compensation Committee established total shareholder return relative to the S&P 500 Health Care Index as the sole performance metric for FY 2016 — FY 2018 PSU payouts. Total shareholder return (“TSR”) is calculated as stock price appreciation (or reduction) over the performance period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period. At the end of the performance period, performance is determined by ranking the Company’s TSR against the TSR of the companies in the index. Upon certification of the result, participants receive shares of Company common stock if the performance threshold is met.

The Company had to achieve performance at the 35th percentile relative to the S&P 500 Health Care Index to earn a threshold payout. As our TSR was at the eighth percentile relative to the S&P 500 Health Care Index over the three-year period ending March 31, 2018, our NEOs did not receive a payout for the FY 2016 — FY 2018 performance cycle.

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EXECUTIVE COMPENSATION

	FY 2016 — FY 2018 PSU Target	X	Relative TSR Result	=	FY 2016 — FY 2018 PSU Value Earned
Name	($)		(%)		($)
John H. Hammergren	7,317,049		0%		0
Lori A. Schechter	1,002,091		0%		0
Jorge L. Figueredo	1,218,137		0%		0
Bansi Nagji	750,129		0%		0

FY 2018 — FY 2020 PSU Performance Metrics. For FY 2018 — FY 2020 awards, established in May 2017, PSU payouts are based 25% on McKesson’s TSR performance relative to the S&P 500 Health Care Index and 75% on Cumulative Adjusted EPS performance over the three-year period. The Compensation Committee believes that the combination of Cumulative Adjusted EPS and rTSR over a three-year period will drive value creation and ensure alignment with shareholders. No changes were made to the peer group or slopes for the rTSR portion of the PSU awards. The Company must continue to achieve above-median performance (55th percentile) relative to the S&P 500 Health Care Index to earn a target payout for the rTSR portion of the award. If the Company’s TSR is negative for the performance period, then the rTSR result is capped at target regardless of ranking relative to the index. No shares are earned for the rTSR portion of the award if rTSR for the three-year period falls below the 35th percentile.

We do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods and it is competitively sensitive information. Consistent with our past and current practice, we disclose multi-year performance goals in full after the close of the performance period.

FY 2019 — FY 2021 PSU Target Awards. Our CEO’s FY 2019 — FY 2021 PSU target award is based 75% on McKesson’s three-year TSR relative to the S&P 500 Health Care Index and 25% on three-year Cumulative Adjusted EPS. No changes were made to the performance metrics for our other Current NEOs.

PSU performance goals and the target awards for our executive officers are established each May, shortly after the beginning of the fiscal year. At its May 2018 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee established the following PSU target awards for our Current NEOs for the FY 2019 — FY 2021 performance period: Mr. Hammergren, 32,102 units; Mr. Vitalone, 10,135 units; Ms. Schechter, 8,804 units; Mr. Figueredo, 8,864 units; and Mr. Nagji, 6,757 units.

Stock Options

Overview. Stock option awards are time-vested equity grants that generally vest 25% on the first four anniversaries of the grant date and have a seven-year term. Stock option awards directly align the interests of executives with those of shareholders, because executives recognize value only if the market value of the Company’s stock appreciates over time. The Compensation Committee determines the proportion of total target long-term incentives that will be awarded in stock options by considering the balance of cash and equity in our annual and long-term incentive plans, our strategic and operational objectives, the responsibilities of our NEOs, a review of similar grants made at companies in our Compensation Peer Group and other factors the committee deems relevant.

FY 2018 Stock Option Awards. At its May 2017 meeting, following a review of all direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2018 stock option awards to our Current NEOs as follows: Mr. Hammergren, 127,915 shares; Mr. Vitalone, 5,786 shares; Ms. Schechter, 21,204 shares; Mr. Figueredo, 21,551 shares; and Mr. Nagji, 15,042 shares. Stock options granted in May 2017 to Mr. Beer and Mr. Julian were canceled upon their separation from the Company.

The ultimate value of these awards will not be known until the options vest and are exercised. The stock options awarded in May 2017 were granted with an exercise price of $159.00. The closing price of our common stock on the last trading day of our fiscal year, March 29, 2018, was $140.87. Stock options granted to our Current NEOs during the last three fiscal years were all underwater as of the end of FY 2018.

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EXECUTIVE COMPENSATION

FY 2019 Stock Option Awards. At its May 2018 meeting, following a review of all target direct compensation components and market data derived from our Compensation Peer Group, the Compensation Committee granted FY 2019 stock option awards to our Current NEOs as follows: Mr. Hammergren, 84,318 shares; Mr. Vitalone, 25,296 shares; Ms. Schechter, 21,951 shares; Mr. Figueredo, 22,120 shares; and Mr. Nagji, 16,864 shares.

Performance Restricted Stock Unit Program

Mr. Vitalone was the only NEO to participate in this program in FY 2018, because he was not an executive officer when PSU awards were granted in May 2017 for the FY 2018 — FY 2020 performance period.

Overview. The Performance Restricted Stock Unit (“PeRSU”) program is a long-term equity incentive program. Our NEOs other than Mr. Vitalone have not been granted awards under this program since May 2013. However, Mr. Vitalone was a participant in this program for the FY 2018 performance period in his prior role as Senior Vice President and Chief Financial Officer, U.S. Pharmaceutical and McKesson Specialty Health. Beginning with the new FY 2019 — FY 2021 performance period, Mr. Vitalone is participating in the PSU program with our other executive officers.

PeRSU awards are conditioned on the achievement of Company financial performance goals. PeRSUs convert to restricted stock units (“RSUs”) upon completion of a one-year performance period and are subject to an additional vesting period of three years. PeRSUs are long-term performance-based equity awards, because the value of the actual RSU award links directly to the performance of the Company’s stock at the end of the three-year vesting period. The grant date fair value of Mr. Vitalone’s FY 2018 PeRSU award appears in the 2018 Summary Compensation Table. His FY 2018 threshold, target and maximum PeRSU opportunities appear in the 2018 Grants of Plan-Based Awards Table.

FY 2018 PeRSU Performance Metrics for FY 2018 Payouts. In May 2017, the Compensation Committee established Adjusted EPS and Adjusted OCF as financial metrics for FY 2018 PeRSUs. The following summarizes each FY 2018 PeRSU performance metric:

•

Adjusted EPS. Adjusted EPS is an important driver of share price valuation and shareholder expectations and is the primary metric. For FY 2018, the Adjusted EPS result for PeRSU payouts was $11.71, the same result used for determining FY 2018 MIP payouts.

•

Adjusted OCF. Adjusted OCF fuels our portfolio approach to capital deployment and is used as a multiplier. For purposes of calculating FY 2018 PeRSU payouts, the Compensation Committee approved an Adjusted OCF result of $4,348 million. For FY 2018, the Adjusted OCF multiplier result for PeRSU payouts was 100%.

Based on these results, Mr. Vitalone received RSUs equal to 108% of his FY 2018 PeRSU target award, which are subject to an additional three-year vesting period.

Chief Financial Officer Transition

James Beer resigned from his position as Executive Vice President and Chief Financial Officer effective December 31, 2017 and separated from the Company on January 12, 2018. He was not entitled to any severance benefits, and in connection with his departure Mr. Beer forfeited all of his outstanding cash incentive awards and unvested equity awards.

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EXECUTIVE COMPENSATION

Britt Vitalone was promoted to Executive Vice President and Chief Financial Officer effective January 1, 2018. Mr. Vitalone’s annual base salary was increased to $750,000 and he became eligible for a target MIP award for the remainder of FY 2018 equal to 100% of his eligible earnings. He also received a one-time promotion cash award of $500,000. Beginning with FY 2019, he is eligible to participate in the PSU program. Mr. Vitalone is also eligible to participate in executive benefit programs normally provided to other executive officers of the Company excluding the CEO.

Other Compensation and Benefits

The Company provides an array of benefits to all employees. These benefits are comparable to those offered by employers in our industry and geographic footprint, including a competitive suite of health and life insurance and retirement benefits. In providing these benefits, both management and the Compensation Committee determined that they are appropriate for the attraction and retention of talent. In addition to the discussion of benefits below, the compensation associated with these items is described in footnote 7 to the 2018 Summary Compensation Table.

The Company offers two voluntary nonqualified, unfunded deferred compensation plans: (i) the Supplemental Profit-Sharing Investment Plan II (“SPSIP II”) and (ii) the Deferred Compensation Administration Plan III (“DCAP III”). The SPSIP II is offered to all employees, including executive officers, who may be impacted by compensation limits that restrict participation in the McKesson Corporation 401(k) Retirement Savings Plan (“401(k) Plan”). The DCAP III is offered to all employees eligible for MIP (annual cash incentive) targets of at least 15% of base salary, including executive officers.

All employees are eligible to participate in McKesson Foundation’s Matching Gifts Program. Under this program, gifts to schools, educational associations or funds and other public charitable organizations are eligible for a Company match of up to $2,500 per employee for each fiscal year.

The Company has two benefit plans that are generally restricted to executive officers: (i) the Executive Survivor Benefits Plan, which provides a supplemental death benefit in addition to the voluntary life insurance plan provided to all employees; and (ii) the Executive Benefit Retirement Plan, a nonqualified average final pay defined benefit pension plan. These plans were frozen to new participants in 2010 and 2007, respectively. We provide annual physical examinations to executive officers and their spouses.

A limited number of other benefits are provided to executive officers, because it is customary to provide such benefits or it is in the best interest of the Company and its shareholders to do so. Our Executive Officer Security Policy requires our CEO to use corporate aircraft for both business and personal use. Our CEO authorized Mr. Julian to use corporate aircraft for personal use during his employment in FY 2018. The Company provides security services for Mr. Hammergren and reimburses him for expenses related to the installation and maintenance of home security. The Company periodically engages an independent security consultant to conduct a comprehensive study of our security program, which includes an evaluation of the risks to certain executive officers and the need for executive transportation and a residential security system. We consider the security measures provided to Mr. Hammergren to be a reasonable and necessary expense for the Company’s benefit. In accordance with SEC disclosure rules, the aggregate cost of these services is reported in the 2018 Summary Compensation Table.

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EXECUTIVE COMPENSATION

Compensation Peer Group

Peer Selection Process

Each year, the Compensation Committee determines which companies best reflect McKesson’s competitors for customers, shareholders and talent. A key objective of our executive compensation program is to ensure that the total compensation package we provide to our executive officers is competitive with the companies against which we compete for executive talent. The Compensation Committee consults with its independent compensation consultant, Semler Brossy, to develop a compensation peer group of companies to serve as the basis for comparing McKesson’s executive compensation program to the market. The Compensation Committee uses the guiding principles and questions below as a foundational tool to determine McKesson’s Compensation Peer Group.

Guiding Principles for McKesson Peer Selection

Consider Industry to identify companies with similar business model or philosophy

•    Start with direct distribution peers in the healthcare industry

•    Expand to other healthcare peers that might interact with McKesson in its value supply chain

•    Extend search to non-healthcare peers with operationally similar business models (i.e., companies that have a manufacturing, distribution, wholesale and/or retail component)

Consider Size to ensure companies are similar in scope
Consider other Business Characteristics to identify publicly traded companies headquartered in the U.S.
Questions Addressed in Developing an Effective Peer Group
Who are key performance comparators?	• Who is McKesson competing against for customers? • Which companies have similar market demands and influences?
Who are closest competitors for talent?	• Which companies might try to recruit from McKesson? • If McKesson had to replace the executive team, from which companies might it recruit to attract executives with similar capabilities?
Who are the peers from an external perspective?	• Who is McKesson competing against for shareholders? • Who do key analysts name as peers? • Who do current peers name as peers?

FY 2018 Compensation Peer Group and How We Used the Data

Our Company has few direct business competitors, which makes it difficult to create a Compensation Peer Group based on industry codes, revenues or market capitalization alone. The Compensation Committee strives to develop a peer group that best reflects all aspects of McKesson’s complex business. For FY 2018, the committee and its independent compensation consultant used a value supply chain framework to identify companies that may compete with McKesson for executive talent. McKesson’s peers include the following: (i) healthcare companies that may compete or interact with McKesson’s supply chain; (ii) non-healthcare companies that are operationally similar to McKesson or other companies in its supply chain; and (iii) managed care companies.

The committee then considered factors such as revenue and market capitalization to derive an appropriate number of peers within our value supply chain framework. No information technology companies were included as peers because comparator companies had insufficient revenues or were divisions of much larger technology companies. The committee believes our diverse selection of peer group companies provides a better understanding of the evolving and competitive marketplace for executive talent.

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EXECUTIVE COMPENSATION

McKesson’s Peer Group Framework

	Manufacturer	▶	Distributor, Wholesaler, Logistics	▶	Pharmacy, Hospital, Retailer

Healthcare Peers	Abbott Laboratories Johnson & Johnson Merck Pfizer		AmerisourceBergen Cardinal Health Express Scripts		CVS Health HCA Walgreens Boots Alliance

Non- Healthcare Peers	Procter & Gamble		FedEx Sysco UPS		Costco Kroger Target

Managed Care Peers	Aetna	Anthem	Humana		UnitedHealth

The Compensation Committee used data derived from our Compensation Peer Group to inform its decisions about overall compensation, compensation elements, optimum pay mix and the relative competitive landscape of our executive compensation program. The committee used multiple reference points when establishing target compensation levels. The committee did not strive to benchmark any individual compensation component or compensation in the aggregate to be at any specific percentile level relative to the market. Our 21 peer companies below are sorted by revenue and market capitalization. They reflect the Compensation Peer Group utilized by the Compensation Committee at its May 2017 meeting, when it established FY 2018 target direct compensation for our executive officers.

FY 2018 Compensation Peer Group

(1)	Revenues are stated in billions for the most recently completed fiscal year as publicly reported by each company as of May 31, 2018.

(2)	Market capitalizations are stated in billions as of March 31, 2018, the last day of our fiscal year.

No Change for FY 2019 Compensation Peer Group. The Compensation Committee made no change to the peer group used to inform FY 2019 target compensation decisions.

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EXECUTIVE COMPENSATION

Independent Review Process

The Compensation Committee sets performance goals, payout scales and target award levels for executive officers. The committee also determines incentive payouts for the prior fiscal year based on actual results against performance goals. While performance goals and payout scales are initially developed by senior management and driven by the one-year operating plan and the rolling three-year strategic plan reviewed with the Board, the Compensation Committee has the authority to approve, modify or amend management’s performance goals and payout scale recommendations. Performance goals are selected to be consistent with the operating and strategic plans reviewed, challenged and approved by the Board and information routinely communicated to employees or shareholders by management.

Setting Targets for Fiscal Year

✓	Independent compensation consultant uses Compensation Peer Group data from independent executive compensation surveys and data published by public companies to inform the Compensation Committee of competitive pay levels for executive officers.

✓	Compensation Committee sets pay targets for executive officers, including our CEO.

Mid-Year Review of Compensation Design, Shareholder Feedback and Market Trends

✓	Compensation Committee examines the design and purpose of all executive compensation pay elements, including a review of tally sheets for executive officers.

✓	Tally sheets include holistic displays of current compensation and estimated benefits on separations from service due to voluntary and involuntary terminations and terminations in connection with a change in control.

✓	Committee reviews and considers feedback from shareholders and proxy advisory firms regarding executive compensation program and policies.

✓	Committee reviews a compilation of outstanding earned equity awards, unearned cash awards and unvested equity awards for each executive officer.

✓	Management updates the Compensation Committee on actual performance against pre-established targets for performance-based incentive compensation plans.

✓	Committee reflects on market trends and emerging practices in executive compensation and application to McKesson.

Assessing Year-End Results and Approving Compensation Decisions

✓	Our CEO, in consultation with the Compensation Committee’s independent compensation consultant and our Executive Vice President, Human Resources, develops compensation recommendations for the other executive officers, for approval by the committee.

✓	Our CEO presents an assessment of his individual performance results to the Board and discusses his goals for the new fiscal year.

✓	Compensation Committee considers, among other things, regulatory, compliance and legal issues in making executive compensation determinations.

✓	Board conducts our CEO’s performance review and discusses in executive session his performance for the prior fiscal year and approves, modifies or amends his goals for the new fiscal year.

✓	Compensation Committee determines our CEO’s compensation in executive session with input from the Compensation Committee’s independent compensation consultant.

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EXECUTIVE COMPENSATION

At McKesson, the way we do business is just as important as the business itself, so each executive is evaluated on his or her commitment to the Company’s “ICARE” and “ILEAD” principles. These principles serve as a guide to all our employees enterprise-wide.

ICARE is the cultural foundation of the Company. Our ICARE principles unify the Company and guide individuals’ behavior toward each other, customers, vendors and other stakeholders.

Integrity	Customer first	Accountability	Respect	Excellence

ILEAD is our common definition, shared leadership framework and our commitment to how we drive better health for our company, our customers and the patients whose lives we touch.

Inspire	Leverage	Execute	Advance	Develop

Role of Independent Compensation Consultant and Legal Counsel

Pursuant to its charter, the Compensation Committee may retain and terminate any consultant or other advisor, as well as approve the advisor’s fees and other engagement terms. Each year, the Compensation Committee evaluates the qualifications, performance and independence of its independent compensation consultant and legal counsel. To ensure it receives independent and unbiased advice and analysis, the Compensation Committee adopted a formal independence policy certified annually by its compensation consultant and legal counsel.

The Compensation Committee retained Semler Brossy as its independent compensation consultant and Gunderson Dettmer as its independent legal counsel for FY 2018. Representatives from Semler Brossy and Gunderson Dettmer attended Compensation Committee meetings, participated in executive sessions and communicated directly with the committee. Semler Brossy also provided consulting advice to the Governance Committee regarding director compensation in FY 2018. Neither of the firms performed any services for management.

At the start of FY 2019, the Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Semler Brossy and Gunderson Dettmer. The committee members took into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the NYSE listing standards, and concluded that its compensation consultant and legal counsel are both independent and that no conflict of interest exists with respect to the work performed by either firm.

Role of Management

Our CEO provides the Compensation Committee with pay recommendations for executive officers other than himself. The Compensation Committee, with input from the committee’s independent compensation consultant, determines our CEO’s compensation in executive session. Our Executive Vice President, Human Resources attends committee meetings to provide perspective and expertise relevant to the agenda. Management supports the committee’s activities by providing analyses and recommendations as requested.

Information on Other Compensation-Related Topics

Severance and Change in Control Benefits

Our Severance Policy for Executive Employees (“Executive Severance Policy”) affords benefits to selected management employees, including our executive officers, who do not have employment agreements. We provide severance benefits to give executives a measure of financial security following the loss of employment, and to protect the Company from competitive activities after the departure of certain executives. We believe these benefits are important to attract and retain executives in a highly competitive industry. This policy applies if an executive officer is terminated by the Company for reasons other than for cause and the termination is not covered by the Company’s Change in Control Policy for Selected Executive Employees (“CIC Policy”). The Executive Severance Policy does not apply to Mr. Hammergren, whose severance pay is governed by an employment agreement. A detailed description of the Executive Severance Policy is provided below at “Executive Employment Agreements — Executive Severance Policy.”

Our stock plan and award agreements include change in control provisions which provide for “double-trigger” vesting upon an involuntary or constructive termination of employment following a change in control. Our CIC Policy provides for severance benefits to selected management employees in the event of an involuntary or constructive termination of employment occurring in connection with a change in control. We believe our CIC Policy is in our shareholders’ best interest, so that senior management can remain focused on important business decisions and not on how a potential transaction may affect them personally. The CIC Policy is administered by the Compensation Committee and benefits are consistent with current market practice. The CIC Policy does not apply to Mr. Hammergren, whose severance pay is governed by an employment agreement. A detailed description of the CIC Policy is provided below at “Executive Employment Agreements — Change in Control Policy.”

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EXECUTIVE COMPENSATION

Mr. Hammergren’s employment agreement, in substantially its current form, was executed when he assumed the position of co-Chief Executive Officer in 1999. The agreement provides for severance benefits in the case of voluntary, involuntary and constructive termination with or without a change in control. The agreement’s severance provisions, including provisions regarding pension rights, have been in place for many years and are not materially different from the terms provided to his predecessor. However, Mr. Hammergren has relinquished his right to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times the “base amount” as defined under Section 280G of the Internal Revenue Code (“IRC”). The employment agreement continues to provide for the alternative severance formulation of a cash lump sum equal to three years’ salary continuation and three years’ MIP participation. A detailed description of Mr. Hammergren’s employment agreement is provided below at “Executive Employment Agreements —Mr. John H. Hammergren.”

Employment Agreements

While we have discontinued the practice of entering into employment agreements with executive officers, we continue to honor our legacy contractual commitments. Mr. Hammergren and Mr. Julian entered into employment agreements with the Company upon their appointment to executive officer positions in 1996 and 1999, respectively. With Mr. Julian’s retirement in January 2018, Mr. Hammergren’s employment agreement is now the only such agreement currently in effect at the Company.

Stock Ownership Policy

The Company has robust guidelines for stock ownership by executive officers. Our CEO’s ownership requirement is 10 times base salary, and the ownership requirement for each of the Company’s other executive officers is three times base salary. Stock options and PSU target awards do not count toward ownership under the policy. The Company reserves the right to restrict sales of the underlying shares of vesting equity awards if executives fail to meet the ownership requirements specified in our Stock Ownership Policy. Additionally, we require executives to hold 75% of the net after-tax shares issued upon the vesting or exercise of an award until the policy’s requirements are met. The Company’s directors are also subject to stock ownership guidelines, which are summarized above at “Director Stock Ownership Guidelines.”

The Compensation Committee reviews executive officer compliance with our Stock Ownership Policy each year. As of March 31, 2018, Mr. Hammergren and Mr. Figueredo satisfied their stock ownership requirement.

Name	Stock Ownership Policy
	Target Ownership		Actual Ownership
	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executives in Dollars(2)
John H. Hammergren	10	16,800,000	33.9	56,977,010
Britt J. Vitalone	3	2,250,000	2.8	2,133,128
Lori A. Schechter	3	2,325,000	1.5	1,178,765
Jorge L. Figueredo	3	2,250,000	3.1	2,346,375
Bansi Nagji	3	2,205,000	0.8	607,431
(1)	NEO ownership is stated as of March 31, 2018, using FY 2018 salary levels. The ownership requirement may be met through any combination of the following:

•

Direct stock holdings of the Company’s common stock, including shares held in a living trust, a family partnership or corporation controlled by the officer, unless the officer expressly disclaims beneficial ownership of such shares;

•	Shares of the Company’s common stock held in the 401(k) Plan;

•	Shares of the Company’s common stock underlying outstanding restricted stock and restricted stock unit awards; and/or

•	Shares of the Company’s common stock underlying restricted stock units that are vested and deferred under a Company-sponsored deferral program.

(2)	Based on the $140.87 closing price of the Company’s common stock as reported by the NYSE for March 29, 2018, the last trading day of our fiscal year.

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EXECUTIVE COMPENSATION

Insider Trading Policy

The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not: buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information; buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage in hedging transactions through the use of certain derivatives, such as put and call options involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which follow our quarterly earnings releases.

Anti-Hedging and Pledging Policy

The Company adopted an anti-hedging and pledging policy in April 2013 which applies to all directors and executive officers. The policy prohibits these individuals from engaging in any hedging transaction with respect to Company securities. These individuals are also prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. Pledges of Company securities arising from certain types of hedging transactions are also prohibited under our insider trading policy, as described above.

Equity Grant Practices

The Company has a written Equity Grant Policy which states that stock options will be awarded at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The policy also generally prohibits the granting of an equity award when the Company’s directors or employees may be in possession of material non-public information. When the Compensation Committee meeting occurs shortly following our public announcement of earnings, the grant date is the same day as the committee meeting. Otherwise, in most situations, the grant date is postponed until the third trading day following the release of our earnings results. The Company’s annual grant cycle occurs at the end of May each year, close in time to our public announcement of financial results for the prior completed fiscal year and publication of our forward estimate of earnings for the current fiscal year.

Under the terms of our 2013 Stock Plan and 2005 Stock Plan, stock option re-pricing is not permitted without shareholder approval. Stock option awards generally vest ratably over four years with a contractual term of seven years. PeRSU target awards have a one-year performance period and convert to RSU awards that cliff-vest in three years. RSU awards that are not granted pursuant to PeRSU awards generally vest over four years. The PSU program has a three-year performance period and the shares that are earned are not subject to any further vesting conditions.

Tax Deductibility and Considerations for Compensation Design

IRC Section 162(m) generally provided, prior to its amendment, that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers, excluding the chief financial officer, unless the compensation qualifies as performance-based compensation meeting specified criteria, including shareholder approval of the material terms of applicable plans. Recent tax legislation expanded the scope of IRC Section 162(m) to include the chief financial officer in the group of covered executive officers, and repealed the exemption for performance-based compensation, in each case for tax years beginning after December 31, 2017. Accordingly, compensation in excess of $1,000,000 per year paid to the covered executive officers beginning with FY 2019 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place prior to November 2, 2017. However, for FY 2018, performance-based compensation in excess of $1,000,000 is deductible if the specified criteria are met.

The Compensation Committee’s intention has been to comply with the requirements for deductibility under IRC Section 162(m), unless the committee concludes that adherence to the limitations imposed by these provisions would not be in the best interest of the Company or its shareholders. Incentive payments made under our MIP, Cash LTIP and PSU programs, RSUs granted under our PeRSU program and our stock options were intended to qualify for deductibility as performance-based compensation under IRC Section 162(m) prior to its amendment. Despite the Compensation Committee’s efforts to structure the Company’s annual and long-term incentive programs in a manner intended to be exempt from IRC Section 162(m), because of uncertainties as to the scope of the transition relief under the recent legislation, there can be no assurance that compensation intended to satisfy the requirements of performance-based compensation in fact will.

- 2018 Proxy Statement	51

EXECUTIVE COMPENSATION

Compensation Recoupment (“Clawback”) Policy

The Board is dedicated to maintaining and enhancing a culture focused on integrity and accountability which discourages conduct detrimental to the Company’s sustainable growth. On January 21, 2014, following constructive engagement by management with a group of key institutional investors and a review of the compensatory practices by peer companies, the Compensation Committee approved an updated Compensation Recoupment Policy (“Recoupment Policy”) that both expanded and clarified the previous policy that was incorporated into the Company’s annual and long-term incentive compensation plans. The new Recoupment Policy applies to all cash or equity incentive awards granted after January 1, 2014.

Under the Recoupment Policy, the Company may recover, or “claw back” incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires the Company to file a restatement of its audited financial statements with the SEC to correct an error; (ii) receives incentive compensation based on an inaccurate financial or operating measure that when corrected causes significant harm to the Company; or (iii) engages in any fraud, theft, misappropriation, embezzlement or dishonesty to the detriment of the Company’s financial results as filed with the SEC.

If triggered, then to the fullest extent permitted by law, the Company may require the employee to reimburse the Company for all or a portion of any incentive compensation received in cash within the last 12 months, and remit to the Company any compensation received from the vesting or exercise of equity-based awards occurring within the last 12 months. The Company will publicly disclose the results of any deliberations about whether to recoup compensation from an executive officer under the Recoupment Policy unless, in individual cases and consistent with any legally mandated disclosure requirements, the Board or the Compensation Committee concludes that legal or privacy concerns would prevent such disclosure.

Our executive incentive plans provide that the Compensation Committee may also seek to recoup economic gain from any employee who engages in conduct that is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company.

Supplemental Death Benefits

In January 2010, the Board froze the Company’s Executive Survivor Benefits Plan to the then-current roster of participants, which includes three of our NEOs, namely, Mr. Hammergren, Mr. Figueredo and Mr. Julian. The Company will not enter into a new plan, program or agreement (“Benefit Agreement”) with any executive officer, or a material amendment of an existing Benefit Agreement with any executive officer that provides for a death benefit, including salary continuation upon death, if that benefit is not generally available to all employees, unless such Benefit Agreement or material amendment is approved by the Company’s shareholders pursuant to an advisory vote.

This plan continues to provide a supplemental death benefit for its participants, which is in addition to the voluntary and Company-provided life insurance plan afforded to all employees. A detailed description of this plan is available below at “Potential Payments upon Termination or Change in Control.”

Excise Tax Gross-Up Policy

The Company may not enter into any new agreement with an executive officer, or a material amendment of an existing executive officer agreement, that provides for payment or reimbursement of excise taxes that are payable by such executive officer under IRC Section 4999 as a result of a change in control of the Company. This policy does not adversely affect any Company plan, policy or arrangement generally available to management employees that provides for the payment or reimbursement of taxes.

52	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference to McKesson Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018.

Compensation Committee of the Board of Directors

Andy D. Bryant, Chair

N. Anthony Coles, M.D.

M. Christine Jacobs

Edward A. Mueller

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the four independent directors listed above. No member of the Compensation Committee is, or was during FY 2018, a current or former officer or employee of the Company or any of its subsidiaries. Additionally, during FY 2018, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

- 2018 Proxy Statement	53

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The table below provides information regarding compensation and benefits earned by: (i) our Chairman of the Board, President and Chief Executive Officer; (ii) our Executive Vice President and Chief Financial Officer; (iii) the three other most highly compensated executive officers serving as of March 31, 2018; (iv) our former Executive Vice President and Chief Financial Officer; and (v) our former Executive Vice President and Group President (collectively, our Named Executive Officers or “NEOs”):

Name and Principal Position	Fiscal Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John H. Hammergren Chairman, President and Chief Executive Officer	2018	1,680,000	-0-	7,369,248	4,422,022	4,048,300	-0-	623,447	18,143,017
	2017	1,680,000	-0-	5,896,178	5,896,024	6,036,000	-0-	588,397	20,096,599
	2016	1,680,000	-0-	7,317,049	5,057,023	9,233,600	-0-	361,966	23,649,638
Britt J. Vitalone Executive Vice President and Chief Financial Officer	2018	620,839	500,000	560,157	200,022	366,397	-0-	40,193	2,287,608

Lori A. Schechter Executive Vice President, General Counsel and Chief Compliance Officer	2018	775,000	-0-	1,223,022	733,022	1,147,500	-0-	100,816	3,979,360

Jorge L. Figueredo Executive Vice President, Human Resources	2018	750,000	-0-	1,242,149	745,018	1,129,900	-0-	95,821	3,962,888
	2017	708,167	-0-	994,166	994,002	1,203,861	-0-	83,912	3,984,108
	2016	650,833	-0-	1,218,137	852,034	1,297,248	-0-	93,005	4,111,257
Bansi Nagji Executive Vice President, Corporate Strategy and Business Development	2018	735,000	-0-	866,065	520,002	1,072,800	-0-	78,828	3,272,695

James A. Beer(1) Former Executive Vice President and Chief Financial Officer	2018	681,795	-0-	1,859,160	1,115,021	-0-	-0-	212,705	3,868,681
	2017	840,167	-0-	1,328,150	1,328,022	1,554,195	-0-	85,096	5,135,630
	2016	813,333	-0-	1,659,003	1,162,005	2,454,213	-0-	41,176	6,129,730
Paul C. Julian(1) Former Executive Vice President and Group President	2018	903,397	-0-	4,214,259	2,528,000	2,666,181	4,282,468	372,806	14,967,111
	2017	1,148,333	-0-	3,371,199	3,371,006	3,375,413	1,700,401	161,126	13,127,478
	2016	1,065,000	-0-	4,214,267	2,950,015	4,518,120	2,156,614	220,827	15,124,843
(1)

Mr. Beer resigned from his position as Executive Vice President and Chief Financial Officer effective December 31, 2017 and separated from the Company on January 12, 2018. Mr. Julian retired from the Company effective January 2, 2018.

(2)	Mr. Hammergren’s base salary has remained unchanged since May 2010.

(3)	Mr. Vitalone received a one-time cash award of $500,000 in connection with his promotion to Executive Vice President and Chief Financial Officer.

(4)

Amounts shown represent the aggregate grant date fair value of stock-based awards calculated in accordance with ASC Topic 718. These values do not include estimated forfeitures and may not reflect compensation actually received by our officers. The assumptions used to calculate the value of these awards can be found in Financial Note 8 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the SEC on May 24, 2018. For awards that are not subject to performance conditions, such as stock options, the maximum award levels would not result in awards greater than disclosed in the table above. For awards that are subject to performance conditions, such as PSUs, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under ASC Topic 718, excluding the effect of estimated forfeitures.

The following represents the aggregate value based on the maximum number of shares that may be earned for PSU awards computed in accordance with ASC Topic 718 for each of the fiscal years presented above: Mr. Hammergren, $14,738,495, $11,792,355 and $14,634,098; Ms. Schechter, $2,446,045; Mr. Figueredo, $2,484,298, $1,988,332 and $2,436,274; Mr. Nagji, $1,732,130; Mr. Beer, $3,718,319, $2,656,300 and $3,318,006; and Mr. Julian, $8,428,519, $6,742,397 and $8,428,534. Mr. Beer and Mr. Julian forfeited their PSU awards for the FY 2018 — FY 2020 performance period upon separation from the Company.

Mr. Vitalone participated in the PeRSU program prior to becoming an executive officer and was the only NEO to participate in the PeRSU program in FY 2018. The aggregate value based on the maximum number of shares that may be earned for his FY 2018 PeRSU award computed in accordance with ASC Topic 718 is $300,351.

54	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

(5)	Amounts shown represent the payouts under the MIP and the Cash LTIP:

•

MIP for FY 2018: Mr. Hammergren, $3,477,600; Mr. Vitalone, $336,497; Ms. Schechter, $1,069,500; Mr. Figueredo, $1,035,000; Mr. Nagji, $1,014,300; and Mr. Julian, $2,337,541. Mr. Julian retired from the Company prior to the elimination of the individual modifier from the MIP for our executive officers. Mr. Beer forfeited his MIP award for FY 2018 upon separation from the Company.

•

Cash LTIP for FY 2016 — FY 2018: Mr. Hammergren, $570,700; Mr. Vitalone, $29,900; Ms. Schechter, $78,000; Mr. Figueredo, $94,900; Mr. Nagji, $58,500; and Mr. Julian, $328,640. Mr. Beer forfeited his Cash LTIP award for FY 2016 — FY 2018 upon separation from the Company.

(6)

Amounts shown represent the year-over-year change in actuarial present value of pension benefits: Mr. Hammergren, $0; and Mr. Julian, $4,282,468. Our other NEOs are not eligible to participate in the pension plan, since they were not executive officers in 2007 when participation in the plan was frozen.

The amount shown for Mr. Julian’s change in pension value does not represent actual compensation received during the current fiscal year. Rather, this amount reflects an actuarial amount calculated under SEC requirements. Pension values are calculated using assumptions used to prepare the Company’s audited financial statements for the applicable fiscal year. The assumptions used to calculate the change in pension value are described in the 2018 Pension Benefits Table below, in the subsection titled “Actuarial Assumptions.”

(7)	Amounts shown represent the following with respect to FY 2018:

Defined Contribution Benefits and Nonqualified Plan Earnings

The Company made a matching contribution of $10,800 to each NEO’s 401(k) Plan retirement account.

As described below in the subsection titled “Narrative Disclosure to the 2018 Nonqualified Deferred Compensation Table,” the SPSIP II and the DCAP III provide for matching contributions. The amount contributed by the Company to each NEO’s SPSIP II account was as follows: Mr. Hammergren, $192,480; Mr. Vitalone, $0; Ms. Schechter, $36,156; Mr. Figueredo, $45,158; Mr. Nagji, $46,464; Mr. Beer, $27,873; and Mr. Julian, $108,018. The amount contributed by the Company to each NEO’s DCAP III account was as follows: Mr. Hammergren, $0; Mr. Vitalone, $0; Ms. Schechter, $15,956; Mr. Figueredo, $6,164; Mr. Nagji, $0; Mr. Beer, $33,286; and Mr. Julian, $0.

Perquisites and Other Personal Benefits

The value provided to each NEO under the Company’s Executive Officer Security Policy was as follows: Mr. Hammergren, $382,697; Mr. Vitalone, $0; Ms. Schechter, $0; Mr. Figueredo, $0; Mr. Nagji, $0; Mr. Beer, $0; and Mr. Julian, $94,743. The amounts represent the incremental cost of personal use of Company-provided aircraft and the reimbursement of reasonable expenses related to the installation and maintenance of home security equipment. The Company does not reimburse our NEOs for taxes due on imputed income for items or services provided under the Executive Officer Security Policy.

•

Company Aircraft: Mr. Hammergren is directed to use the Company’s aircraft for security, productivity and privacy reasons. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Hammergren in FY 2018 was $86,156. In FY 2018, Mr. Hammergren approved Mr. Julian’s personal use of the Company’s aircraft. The aggregate incremental cost of personal use of Company-provided aircraft for Mr. Julian in FY 2018 was $94,743. To calculate this cost, the Company determines the total variable annual operating cost for each aircraft, such as fuel, trip-related maintenance, landing and parking fees, crew expenses, supplies and catering. The total variable operating cost is then averaged for all flight hours flown and multiplied by the total number of personal flight hours for each NEO. Fixed annual costs that do not change based on usage, such as pilots’ salaries, home hangar expenses, general taxes, routine maintenance and insurance, are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, and the empty flight is not related to any other business-related travel, this “deadhead” segment is included in the incremental cost calculation for determining personal use.

•

Home Security: Mr. Hammergren was reimbursed $296,541 for the installation of home security devices and/or security monitoring services based on an evaluation performed by an independent security consultant. For a complete description of Mr. Hammergren’s security benefit, please refer to the section entitled “Other Compensation and Benefits” on page 45.

The value of financial counseling services provided to each NEO was as follows: Mr. Hammergren, $30,435; Mr. Vitalone, $19,781; Ms. Schechter, $20,540; Mr. Figueredo, $21,971; Mr. Nagji, $21,564; and Mr. Julian, $22,402. Mr. Beer did not receive financial counseling services.

The value of accrued but unused vacation time paid to the two former NEOs was as follows: Mr. Beer, $134,683; Mr. Julian, $129,231.

The value provided to Mr. Vitalone also includes a $9,612 income tax gross-up provided pursuant to the Company’s relocation policy, which was paid before he became an executive officer.

The value of items or services provided in connection with the annual Board of Directors planning sessions and employee award programs attended by our NEOs and their spouses was as follows: Mr. Hammergren, $7,035; Mr. Vitalone, $0; Ms. Schechter, $17,364; Mr. Figueredo, $11,728; Mr. Nagji, $0; Mr. Beer, $6,063; and Mr. Julian, $7,612.

- 2018 Proxy Statement	55

EXECUTIVE COMPENSATION

2018 Grants of Plan-Based Awards Table

The table below provides information on plan-based awards, stock awards and stock options granted to our NEOs during the fiscal year ended March 31, 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards (($)/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(4)	Target (#)	Maximum (#)
John H. Hammergren	5/23/2017								127,915	159.00	4,422,022
Cash LTIP		-0-	2,948,000	5,896,000
PSU					27,702	44,323	88,646				7,369,248
MIP		1,260,000	2,520,000	5,040,000
Britt J. Vitalone	5/23/2017								5,786	159.00	200,022
Cash LTIP		-0-	115,000	230,000
PeRSU(7)					713	1,321	1,889				210,039
RSU(8)								2,202			350,118
MIP		170,120	340,240	680,479
Lori A. Schechter	5/23/2017								21,204	159.00	733,022
Cash LTIP		-0-	489,000	978,000
PSU					4,598	7,356	14,712				1,223,022
MIP		387,500	775,000	1,550,000
Jorge L. Figueredo	5/23/2017								21,551	159.00	745,018
Cash LTIP		-0-	497,000	994,000
PSU					4,669	7,471	14,942				1,242,149
MIP		375,000	750,000	1,500,000
Bansi Nagji	5/23/2017								15,042	159.00	520,002
Cash LTIP		-0-	347,000	694,000
PSU					3,256	5,209	10,418				866,065
MIP		367,500	735,000	1,470,000
James A. Beer(9)	5/23/2017								32,254	159.00	1,115,021
Cash LTIP		-0-	743,000	1,486,000
PSU					6,989	11,182	22,364				1,859,160
MIP		476,208	952,417	1,904,833
Paul C. Julian(10)	5/23/2017								73,127	159.00	2,528,000
Cash LTIP		-0-	1,686,000	3,372,000
PSU					15,842	25,347	50,694				4,214,259
MIP		746,354	1,492,708	4,478,125

(1)

Amounts shown represent the range of possible cash payouts under (i) the Cash LTIP for the FY 2018 — FY 2020 performance period and (ii) the MIP for the FY 2018 performance period. Amounts actually earned under the FY 2018 MIP are included in the 2018 Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” Information regarding the operation of the Cash LTIP and the MIP is provided above in the section titled “Each Compensation Element Serves Unique Purpose.”

(2)

Amounts shown for PSUs represent the range of possible awards for the FY 2018 — FY 2020 performance period that the Compensation Committee determined at its May 2017 meeting. Payout decisions will be determined in May 2020. Information regarding the operation of the PSU program is provided above in the section titled “Each Compensation Element Serves Unique Purpose.”

(3)	Amounts shown for MIP represent 50% of the target payout for the FY 2018 performance period, which is the threshold award payout.

(4)

Amounts shown for PSU represent 62.5% of the target payout for the FY 2018 — FY 2020 performance period, which is the threshold award payout. Amount shown for PeRSU represents 54% of the target payout for the FY 2018 performance period, which is the threshold award payout.

56	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

(5)	Stock options have a seven-year term and vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

(6)	Amounts shown reflect the aggregate grant date fair values of option, PSU and PeRSU awards computed in accordance with ASC Topic 718, and do not reflect actual realized values.

(7)

Mr. Vitalone participated in the PeRSU program prior to becoming an executive officer and was the only NEO to participate in the PeRSU program in FY 2018. Amounts shown represent the range of possible PeRSU awards for the FY 2018 performance period that the Compensation Committee determined at its May 2017 meeting. Based on accomplishment against pre-determined performance goals, 1,427 RSUs were granted to Mr. Vitalone at the committee’s May 2018 meeting.

(8)

Mr. Vitalone was granted a one-time RSU award on May 23, 2017, prior to becoming an executive officer. The award will vest 50% on the second and fourth anniversaries of the grant date, subject to continued employment with the Company and the other terms and conditions of the award.

(9)	Mr. Beer’s incentive awards were canceled upon his resignation except for his vested stock options, which remained exercisable for 90 days.

(10)

All of Mr. Julian’s awards granted on May 23, 2017, other than his annual cash incentive, were canceled upon his retirement. Mr. Julian retired from the Company prior to the elimination of the individual modifier from the annual cash incentive for our executive officers.

- 2018 Proxy Statement	57

EXECUTIVE COMPENSATION

2018 Outstanding Equity Awards Table

The table below provides information on option awards and stock awards held by our NEOs as of March 31, 2018:

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John H. Hammergren	210,300	—	118.41	5/21/2020	—	—	72,340	10,190,536
	107,725	35,909	183.37	5/27/2021
	57,141	57,142	237.86	5/26/2022
	45,550	136,651	182.77	5/24/2023
	—	127,915	159.00	5/23/2024
Britt J. Vitalone	2,250	750	191.81	8/5/2021	14,636	2,061,773	—	—
	1,356	1,356	237.86	5/26/2022
	442	443	183.37	11/3/2022
	1,390	4,173	182.77	5/24/2023
	463	928	182.77	5/24/2023
	—	5,786	159.00	5/23/2024
Lori A. Schechter	10,000	—	76.55	1/24/2019	—	—	11,619	1,636,769
	3,490	—	87.24	5/22/2019
	3,775	—	118.41	5/21/2020
	2,250	750	183.37	5/27/2021
	10,814	3,605	191.81	8/5/2021
	7,921	7,921	237.86	5/26/2022
	6,930	20,790	182.77	5/24/2023
	—	21,204	159.00	5/23/2024
Jorge L. Figueredo	17,050	—	118.41	5/21/2020	—	—	12,195	1,717,910
	16,362	5,455	183.37	5/27/2021
	9,627	9,628	237.86	5/26/2022
	7,679	23,038	182.77	5/24/2023
	—	21,551	159.00	5/23/2024
Bansi Nagji	9,125	3,042	226.05	2/17/2022	1,232	173,552	8,203	1,155,557
	5,932	5,933	237.86	5/26/2022
	4,867	14,602	182.77	5/24/2023
	—	4,868	182.77	5/24/2023
	—	15,042	159.00	5/23/2024
James A. Beer	43,806	—	155.87	4/12/2018	—	—	—	—
	23,366	—	183.37	4/12/2018
	13,130	—	237.86	4/12/2018
	10,259	—	182.77	4/12/2018
Paul C. Julian(5)	165,000	—	87.24	5/22/2019	—	—	16,019	2,256,597
	116,400	—	118.41	5/21/2020
	58,784	—	183.37	1/2/2021
	33,333	33,334	237.86	5/26/2022
	26,043	78,129	182.77	5/24/2023

58	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

(1)	Stock options have a seven-year term and vest 25% on the first four anniversaries of the grant date, subject to continued employment with the Company.

(2)

For Mr. Vitalone, stock awards vest as follows: 110 shares on May 24, 2018; 1,276 shares on May 26, 2018; 1,101 shares on May 23, 2019; 1,500 shares on May 24, 2019; 1,367 shares on May 23, 2020; 8,181 shares on November 3, 2020; and 1,101 shares on May 23, 2021.

For Mr. Nagji, 1,232 shares vest on May 24, 2019.

(3)	Based on the $140.87 closing price of the Company’s common stock as reported by the NYSE on March 29, 2018, the last trading day of our fiscal year.

(4)

SEC rules require us to disclose the threshold payout amounts for PSU awards outstanding as of the end of the fiscal year, except that if performance during the last completed fiscal year has exceeded threshold performance, the disclosure is based on the next higher performance measure. PSU awards granted May 2015 for the FY 2016 — FY 2018 performance period failed to meet threshold performance. Since there was no payout, no value is included in this table with respect to those awards.

Outstanding PSUs actually earned, if any, will pay out in May 2019 and May 2020. The following amounts reflect target payouts for FY 2017 — FY 2019 PSUs and FY 2018 — FY 2020 PSUs:

Completion of the three-year performance period ending March 31, 2019 — Mr. Hammergren, 28,017 shares; Ms. Schechter, 4,263 shares; Mr. Figueredo, 4,724 shares; Mr. Nagji, 2,994 shares; and Mr. Julian, 16,019 shares.

Completion of the three-year performance period ending March 31, 2020 — Mr. Hammergren, 44,323 shares; Ms. Schechter, 7,356 shares; Mr. Figueredo, 7,471 shares; and Mr. Nagji, 5,209 shares.

(5)

Having met the age and service requirements for Normal Retirement under the 2013 Stock Plan, Mr. Julian is eligible to continue participation in the PSU program for the three-year performance period ending March 31, 2019. Mr. Julian forfeited all PSUs awarded to him in May 2017. Stock option grants made in May 2012 and May 2013 to Mr. Julian will be exercisable for the remainder of their terms, and stock option grants made in May 2015 and 2016 will continue to vest and remain exercisable for their terms. The vested portion of the stock option grant made in May 2014 will remain exercisable for three years following Mr. Julian’s retirement date.

2018 Option Exercises and Stock Vested Table

The table below provides information on stock options exercised and stock awards vested with respect to our NEOs during the fiscal year ended March 31, 2018:

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John H. Hammergren	599,000	41,230,642	(3)	96,644	15,579,013
Britt J. Vitalone	-0-	-0-		2,501	403,164
Lori A. Schechter	-0-	-0-		1,898	305,958
Jorge L. Figueredo	-0-	-0-		15,688	2,528,906
Bansi Nagji	-0-	-0-		4,741	814,267
James A. Beer	-0-	-0-		12,059	1,943,911
Paul C. Julian	-0-	-0-		53,428	8,612,594
(1)	Amounts shown represent values realized, calculated as the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)

Amounts shown represent the aggregate fair market values of the Company’s common stock realized upon the vesting of RSUs. The Company’s RSUs accrue dividend equivalents, the values of which are factored into the grant date fair value of the award. In addition to these amounts realized upon vesting of RSUs, participants received a cash payment of dividend equivalents and accrued interest as follows: Mr. Hammergren, $319,760; Mr. Vitalone, $8,038; Ms. Schechter, $6,279; Mr. Figueredo, $51,903; Mr. Nagji, $5,956; Mr. Beer, $39,897; and Mr. Julian, $176,765.

(3)	All of the stock options exercised by Mr. Hammergren in FY 2018 were due to expire on May 24, 2018 and May 22, 2019.

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2018 Pension Benefits Table

The Executive Benefit Retirement Plan (“EBRP”) is a nonqualified average final pay defined benefit pension plan that was established in 1984. Participation was frozen effective June 1, 2007 to the then-current roster of executive officers. Mr. Julian’s benefit of $38,279,839 was calculated as of his retirement date (January 2, 2018) and will be distributed in accordance with the terms of the plan, as described below. The following table provides information on the actuarial present values of the benefits accumulated by our NEOs under the EBRP calculated as of March 31, 2018:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John H. Hammergren	EBRP	22	114,000,000	—
Britt J. Vitalone(2)	—	—	—	—
Lori A. Schechter(2)	—	—	—	—
Jorge L. Figueredo(2)	—	—	—	—
Bansi Nagji(2)	—	—	—	—
James A. Beer(2)	—	—	—	—
Paul C. Julian	EBRP	21	38,279,839	—
(1)

Amounts shown do not reflect potential future salary growth, because amounts are required to be calculated based on compensation and service as of March 31, 2018. For Mr. Julian, the present value is based on assumptions used to calculate his actual EBRP benefit as of his retirement date, January 2, 2018. Mr. Hammergren’s benefit is fixed at $114 million and no longer requires the use of actuarial assumptions to determine the present value of his pension benefit.

(2)

Mr. Vitalone, Ms. Schechter, Mr. Figueredo, Mr. Nagji and Mr. Beer are not eligible to participate in the EBRP, since they were not executive officers when participation in the plan was frozen in 2007.

Assumptions used to calculate Mr. Julian’s benefit under the EBRP include:

Actuarial Assumption	January 2, 2018(1)	March 31, 2017
Discount rate	N/A(2)	2.33%
Lump-sum interest rate	0.75%	1.25%
Retirement ages	62	62
Withdrawal, disability or mortality before retirement	None	None
Post-retirement mortality rate	1994 Group Annuity Reserving Table	1994 Group Annuity Reserving Table
Future salary increases	None	None
MIP (annual cash incentive) payout	N/A(3)	100% of target amount
Form of payment	Lump sum	Lump sum
(1)	The actuarial assumptions as of January 2, 2018 are those used to calculate Mr. Julian’s actual EBRP benefit as of his retirement date, January 2, 2018.

(2)

No discount rate was used in the determination of Mr. Julian’s EBRP benefit as the amount shown in the 2018 Pension Benefits Table represents the actual EBRP benefit to which Mr. Julian is entitled based on his January 2, 2018 retirement.

(3)	Mr. Julian’s actual EBRP benefit as of his retirement date, January 2, 2018, reflects his actual MIP payout for FY 2018.

For additional information on the Company’s pension obligations, refer to Financial Note 18 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the SEC on May 24, 2018.

Actuarial Assumptions

The amounts shown in the 2018 Summary Compensation Table and the 2018 Pension Benefits Table generally reflect actuarial present values of pension benefits accumulated through the end of FY 2018. Mr. Hammergren’s benefit under the EBRP is fixed at $114 million, so his pension benefit calculation no longer reflects actuarial assumptions. Mr. Julian retired on January 2, 2018 and his benefit of $38,279,839 will be distributed in accordance with the terms and conditions of the EBRP.

At the end of each fiscal year, the Company reviews numerous assumptions used to calculate the present value of accumulated benefits reported in the pension benefits table. One key assumption is what the Pension Benefit Guarantee

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Corporation (“PBGC”) lump-sum interest rate will be when a plan participant reaches assumed retirement (generally, age 62). For FY 2018, the Company was required to use a PBGC lump-sum interest rate assumption of 0.75% for Mr. Julian’s benefit calculation. This assumption reflects the January 2018 PBGC lump-sum interest rate which was the rate in effect on Mr. Julian’s retirement date, as required under the EBRP.

Pension benefit values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, annual earnings and the assumptions used to determine the present value of the accumulated benefit. For example, the Company is required to calculate the present value of future pension liabilities using a discount rate based on corporate bond yields. As discount rates decrease, potential pension liabilities may increase. As discount rates increase, potential pension liabilities may decrease.

Proxy pension benefit values are generally calculated using the same assumptions used to calculate pension benefit values for the Company’s audited financial statements, except retirement age is assumed to be the normal retirement age as defined in the EBRP for voluntary retirement or in the executive officer’s employment agreement. Normal retirement age is the earliest age at which the executive could retire without any benefit reduction due to age.

Narrative Disclosure to the 2018 Pension Benefits Table

Retirement at age 62 or older, or involuntary separation from service after attaining age 55 with at least 15 years of service. A participant vests in his or her EBRP benefit after completing five years of service as an executive officer. The following is a brief summary of the benefit that would be provided to a participant in the EBRP upon retirement at age 62 or older, or upon an involuntary separation from service after attaining age 55 with at least 15 years of credited service.

A vested participant is eligible to receive an “Approved Retirement” benefit if one of the following criteria is met:

•	Separation from service on or after reaching age 62;

•	Separation from service involuntarily after attaining age 55 with at least 15 years of credited service;

•	Separation from service at any time with approval of the Compensation Committee; or

•	As provided for in the participant’s employment agreement.

Upon his retirement, Mr. Julian qualified for Approved Retirement. The Approved Retirement benefit is calculated by applying the following benefit formula: (i) a service-based percentage of the participant’s “average final compensation” as defined below, minus (ii) the annuity payment due under the Company’s “Retirement Plan” and the hypothetical annuity payment that is the actuarial equivalent of the amount earned under the “Retirement Share Plan” (together, “Basic Retirement Benefit”).

Calculation of average final compensation. The Approved Retirement benefit under the EBRP is based on the participant’s “average final compensation.” Average final compensation is the annual compensation received during the participant’s most highly paid five consecutive years of full-time employment in the final 15 years of service. Annual compensation includes annual base salary and MIP payments (including amounts voluntarily deferred under a Company-sponsored deferred compensation plan) and excludes long-term incentives such as Cash LTIP and equity grants.

Percentage of average final compensation. The gross EBRP benefit, expressed as a percentage of the participant’s average final compensation, is equal to an initial base benefit of 20%, increased by 1.77% for each completed year of service (0.148% for each completed month if the executive completes less than a full year of service in the year in which he or she separates from service). The maximum benefit is 60% of average final compensation.

Service credit. For purposes other than vesting, the EBRP measures service from the commencement of an executive’s employment until the participant separates from service. Service prior to being named a participant is included in the determination of service credit. Separation from service generally has the same meaning as provided in IRC Section 409A. The EBRP allows service credit for certain rehire situations, leaves of absence and periods in which a participant is receiving severance pay.

EBRP benefit offsets. A benefit under the EBRP is offset by the annuity payment under the Company’s Retirement Plan and the hypothetical annuity payment under the Retirement Share Plan. The Retirement Plan is a tax-qualified defined benefit pension plan which was effective January 1, 1972 and frozen as of December 31, 1996. None of our NEOs participates in the Retirement Plan. The Retirement Share Plan, introduced in January 1997 and discontinued after March 31, 2004, was an element offered under the 401(k) Plan. The offset for the hypothetical annuity benefit payable under the Retirement Share Plan is calculated by first determining the value of each share credited to the participant’s account as of the date it was credited,

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then applying an annual 12% rate to that value from the date the share was credited to the account to the date the participant’s EBRP benefit is scheduled to begin. The aggregate value of the shares credited to the participant’s Retirement Share Plan is then converted to a straight-life annuity. The resulting annuity is converted to a lump-sum amount using the interest rate prescribed by the PBGC for purposes of determining the present value of a lump-sum distribution for the month in which the participant retires and a table based upon the 1994 Group Annuity Reserving Table (1994 GAR) (“Present Value Calculation”). Mr. Julian maintained a balance under the Retirement Share Plan to offset his EBRP benefit, and his EBRP benefit was calculated with this offset. Mr. Hammergren’s EBRP benefit is now a fixed amount and is no longer subject to increase or further offset.

Distribution of benefit. A participant’s EBRP benefit is based on a straight-life annuity paid out on a monthly basis over the participant’s lifetime, which is then converted to a lump-sum actuarial equivalent using the above-described Present Value Calculation. A lump-sum payment is made in the seventh month following the month in which a participant separates from service.

Mr. Hammergren’s EBRP benefit will be paid in accordance with the provisions of the EBRP and his employment agreement should his employment terminate for any reason other than for Cause.

2018 Nonqualified Deferred Compensation Table

The table below provides information on the contributions, earnings and account balances for our NEOs participating in a Company-sponsored nonqualified deferred compensation program:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
John H. Hammergren
SPSIP Plans	240,600	192,480	298,164	-0-		11,882,424
DCAP Plans	-0-	-0-	634,603	-0-		23,395,800
Dividend Equivalents	-0-	27,060	1,736	319,760	(4)	-0-
Britt J. Vitalone
SPSIP Plans	-0-	-0-	-0-	-0-		-0-
DCAP Plans	-0-	-0-	3,188	-0-		91,859
Dividend Equivalents	-0-	17,850	747	8,038	(4)	33,462
Lori A. Schechter
SPSIP Plans	45,195	36,156	7,024	-0-		299,010
DCAP Plans	562,707	15,956	65,038	-0-		2,514,862
Dividend Equivalents	-0-	531	58	6,279	(4)	-0-
Jorge L. Figueredo
SPSIP Plans	56,448	45,158	20,661	-0-		802,583
DCAP Plans	154,106	6,164	83,136	-0-		3,121,323
Dividend Equivalents	-0-	4,393	280	51,903	(4)	-0-
Bansi Nagji
SPSIP Plans	58,080	46,464	5,074	-0-		231,984
DCAP Plans	-0-	-0-	-0-	-0-		-0-
Dividend Equivalents	-0-	7,407	132	5,956	(4)	2,632
James A. Beer
SPSIP Plans	34,841	27,873	25,707	-0-		248,986
DCAP Plans	1,117,741	33,286	169,135	-0-		1,789,257
Dividend Equivalents	-0-	3,377	216	39,897	(4)	-0-
Paul C. Julian
SPSIP Plans	135,022	108,018	131,129	773,073	(5)	4,447,185
DCAP Plans	-0-	-0-	217,364	-0-		8,013,510
Dividend Equivalents	-0-	14,960	951	176,765	(4)	-0-
(1)	Amounts shown reflect deferrals into SPSIP II and/or DCAP III accounts. These amounts are reported as compensation in the 2018 Summary Compensation Table above.

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(2)	Amounts shown represent Company contributions to SPSIP II and/or DCAP III accounts, as well as amounts credited on undistributed dividend equivalents.

(3)

Amounts shown include earnings on compensation deferred into SPSIP Plans and DCAP Plans. The SPSIP II is a successor plan to the Company’s Supplemental Profit-Sharing Investment Plan (“SPSIP,” together with SPSIP II, “SPSIP Plans”), which was frozen as of December 31, 2004. The DCAP III is a successor plan to the Company’s Deferred Compensation Administration Plan II (“DCAP II,” together with DCAP III, “DCAP Plans”), which was frozen as of December 31, 2004.

(4)	Amounts shown represent dividend equivalents and interest thereon, which are paid upon vesting of the underlying RSUs.

(5)

Mr. Julian retired from the Company effective January 2, 2018. Amount shown for SPSIP represents that portion of his SPSIP account balance distributed to Mr. Julian during FY 2018 following his retirement from the Company.

The Company sponsors two nonqualified deferred compensation plans. The Supplemental Profit-Sharing Investment Plan II (“SPSIP II”) is specifically for employees impacted by IRC Section 401(a)(17), which limits participation of highly paid employees in the Company’s tax-qualified 401(k) Plan. Compensation eligible for deferral into the SPSIP II includes base salary and MIP payments. The Deferred Compensation Administration Plan III (“DCAP III”) is a voluntary nonqualified deferred compensation plan. Compensation eligible for deferral in DCAP III includes base salary, MIP and Cash LTIP payments.

The Compensation Committee determines the default interest crediting rate for deferrals under SPSIP II and DCAP III for each calendar year. Currently, the default interest rate is 120% of the long-term applicable federal rate published for December 2017 by the IRS. The committee also approved the crediting of earnings (or losses) to SPSIP II or DCAP III accounts based on the participant’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) plan.

A third type of nonqualified deferred compensation is dividend equivalents and the related interest income. All recipients of RSUs, including NEOs, receive dividend equivalents at the same dividend rate received by the Company’s common stock investors, which is currently $0.34 per share per quarter. Dividend equivalents are credited quarterly to an interest-bearing account and are distributed in cash upon vesting of the RSUs. Under the terms of our 2005 Stock Plan and 2013 Stock Plan, interest accrues on employees’ credited dividend equivalents at a rate set by the Compensation Committee, which is currently 120% of the long-term applicable federal rate published for December 2017 by the IRS.

Narrative Disclosure to the 2018 Nonqualified Deferred Compensation Table

Supplemental Profit-Sharing Investment Plan II

The SPSIP II was adopted by the Board on January 1, 2005 and is the successor plan to the Supplemental Profit-Sharing Investment Plan (“SPSIP”), which was frozen effective December 31, 2004. The SPSIP II includes deferral and distribution provisions intended to comply with IRC Section 409A.

U.S. employees, including NEOs, may elect to participate in the SPSIP II. Participants may elect to defer, in whole percentages, from 1.0% to 5.0% of covered compensation in excess of the IRC Section 401(a)(17) limit (currently $275,000 per year). An election to participate in the SPSIP II remains in effect until the participant informs the plan administrator that he or she wishes to cease participation. In that case, the election to cease participation becomes effective at the beginning of the next calendar year. Some NEOs have elected to participate in the plan at the 5.0% level. At an employee participation level of 5.0%, the Company contributes an additional 4.0% of the participant’s pay as a matching contribution, consistent with the terms of the 401(k) Plan (“Company Match”). Participants are 100% vested in both the Company Match and their own contributions in the SPSIP II.

Participants in the SPSIP and SPSIP II make a distribution election at the time they elect to enroll in the plan. Upon separation of service, distributions may be made in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under both plans are subject to ordinary income taxes.

Accounts in the SPSIP II are credited with interest at the same rate determined by the Compensation Committee for deferrals under the DCAP III. Currently, the default interest rate selected by the Compensation Committee is 120% of the long-term applicable federal rate published for December 2017 by the IRS. In addition, the committee approved the crediting of earnings (or losses) to an employee’s DCAP III account based on the employee’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) Plan.

Unlike tax-qualified retirement accounts, assets for the payment of benefits under the SPSIP and SPSIP II are not held in trust. Distributions under these plans are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

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Deferred Compensation Administration Plan III

The DCAP III was adopted by the Board on January 1, 2005 and is the successor plan to the Deferred Compensation Administration Plan II, which was frozen effective December 31, 2004. The DCAP III includes deferral and distribution provisions intended to comply with IRC Section 409A.

Participation in the DCAP III is open to all employees eligible for participation in the MIP with a bonus target of at least 15% of annual base salary, and other highly compensated employees. For calendar year 2017, approximately 5,300 employees were eligible to participate in the DCAP III, including NEOs.

Participants may elect to defer into the DCAP III up to 75% of their annual base salary, up to 90% of their annual MIP payment and for those who also participate in the Cash LTIP, up to 90% of any Cash LTIP payment. Unlike the SPSIP II, an employee’s election to participate in the DCAP III is in effect for only one calendar year. Amounts deferred under the DCAP III are credited to a book account, and the Compensation Committee approves the rate at which interest or earnings are credited each year to the account. Currently, the default interest rate selected by the Compensation Committee is 120% of the long-term applicable federal rate published for December 2017 by the IRS. In addition, the committee approved the crediting of earnings (or losses) to an employee’s DCAP III account based on the employee’s choice of a hypothetical investment in some of the funds, other than the McKesson stock fund, provided under the Company’s tax-qualified 401(k) Plan.

Participants in the DCAP III make a distribution election at the time they elect to defer compensation. Distributions may be made at one or more specified dates in the future or upon separation of service in either a lump sum or in installments. If the separation from service is not due to retirement, disability or death, the entire account balance is distributed as a lump sum at a time such payment would comply with IRC Section 409A. Distributions under both plans are subject to ordinary income taxes.

Earnings that are deferred into the DCAP III are not considered “covered compensation” for 401(k) Plan or SPSIP II purposes as defined by those plans. No 401(k) Plan or SPSIP II employee deductions are taken from compensation deferred into the DCAP III. To keep the DCAP III participants whole with respect to their Company Match, an amount is credited to a participant’s DCAP III account equal to 4% of the amount deferred.

As with the SPSIP and the SPSIP II, assets for the payment of benefits under the DCAP plans are not held in trust. Distributions are paid from the Company’s general corporate funds. Participants and their beneficiaries are unsecured general creditors of the Company with no special or prior right to any Company assets for payment of any obligation under the plans.

Executive Employment Agreements

The Company entered into employment agreements with Mr. Hammergren and Mr. Julian which provide for the employment term, compensation and benefits payable during the agreement term, as well as specified payments in the case of employment termination. Both agreements provide that the executives will participate in all compensation and fringe benefit programs made available to all executive officers. These employment agreements were most recently amended in November 2008, primarily to ensure that post-employment payments and benefits under the agreements comply with IRC Section 409A.

With Mr. Julian’s retirement in January 2018, Mr. Hammergren’s employment agreement is the only such agreement remaining in effect at the Company. The descriptions that follow are qualified in their entirety by the agreements themselves, which have been included as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008, as filed with the SEC on October 29, 2008.

Mr. John H. Hammergren

The Company first entered into a three-year employment agreement with John H. Hammergren effective January 31, 1996, as Corporate Vice President and President of McKesson Health Systems (“1996 Employment Agreement”). The terms of that agreement were based in part on certain compensation elements provided to Mr. Hammergren by his previous employer and offered to him as inducement to accept our offer of employment.

The Company later entered into an Amended and Restated Employment Agreement with Mr. Hammergren, initially effective June 21, 1999, and as amended on April 1, 2004, November 1, 2006 and November 1, 2008 (“Hammergren Agreement”), which continues to be operative in his current role as Chairman, President and Chief Executive Officer. These subsequent versions of the Hammergren Agreement consist in large measure of compensation elements and terms that existed in the 1996 Employment Agreement, or terms provided to his predecessor as Chairman, President and Chief Executive Officer.

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On March 27, 2012, Mr. Hammergren delivered to the Chair of the Compensation Committee a letter relinquishing his right under his employment agreement to be paid a golden parachute tax gross-up and the right to have his change in control-related cash severance calculated as the product of 2.99 times his “base amount” (as defined in IRC Section 280G), leaving in place the alternative cash severance formulation of a lump sum equal to three years’ salary continuation and MIP participation.

In addition, on February 27, 2014, Mr. Hammergren voluntarily agreed that his pension benefit under the EBRP would be a fixed amount of $114 million, rather than have the benefit continue to be subject to fluctuations based on continued service, changes in pay rates or changes in interest rate assumptions. Mr. Hammergren’s pension benefit will no longer be subject to additional adjustments. The value of his pension was reduced by almost 30% from the amount disclosed in our 2013 proxy statement as being payable had he resigned at the end of FY 2013.

The Hammergren Agreement renews automatically, so the remaining term is always three years. The Hammergren Agreement provides for an annual base salary of at least $1,580,000 and such additional incentive compensation, if any, as may be determined by the Board or any duly authorized committee. Incentive compensation awarded to Mr. Hammergren under the MIP is calculated using an individual target award of not less than 150% of his base salary. Mr. Hammergren is entitled to receive all other benefits generally available to other members of the Company’s management, and those benefits for which key executives are or become eligible.

The agreement provides that if the Company terminates Mr. Hammergren without “Cause” or he terminates for “Good Reason” (both as defined in the Hammergren Agreement, and described below under “Definition of Cause” and “Definition of Good Reason”) and he remains in compliance with his post-employment non-disclosure and non-solicitation restrictions, he will be entitled to receive the following: (A) payment of his final monthly base salary for, and MIP awards whose performance periods end during, the remainder of the term of the Hammergren Agreement (“Severance Period”), with the MIP individual modifier equal to his average MIP individual modifier over the prior three years; (B) lifetime medical benefits and financial counseling program, as well as lifetime office space and secretarial support; (C) continued accrual and vesting of his rights and benefits under the Executive Survivor Benefits Plan (“ESBP”) and the EBRP for the Severance Period; (D) accelerated vesting of stock options and restricted stock, subject to certain forfeiture and repayment provisions; (E) continued participation in pro-rata awards under the Cash LTIP for the remainder of the Severance Period; and (F) for purposes of DCAP III and the 1994 Stock Option and Restricted Stock Plan (or any similar plan or arrangement), his termination will be deemed to have occurred as if he qualified as a retiree.

Payments that are required to be delayed for “specified employees” under IRC Section 409A will be delayed following a separation from service. Any payments delayed as a result of such compliance will accrue interest at a rate determined in advance by the Compensation Committee, as in effect on the date of separation. The current rate for this purpose is the default interest rate applicable to amounts deferred under the DCAP III (“DCAP Rate”).

If Mr. Hammergren’s employment is terminated within six months preceding, or within two years following, a “Change in Control” as defined in his employment agreement and described below under “Definition of Change in Control,” he will receive a lump-sum payment calculated in accordance with the provision described in clause (A) of the preceding paragraph and he will continue to receive all of the other severance benefits described in the second preceding paragraph. The Change in Control severance payment and payment of his benefit under the EBRP may be delayed following his separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate.

If Mr. Hammergren voluntarily terminates employment for other than “Good Reason” after the close of the fiscal year in which he has attained at least age 55 and has completed 15 years of continuous service in one or more of the following positions: Executive Chairman of the Board, Chief Executive Officer and/or co-Chief Executive Officer, upon retirement he will be entitled to receive the following: (i) the benefits set forth in clauses (B) and (F) above; and (ii) the continued vesting of his equity compensation, the full term to exercise his outstanding stock options, continued participation in the Cash LTIP and the MIP with the individual modifier equal to the average individual modifier over the prior three years, and the cash equivalent of PeRSUs granted under the Company’s 2005 Stock Plan (or successor plans), for the performance periods that begin prior to, but end after, his retirement. Receipt of these added benefits is conditioned on Mr. Hammergren providing advance notice of his intent to retire and the Board either electing or approving by resolution his successor as Chief Executive Officer or approving a plan of succession. Mr. Hammergren will forfeit the aforementioned benefits if he breaches his confidentiality and non-solicitation obligations to the Company after his retirement.

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If Mr. Hammergren voluntarily terminates his employment with the Company other than for Good Reason (other than under the circumstances described above), he will be entitled to receive the benefits set forth in clauses (B) and (F) above. If Mr. Hammergren is prevented from carrying out his duties and responsibilities due to disability, he will continue to receive his then-current salary for the period of his disability or, if less, a period of 12 months. If Mr. Hammergren’s employment is terminated for Cause, the Company’s obligations under the Hammergren Agreement cease and terminate. Any rights he may have under the Company’s benefit plans will be determined solely in accordance with the express terms of those plans. If Mr. Hammergren dies during the term of his agreement, the Company will continue to pay his salary to his surviving spouse or designee for a period of six months. The Company will also pay to his spouse or designee his benefits under the EBRP.

The Hammergren Agreement provides that, for a period of at least two years following the termination of his employment with the Company, Mr. Hammergren may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the two years prior to his termination. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Hammergren Agreement.

Mr. Paul C. Julian

The Company entered into an employment agreement with Paul C. Julian effective August 1, 1999, which was amended and restated effective April 1, 2004, November 1, 2006 and November 1, 2008 (“Julian Agreement”). The Julian Agreement provides that the Company will continue to employ Mr. Julian as Executive Vice President and Group President, or in such other executive capacities as may be specified by our CEO, for an initial three-year term with automatic one-year extensions commencing on November 1, 2012 and on each November 1 thereafter.

Mr. Julian retired from the Company effective January 2, 2018. Upon his retirement, he was entitled to payment of a retirement benefit under the Executive Benefit Retirement Plan, described above under “2018 Pension Benefits Table” and the related narrative, and distributions of deferred compensation under the deferred compensation plans described above under “2018 Nonqualified Deferred Compensation Table” and the related narrative. In addition, Mr. Julian met the age and service requirements for retirement under the Company’s incentive programs and will continue to be eligible for certain benefits and payments thereunder, as described in “Potential Payments upon Termination or Change in Control” on page 69.

The Julian Agreement provides that, for a period of at least two years following his retirement, Mr. Julian may not solicit or hire employees or solicit competitive business from any person or entity that was a customer of the Company within the three years prior to his retirement. In addition, he is forever prohibited from using or disclosing any of the Company’s Confidential Information, as defined in the Julian Agreement.

Executive Severance Policy

The Severance Policy for Executive Employees, as amended and restated on April 23, 2013 (“Executive Severance Policy”), applies in the event an executive officer is terminated by the Company for reasons other than for “Cause,” as described below in “Definition of Cause,” and the termination is not covered by the Company’s CIC Policy as described below.

The benefit payable to participants under the Executive Severance Policy is the sum of 12 months’ base salary plus one month’s base salary per year of service, up to the lesser of (i) 24 months and (ii) the number of months until the participant turns age 62. Benefits under this plan are paid over time and are reduced or eliminated by any income the executive receives from subsequent employers during the severance payment period. Participants must execute a general release of the Company and its affiliates in order to receive severance benefits. A terminated executive who is receiving payments under the terms of an employment agreement he or she may have with the Company is not entitled to receive additional payments under the Executive Severance Policy.

Commencement of payments under the Executive Severance Policy may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid. Pursuant to the Executive Severance Policy, the Company will seek shareholder approval for any future arrangement with a participant in the plan that would provide for severance pay and benefits having a present value exceeding 2.99 times the sum of the executive’s base salary and target bonus.

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EXECUTIVE COMPENSATION

Change in Control Policy

The Change in Control Policy for Selected Executive Employees, amended and restated on October 26, 2010 (“CIC Policy”), provides severance payments to employees of the Company (including executive officers) selected annually for participation in the Compensation Committee’s discretion. Payments under the CIC Policy are paid only upon a qualifying separation from service that occurs within six months prior to, or 24 months following, a “Change in Control” (as defined in the policy and described below in “Definition of a Change in Control”). Under the CIC Policy, a qualifying separation from service is one that is by the Company without “Cause” (as defined in the policy) and either proximate to or instigated by the party involved in, or otherwise in connection with, the Change in Control, or one that is initiated by the participant for “Good Reason” (as defined in the policy).

The CIC Policy expands eligibility for benefits to a larger employee group than is eligible under the Executive Severance Policy, but like the Executive Severance Policy, it excludes participation by an executive who has an individual agreement with the Company providing for change in control benefits. Participants in the CIC Policy are designated by the Compensation Committee to participate in one of three tiers. Tier one participants (which would include any NEO participating in the CIC Policy) are entitled to a cash benefit equal to 2.99 times the participant’s “Earnings,” defined by the policy as the sum of (i) annual base salary plus (ii) the greater of (A) the participant’s target bonus under the MIP or (B) the average of the participant’s MIP award for the latest three years for which the participant was eligible to receive an award (or such lesser period of time during which the participant was eligible to receive an award).

CIC Policy participants are eligible for a full gross-up payment if benefits payable under the policy are subject to an excise tax under IRC Section 4999. Tier one participants are eligible for three years of continued coverage under the Company’s medical plans (or plans providing comparable coverage) at no greater cost to the executive and Company-paid life insurance for three years. CIC Policy severance payments may be delayed following a participant’s separation from service to comply with IRC Section 409A. Any payments delayed as a result of such compliance will accrue interest at the DCAP Rate until paid.

Definition of a “Change in Control”

For purposes of the CIC Policy, a “Change in Control” is defined as the occurrence of any change in ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, all as defined in IRC Section 409A.

For purposes of Mr. Hammergren’s Agreement, a “Change in Control” of the Company is deemed to have occurred if any of the following events occur: (A) during any period of not more than 12 consecutive months, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) excluding the Company or any of its affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (B) during any period of not more than 12 consecutive months, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

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EXECUTIVE COMPENSATION

Notwithstanding the foregoing, under the terms of Mr. Hammergren’s Agreement, no Change in Control is deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which, in the judgment of the Compensation Committee, the holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately prior to such transaction or series of transactions.

Definition of “Good Reason”

Mr. Hammergren has “Good Reason” to resign if any of the following actions is taken without his express written consent: (A) any material change by the Company in his functions, duties or responsibilities if that change would cause his position with the Company to become of less dignity, responsibility, or importance; (B) any reduction in his base salary, other than one in conjunction with an across-the-board reduction for all executive employees of the Company; (C) any material failure by the Company to comply with any of the provisions of the Hammergren Agreement; (D) relocation to an office more than 25 miles from the office at which he was based as of the effective date of the agreement; (E) termination of his obligation and right to report directly to the Board, but not if he ceases to serve as Chairman, unless such action is taken in conjunction with a Change in Control; (F) the Board removes him as Chairman at or after a Change in Control (or prior to a Change in Control if at the request of any third party participating in or causing the Change in Control), unless such removal is required by then applicable law; (G) a change in the majority of the members of the Board as it was construed immediately prior to the Change in Control; (H) failure by the Company to obtain the express assumption of his agreement by any successor or assign of the Company; or (I) cancellation of the automatic renewal provision in the agreement. Any incapacity Mr. Hammergren may develop due to physical or mental illness will not affect his ability to resign for Good Reason.

Definition of “Cause”

Generally under the Company’s plans and programs, “Cause” means the executive’s willful misconduct and in some cases the executive’s negligent misconduct which in any case is injurious to the Company. The specific consequences of such behavior are reflected in the agreement or plan documents.

The Hammergren Agreement provides that the Company may generally terminate Mr. Hammergren’s employment if he: (i) willfully engages in misconduct that is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole; (ii) engages in willful and material dishonesty involving the Company’s assets or those of any of its affiliated companies; or (iii) materially fails to comply with any of the provisions of his agreement. Before a termination for Cause may take effect, the Company must provide Mr. Hammergren with formal written notice after giving him the opportunity to be heard before the Board, give him a 15-day opportunity to cure his conduct, if appropriate, and have his termination confirmed by arbitration.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

The narrative and tables that follow describe potential payments and benefits that may be received by our NEOs or their respective beneficiaries pursuant to existing employment agreements, plans or arrangements under various separation scenarios including termination of employment or Change in Control.

Unless otherwise noted, the amounts shown assume a March 31, 2018 separation date, reflect the total present value of the obligation and, where applicable, are calculated using the $140.87 closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. Where the Company’s obligation is to provide services (e.g., office and secretarial support), the discounted present value of the obligation is shown. These amounts are estimates only, as the actual obligation can only be determined at the time of actual separation from the Company.

The following tables show six termination events where a Current NEO, or the Current NEO’s beneficiary, may receive benefits: (i) death; (ii) disability; (iii) termination for Cause; (iv) voluntary termination; (v) involuntary termination not involving a change in control; and (vi) involuntary termination following a change in control. For both death and disability, the narrative and tabular disclosures include all benefits that may be provided to each NEO. Starting with involuntary termination, to avoid repetition, the narrative and tabular disclosures reflect only the incremental value that may be conveyed to each NEO. We are required to report the values below as if the NEO separated from service on March 31, 2018, the last day of our fiscal year. As described below, two of our NEOs separated from the Company during FY 2018 and were not serving as of March 31, 2018; we have therefore not included in these tables hypothetical payments to such individuals.

On January 20, 2010, the Company froze the Executive Survivor Benefits Plan (“ESBP”) to new participants. Mr. Hammergren and Mr. Figueredo participate in the ESBP, which provides a supplemental cash death benefit to the executive’s named beneficiary on a tax-neutral basis. Under the terms of the ESBP, beneficiaries receive a cash death benefit of 300% of the executive’s annual base salary, up to a maximum of $2,000,000, if the executive dies while an active employee.

Participants in the ESBP are also entitled to post-employment coverage if they are granted “Approved Retirement.” A participant is eligible for Approved Retirement and is an “Approved Retiree” under the ESBP: (i) upon termination after age 62; (ii) for any involuntary termination after age 55 and completion of 15 years of service; (iii) with the approval of the Compensation Committee for any termination prior to (i) or (ii) above if the participant is at least age 55 and has completed five years of service; or (iv) as provided in a written employment agreement or at the Board’s discretion. However, the post-termination benefit conveyed to an Approved Retiree’s beneficiary under the ESBP is reduced to 150% of the participant’s final annual base salary up to a maximum of $1,000,000. Under the terms of his employment agreement, Mr. Hammergren is entitled to Approved Retirement under the ESBP should his employment terminate for any reason other than for Cause.

During FY 2018, two NEOs separated from the Company. Mr. Beer’s departure is discussed in the section titled “Chief Financial Officer Transition” under “Compensation Discussion and Analysis,” on pages 44-45.

On January 2, 2018, Mr. Julian, former Executive Vice President and Group President, retired from the Company after nearly 22 years of service. In connection with his retirement, Mr. Julian is entitled to a retirement benefit described above in the 2018 Pension Benefits Table and related narrative, and distributions of deferred compensation in accordance with the terms and conditions of those plans, as discussed above in the 2018 Nonqualified Deferred Compensation Table and related narrative. Mr. Julian is an Approved Retiree under the ESBP. Having met the age and service requirements for retirement under our incentive programs, he also is eligible for the following:

•	A pro-rated portion of his FY 2018 MIP award;

•	Continued participation in his FY 2016 — FY 2018 and FY 2017 — FY 2019 Cash LTIP awards; and

•	Continued participation in his FY 2016 — FY 2018 and FY 2017 — FY 2019 PSU awards.

Amounts that Mr. Julian actually received for his FY 2018 MIP award and FY 2016 — FY 2018 Cash LTIP award are disclosed above in the 2018 Summary Compensation Table. Stock option grants made in May 2012 and May 2013 will be exercisable for the remainder of their terms, and stock option grants made in May 2015 and May 2016 will continue to vest and remain exercisable for their full terms. The stock option granted to Mr. Julian in May 2017 and an unvested tranche of the stock option granted in May 2014 were canceled upon his retirement. The vested portion of the stock option granted in May 2014 will remain exercisable for three years following Mr. Julian’s retirement.

In each of the tables below, a “-0-” indicates no monetary value is associated with the benefit, while a “—” indicates the Current NEO is not entitled to the benefit.

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EXECUTIVE COMPENSATION

Benefits and Payments upon Death

In the event of death, employees receive accelerated vesting of their outstanding options and RSUs, prorated PSU awards, prorated MIP awards and prorated Cash LTIP awards for any Cash LTIP performance period that is at least 50% complete. Prorated PSU, MIP and Cash LTIP payments are made at the end of the performance period when payments are made to other plan participants. Vested stock options remain exercisable for three years, subject to expiration of the option term.

The table below reflects the benefits payable in the event of death of our Current NEOs effective March 31, 2018:

Name	Salary Continuation to Spouse or Designee ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	Cash LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	840,000	-0-	4,712,430	3,477,600	2,535,367	3,311,258	114,000,000
Britt J. Vitalone	—	-0-	2,061,773	336,497	106,567	—	—
Lori A. Schechter	—	-0-	745,766	1,069,500	377,333	—	—
Jorge L. Figueredo	—	-0-	794,460	1,035,000	425,567	3,819,214	—
Bansi Nagji	—	-0-	699,326	1,014,300	268,500	—	—
(1)	Amount shown represents six months of base salary as of March 31, 2018, payable in accordance with the terms of Mr. Hammergren’s employment agreement.

(2)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2018. In the event of death, NEOs are eligible for accelerated vesting of options and RSUs and a prorated PSU award reflecting the amount earned through the month of death. The value shown for option acceleration is calculated as the difference between the option exercise price and $140.87, the closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. Beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. The value shown for PSU awards represents actual performance for FY 2016 — FY 2018 awards and target performance for FY 2017 — FY 2019 and FY 2018 — FY 2020 awards. For more information on unvested equity awards held by Current NEOs, refer to the 2018 Outstanding Equity Awards Table.

(3)

Amounts shown represent actual MIP payouts for FY 2018 as reported in the 2018 Summary Compensation Table. In the event of death, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of death.

(4)

Amounts shown represent actual Cash LTIP payouts for FY 2016 — FY 2018 as reported in the 2018 Summary Compensation Table and pro-rata portions (66.7%) of FY 2017 — FY 2019 Cash LTIP target awards. In the event of death, NEOs are eligible for a prorated Cash LTIP award reflecting the amount earned through the month of death for any performance period that is at least 50% complete.

(5)

Amounts shown represent a benefit of $2,000,000 on a tax-neutral basis. Mr. Vitalone, Ms. Schechter and Mr. Nagji are not ESBP participants, since they were not executive officers when participation in the plan was frozen in 2010.

(6)	Mr. Hammergren has a vested EBRP benefit. The other Current NEOs are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007.

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EXECUTIVE COMPENSATION

Benefits and Payments upon Termination Due to Disability

In the event of termination due to permanent and total disability, employees receive accelerated vesting of their outstanding options and RSUs, prorated PSU awards, prorated MIP awards and prorated Cash LTIP awards for any Cash LTIP performance period that is at least 50% complete. PSU, MIP and Cash LTIP payments are made at the end of the performance period when payments are made to other plan participants. With respect to NEOs, a termination due to disability occurs on the first anniversary of the date the executive is unable to perform services.

The table below reflects the benefits payable in the event of termination due to disability effective March 31, 2018, which for purposes of this presentation is considered to be a “voluntary termination” under Mr. Hammergren’s employment agreement and the Executive Severance Policy for Mr. Vitalone, Ms. Schechter, Mr. Figueredo and Mr. Nagji:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	Cash LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	885,087	1,592,596	334,555	-0-	4,712,430	3,477,600	2,535,367	1,655,629	114,000,000
Britt J. Vitalone	—	—	—	-0-	2,061,773	336,497	106,567	—	—
Lori A. Schechter	—	—	—	-0-	745,766	1,069,500	377,333	—	—
Jorge L. Figueredo	—	—	—	-0-	794,460	1,035,000	425,567	—	—
Bansi Nagji	—	—	—	-0-	699,326	1,014,300	268,500	—	—
(1)

Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

•

Medical: monthly full family (COBRA) rate together with dental and vision of $1,317, increased by a multiple for higher expected claims due to disability; a future value discount rate of 3.93%; a pre-Medicare healthcare trend of 6.25%, grading down 0.25% per year to an ultimate trend rate of 5.00%; a post-Medicare healthcare trend of 5.75% grading down 0.25% per year to an ultimate trend rate of 5.00%; and the RP-2014 Disabled Retiree Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2017 projection.

•

Office and Secretary, Financial Counseling: an annual cost of $129,100 for office and secretary and $27,120 for financial counseling; a 3.00% trend rate for cost appreciation and a future value discount rate of 3.90%; a utilization rate of 100% to age 67 gradually decreasing until age 99, after which it is zero; and the RP-2014 Disabled Retiree Mortality Table projected backward to the year 2006 with Scale MP- 2014 for Annuitants with fully generational MP-2017 projection.

(2)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2018. In the event of disability, NEOs are eligible for accelerated vesting of options and RSUs and a prorated PSU award reflecting the amount earned through the month of disability. The value shown for option acceleration is calculated as the difference between the option exercise price and $140.87, the closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. Employees or their beneficiaries have the earlier of three years or the option expiration date to exercise vested stock options. The value shown for PSU awards represents actual performance for FY 2016 — FY 2018 awards and target performance for FY 2017 — FY 2019 and FY 2018 — FY 2020 awards. For more information on unvested equity awards held by NEOs, refer to the 2018 Outstanding Equity Awards Table.

(3)

Amounts shown represent actual MIP payouts for FY 2018 as reported in the 2018 Summary Compensation Table. In the event of disability, NEOs are eligible for a prorated MIP award reflecting the amount earned through the month of disability.

(4)

In the event of disability, NEOs are eligible for a prorated Cash LTIP award reflecting the amount earned through the month of disability for any performance period that is at least 50% complete. Amounts shown for NEOs represent actual Cash LTIP payouts for FY 2016 — FY 2018 as reported in the 2018 Summary Compensation Table and pro-rata portions (66.7%) of FY 2017 — FY 2019 Cash LTIP target awards.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(6)	Mr. Hammergren has a vested EBRP benefit. The other Current NEOs are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007.

Termination for Cause

In the event of termination for Cause as described above under “Definition of Cause,” or as defined in the Company’s contracts, plans or policies, all obligations or commitments are canceled or voided, including outstanding equity grants, vested stock options, MIP and Cash LTIP awards and EBRP benefits. However, payments such as accrued but unpaid salary and paid time off are made as required by federal and state laws.

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EXECUTIVE COMPENSATION

Benefits and Payments upon Voluntary Termination

In the event of voluntary termination for all NEOs except Mr. Hammergren, all unvested equity is canceled. Employees whose age plus service equals 65 (“65 points”) are eligible for prorated MIP awards upon voluntary termination on or after January 1 of the fiscal year. For Cash LTIP awards, employees who have attained age 60 with at least 10 years of service (or age 57 with 10 years of service for EBRP participants) are eligible for continued participation in the Cash LTIP, provided that they have worked at least one year of the performance period. Under our equity plans, all employee participants with at least 65 points have three years to exercise vested stock options, subject to expiration of the option term. For equity awards made on or after May 26, 2015, employees who have attained age 60 with at least 10 years of service (or age 57 with 10 years of service for EBRP participants) are eligible for continued vesting of equity compensation and the full term to exercise stock options, provided that they have completed at least one year of service following the grant date. Among Current NEOs, Mr. Hammergren and Mr. Figueredo had 65 points on March 31, 2018.

Under the terms of his employment agreement, at the end of FY 2015 Mr. Hammergren became eligible upon voluntary termination to receive the continued vesting of his equity compensation, the full term to exercise his stock options and continued participation in the Cash LTIP and the MIP. Mr. Hammergren has attained Approved Retiree status under the ESBP in the event of voluntary termination. Under the terms of his employment agreement, Mr. Hammergren receives lifetime medical coverage, office and secretary and financial counseling.

The table below reflects the benefits payable in the event of voluntary termination effective March 31, 2018:

Name	Medical ($)(1)	Office and Secretary ($)(1)	Financial Counseling ($)(1)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	Cash LTIP ($)(4)	Cash Death Benefit (ESBP) ($)(5)	Executive Pension (EBRP) ($)(6)
John H. Hammergren	476,650	1,929,725	405,376	-0-	10,190,536	3,477,600	6,465,700	1,655,629	114,000,000
Britt J. Vitalone	—	—	—	—	—	—	—	—	—
Lori A. Schechter	—	—	—	—	—	—	—	—	—
Jorge L. Figueredo	—	—	—	—	—	1,035,000	—	—	—
Bansi Nagji	—	—	—	—	—	—	—	—	—
(1)

Mr. Hammergren’s employment agreement provides for lifetime post-employment medical coverage, office and secretary and financial counseling. We used the following assumptions to determine the present value of benefit amounts:

•

Medical: monthly full family (COBRA) rate together with dental and vision of $1,317, a future value discount rate of 3.93%; a pre-Medicare healthcare trend of 6.25%, grading down 0.25% per year to an ultimate trend rate of 5.00%; a post-Medicare healthcare trend of 5.75% grading down 0.25% per year to an ultimate trend rate of 5.00%; and the RP-2014 Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2017 projection.

•

Office and Secretary, Financial Counseling: an annual cost of $129,100 for office and secretary and $27,120 for financial counseling; a 3.00% trend rate for cost appreciation and a future value discount rate of 3.90%; a utilization rate of 100% to age 67, gradually decreasing until age 99, after which it is zero; and the RP-2014 Mortality Table projected backward to the year 2006 with Scale MP-2014 for Annuitants with fully generational MP-2017 projection.

(2)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive the continued vesting of his equity compensation and the full term to exercise his stock options. The value shown for option vesting is calculated as the difference between the option exercise price and $140.87, the closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. The value shown for PSU awards represents the actual performance for the FY 2016 — FY 2018 performance period, and target performance for FY 2017 — FY 2019 and FY 2018 — FY 2020 performance periods.

(3)

Amounts shown represent actual MIP payouts for FY 2018 as reported in the 2018 Summary Compensation Table. Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the MIP. As a “Retiree” under the MIP with 65 points as of March 31, 2018, Mr. Figueredo is eligible for a prorated MIP award.

(4)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the Cash LTIP. The amount shown for Mr. Hammergren represents the actual Cash LTIP payout for FY 2016 — FY 2018 as reported in the 2018 Summary Compensation Table and target payouts for the FY 2017 — FY 2019 and FY 2018 — FY 2020 performance periods.

(5)	As an Approved Retiree under the ESBP, Mr. Hammergren is eligible for a post-employment benefit of $1,000,000 on a tax-neutral basis.

(6)	Mr. Hammergren has vested EBRP benefits. The other Current NEOs are not EBRP participants, since they were not executive officers when participation in the plan was frozen in 2007.

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EXECUTIVE COMPENSATION

Incremental Benefits and Payments upon Involuntary Termination or Voluntary Termination for Good Reason

The Executive Severance Policy covers employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. The Executive Severance Policy is described above in “Executive Employment Agreements.”

Mr. Hammergren is eligible for severance benefits upon involuntary termination without Cause, or for voluntary termination for Good Reason as described above in “Executive Employment Agreements.” Mr. Hammergren’s agreement provides for accelerated vesting of all outstanding equity grants. Additionally, he maintains his status as an active employee under the ESBP and continues his participation in outstanding Cash LTIP performance periods for the duration of his “Severance Period,” which is defined in his employment agreement.

The table below reflects the incremental benefits payable, in addition to the amounts in the table above entitled “Benefits and Payments upon Voluntary Termination,” in the event of involuntary termination other than for Cause, and with respect to Mr. Hammergren, in the event of voluntary termination for Good Reason effective March 31, 2018:

Name	Salary Continuation/ Severance ($)(1)	Medical ($)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Vesting ($)(2)	Value of Stock Vesting ($)(2)	MIP ($)(3)	Cash LTIP ($)(4)	Cash Death Benefit (ESBP) ($)	Executive Pension (EBRP) ($)
John H. Hammergren	5,048,400	-0-	-0-	-0-	-0-	-0-	11,340,000	-0-	-0-	-0-
Britt J. Vitalone	1,503,750	—	—	—	—	—	—	—	—	—
Lori A. Schechter	1,166,375	—	—	—	—	—	—	—	—	—
Jorge L. Figueredo	1,316,250	—	—	—	—	—	-0-	—	—	—
Bansi Nagji	922,425	—	—	—	—	—	—	—	—	—
(1)

Amounts shown represent the following: (i) for Mr. Hammergren, salary continuation as provided under his employment agreement; (ii) for Mr. Vitalone, Ms. Schechter, Mr. Figueredo and Mr. Nagji, severance as provided under the Executive Severance Policy; and (iii) for all Current NEOs, six months’ interest accrued at the DCAP Rate, since payment of vested benefits is delayed six months to comply with IRC Section 409A.

(2)

Mr. Hammergren’s employment agreement provides for the accelerated vesting of stock options and continued vesting of PSUs. The amount shown under option acceleration is calculated as the difference between the option exercise price and $140.87, the closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. Mr. Hammergren has the earlier of three years or the option expiration date to exercise vested stock options. The value shown for PSU awards represents actual performance for FY 2016 — FY 2018 awards and target performance for FY 2017 — FY 2019 and FY 2018 — FY 2020 awards. For more information on unvested equity awards held by Current NEOs, refer to the 2018 Outstanding Equity Awards Table.

(3)

Mr. Hammergren’s employment agreement provides for continued participation in the MIP. For Mr. Hammergren, the amount shown represents the actual MIP payout for FY 2018 as reported in the 2018 Summary Compensation Table plus three years of FY 2018 MIP opportunity paid at target. The amount shown for Mr. Figueredo represents the actual MIP payout for FY 2018 as reported in the 2018 Summary Compensation Table. As a “Retiree” under the MIP with 65 points as of March 31, 2018, Mr. Figueredo is eligible for a prorated MIP award.

(4)

Under the terms of his employment agreement, Mr. Hammergren is entitled to receive continued full participation in the Cash LTIP. The amount shown for Mr. Hammergren represents the actual Cash LTIP payout for FY 2016 — FY 2018 as reported in the 2018 Summary Compensation Table and target payouts for the FY 2017 — FY 2019 and FY 2018 — FY 2020 performance periods.

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EXECUTIVE COMPENSATION

Incremental Benefits and Payments upon Involuntary Termination in Conjunction with a Change in Control

The CIC Policy provides severance benefits to employees nominated by management and approved by the Compensation Committee. This policy covers NEOs without employment agreements. A detailed discussion of the CIC Policy is provided above at “Executive Employment Agreements.”

Upon termination in conjunction with a Change in Control, the 2013 Stock Plan, 2005 Stock Plan and applicable award agreements provide for accelerated vesting of outstanding unvested equity awards. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, PSUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. The MIP provides for payment after the end of the fiscal year in which a Change in Control occurs, equal to the greatest of (i) the target award; (ii) the award payable based on actual performance; or (iii) the average award payable to the participant for the prior three years. This MIP award is also payable if the participant’s employment is involuntarily terminated within 12 months after a Change in Control. The Cash LTIP and applicable award agreements provide for payout of outstanding awards upon an involuntary termination in conjunction with a Change in Control. The Cash LTIP payout is calculated based on achievement against performance measures through the last completed fiscal year.

The table below reflects the incremental benefits payable, in addition to the amounts in the two previous tables, in the event of an involuntary termination in connection with a Change in Control effective March 31, 2018:

Name	Gross- Up ($)(1)	Severance ($)(1)	Medical ($)(2)	Office and Secretary ($)	Financial Counseling ($)	Value of Option Vesting ($)(3)	Value of Stock Vesting ($)(3)	MIP ($)(1)(4)	Cash LTIP ($)(5)	Cash Death Benefit (ESBP) ($)	Executive Pension (EBRP) ($)
John H. Hammergren	—	11,587,128	-0-	-0-	-0-	-0-	3,759,539	(10,508,400)	-0-	-0-	-0-
Britt J. Vitalone	-0-	1,806,919	39,084	—	—	-0-	2,061,773	340,240	259,900	—	—
Lori A. Schechter	-0-	3,545,908	58,178	—	—	-0-	2,151,649	1,069,500	1,016,000	—	—
Jorge L. Figueredo	-0-	3,504,553	56,357	—	—	-0-	2,343,795	-0-	1,087,900	—	—
Bansi Nagji	-0-	3,541,442	17,963	—	—	-0-	1,714,529	1,014,300	720,500	—	—
(1)

Except for Mr. Hammergren, amounts shown are incremental tax-neutral amounts which include six months’ interest accrued at the DCAP Rate, since severance payments are delayed six months to comply with IRC Section 409A. Mr. Hammergren relinquished his right to an excise tax gross-up on March 27, 2012. In the event of an involuntary termination in conjunction with a Change in Control, Mr. Hammergren’s employment agreement provides for a lump-sum cash severance payment equal to the amount payable in the event of an involuntary termination absent a Change in Control. For the other NEOs covered by the CIC Policy, amounts shown represent 2.99 times the sum of annual base salary, plus the greater of a MIP target award or the average actual MIP payout over the last three fiscal years.

(2)	Amounts shown represent the post-employment medical coverage to be provided in connection with a Change in Control.

(3)

Amounts shown represent the value of unvested stock options, RSUs and PSUs as of March 31, 2018. The value shown under option acceleration is calculated as the difference between the option exercise price and $140.87, the closing price of the Company’s common stock on March 29, 2018, the last trading day of our fiscal year. Employees have the earlier of three years or the option expiration date to exercise vested stock options. Values for PSU awards reflect target payout amounts. Award agreements under the 2013 Stock Plan provide that upon a Change in Control, PSUs convert into time-based vesting awards based on the greater of target or actual performance under the terms of the awards through the date of the Change in Control. For more information on unvested equity awards held by NEOs, refer to the 2018 Outstanding Equity Awards Table.

(4)

For Mr. Hammergren, the amount shown represents a reduction from the amount that would be payable in the event of an involuntary termination not for Cause or a voluntary termination for Good Reason, because the amount shown under “Severance” as described in footnote (1) above includes the estimated value of three years’ participation in the MIP. For Mr. Vitalone the amount shown represents the FY 2018 MIP target award. For Ms. Schechter, Mr. Figueredo and Mr. Nagji the amounts shown represent the FY 2018 MIP payout.

(5)	Amounts shown represent the actual Cash LTIP payout for the FY 2016 — FY 2018 performance period and target payouts for the FY 2017 — FY 2019 and FY 2018 — FY 2020 performance periods.

74	- 2018 Proxy Statement

EXECUTIVE COMPENSATION

CEO Pay Ratio

Our CEO pay ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified our median employee using our global employee population identified as of January 1, 2018, which includes sizable retail pharmacy employee populations in the United Kingdom and Canada. We used annual base pay as our consistently applied compensation measure. For purposes of our CEO pay ratio, our CEO’s compensation is $18,143,017 and our median employee compensation is $38,370. Accordingly, our CEO to median employee pay ratio is 473:1.

During FY 2018 but after our employee identification date, McKesson Corporation added approximately 1,600 employees through certain acquisitions, including RxCrossroads. Pursuant to SEC rules, employees of those acquired companies will be included in our CEO pay ratio disclosure for FY 2019, but were not included for this year’s calculation.

Our CEO pay ratio disclosure is a reasonable estimate and may not be comparable to the CEO pay ratio reported by other companies because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions.

- 2018 Proxy Statement	75

ITEM 3.	Advisory Vote on Executive Compensation

Your Board recommends a vote “FOR” the approval of the compensation of our NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As required by Exchange Act Section 14A, shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of named executive officers (“NEOs”) as disclosed in this proxy statement. This item, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on compensation for NEOs. The vote is not intended to address any specific item of compensation, but rather the overall compensation of NEOs and the objectives, policies and practices described in this proxy statement. Accordingly, you are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

Our Board recommends a vote “FOR” this resolution. In FY 2018, despite some industry-wide headwinds, we delivered solid performance across our business units, produced strong returns and invested to enhance our ability to deliver value to our manufacturing partners, our customers and patients. Most importantly, we positioned ourselves to lead in areas of patient care delivery that present powerful new growth opportunities. Our recently announced multi-year strategic growth initiative articulates a bold path for McKesson in markets such as specialty pharmaceuticals and retail pharmacy that are poised for the next significant wave of healthcare innovation. We believe this initiative will produce long-term growth for McKesson while improving our overall business performance and enabling us to deliver more value to our shareholders. Coming through a period of significant internal and industry-wide reconfiguration, McKesson is more focused and growth-driven than ever.

At the same time, because of headwinds we faced in the last fiscal year, we did not perform at our historical levels. We tie a significant portion of our CEO and executive officer long-term incentive pay to stock price or operational performance that is directly aligned with the Company’s short- and long-term business plans. While we performed well against our operational goals, we did not deliver results with respect to those plan metrics that are most closely aligned to shareholder returns, which is reflected in FY 2018 compensation outcomes. As a result, CEO pay as disclosed in the 2018 Summary Compensation Table is down nearly 10% from FY 2017 and is down 30% over the past five fiscal years, demonstrating that our compensation plans are functioning as intended. Specifically, our PSU program did not pay out for the second consecutive year, and the cash long-term incentive plan paid out at only 26% of target.

In addition to this continued link of pay with performance, the Compensation Committee took decisive steps to respond to last year’s say-on-pay vote. After extensive shareholder engagement, we made the following significant changes to our executive compensation program: for FY 2018, we eliminated the individual modifier from the annual cash incentive plan for our executive officers, reducing the potential payout under that plan; for FY 2019, we reduced our CEO’s target long-term incentive compensation by $4.7 million, a 32% decrease in total target long-term incentives compared to FY 2018; also for FY 2019 we increased the weighting of relative TSR in our CEO’s PSU awards to 75% (up from 25%); and we affirmed that we will continue to consider as part of the Compensation Committee’s regular governance practices the impact of regulatory, compliance and legal issues on executive compensation programs. For more information about our program, the significant changes we have made, and the ongoing link between pay and performance, please read the “Compensation Discussion and Analysis” that appears above.

The progressive changes to our executive compensation program reflect our continuing commitment to strengthen McKesson’s pay-for-performance alignment and to embrace compensation and governance best practices. While the say-on-pay vote is advisory and therefore not binding on the Company, our Board and our Compensation Committee value the opinions of our shareholders, which we receive through a number of vehicles including the say-on-pay vote. We carefully and thoughtfully consider our shareholders’ concerns and opinions in evaluating our executive compensation program. Since 2011, we have provided for an annual advisory vote on compensation of NEOs. We believe that the FY 2018 pay outcomes demonstrate our pay-for-performance philosophy and that the changes we have made to our compensation program are responsive to your guidance and our strategic goals.

76	- 2018 Proxy Statement

ITEM 4.	Shareholder Proposal on Disclosure of Lobbying Activities and Expenditures

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the UAW Retiree Medical Benefits Trust, 110 Miller Avenue, Suite 100, Ann Arbor, MI 48104-1296, which represents that it is the holder of 49,868 shares of the Company’s common stock, and is co-sponsored by the Rhode Island Employees’ Retirement Systems Pooled Trust, State House - Room 101, Providence, Rhode Island 02903, which represents that it is the holder of 10,517 shares of the Company’s common stock and Trinity Health, 76 Brady Avenue, Apt. 635, Bronx, NY 10462, which represents that it is the holder of 11,174 shares of the Company’s common stock:

Whereas, we believe in full disclosure of McKesson’s direct and indirect lobbying activities and expenditures to assess whether McKesson’s lobbying is consistent with its expressed goals and in the best interests of stockholders.

Resolved, the stockholders of McKesson request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by McKesson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	McKesson’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by management and the Board for making payments described in section 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which McKesson is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee and posted on McKesson’s website.

Supporting Statement

We encourage transparency in the use of corporate funds to influence legislation and regulation. McKesson spent over $11.8 million on federal lobbying from 2010 - 2016. This figure does not include state lobbying expenditures, where McKesson also lobbies but disclosure requirements are uneven or absent. For example, McKesson spent $1,073,837 on lobbying in California from 2010 - 2016.

McKesson is a member of the Business Roundtable and serves on the board of the Healthcare Distribution Alliance (HDA), which together spent over $37 million on lobbying in 2015 and 2016. McKesson restricts its trade associations from using its payments for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions. McKesson does not disclose does not disclose its payments to trade associations, or the amounts used for lobbying.

We are concerned that McKesson’s lack of lobbying and trade association disclosure presents significant reputational risk. McKesson’s lobbying over Drug Enforcement Agency (DEA) legislation has drawn media scrutiny (“The Drug Industry’s Triumph Over the DEA,” Washington Post, October 15, 2017). McKesson’s lobbying over opioids has also attracted negative media scrutiny (“Big Pharma’s Opioid Mess Is About to Hit the Industry-Hard,” CNBC, October 18, 2017), as has HDA’s role in passing legislation that weakened the DEA’s ability to stop suspicious drug shipments by distributors (“Opioid Lobbyist Left a Digital Fingerprint on a Campaign by ‘Patient Advocates,’” The Intercept, October 22, 2017).

- 2018 Proxy Statement	77

ITEM 4. SHAREHOLDER PROPOSAL ON DISCLOSURE OF LOBBYING ACTIVITIES AND EXPENDITURES

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

McKesson discloses significant information on its political contributions and lobbying activities, and has further enhanced its disclosure and policies in 2018

McKesson believes that transparency and accountability with respect to political expenditures are important and has significantly expanded our disclosures on our participation in the political process in recent years. The 2017 CPA-Zicklin Index of Corporate Political Disclosure and Accountability lists the Company as a “Trendsetter” and named McKesson a “Most Improved” company for increasing its transparency score from 40 to 94.3 (out of 100). The Index also highlighted McKesson as one of 15 companies who restricted payments to both trade associations and 501(c)(4) organizations for use for political purposes.

This year, the Company enhanced its policies to provide greater transparency and codify its practices related to lobbying activity. A copy of our updated policy is available at http://www.mckesson.com/about-mckesson/public-affairs/political-engagement/. Additionally, McKesson’s corporate political contributions are subject to robust internal procedures. As detailed on our website, the Senior Vice President of Public Affairs has oversight responsibility for all lobbying activities and expenditures and periodically reviews its memberships in trade associations who may engage in policy advocacy. The Company’s Code of Conduct prohibits employees from using company time or resources for personal political activity and requires employees to notify Public Affairs or the local Law Department before engaging in any activity on behalf of the company to influence a public official, whether directly or indirectly, through oral or written communication.

McKesson is subject to extensive federal, state and local lobbying registration and public disclosure requirements. We highlight on our website quarterly reports for our employees and registered lobbyists pursuant to the federal Lobbying Disclosure Act with the U.S. House of Representatives and the U.S. Senate. These reported expenditures list the aggregate dollar amount of McKesson’s U.S. federal lobbying activities. We are also fully compliant with state registration and reporting requirements in all the states where we are active.

McKesson is transparent in its involvement with trade and industry organizations

The Board believes that it is in the best interests of our shareholders for McKesson to be an effective participant in the political process. Decisions made by policymakers can have a profound impact on our industry. Since our businesses and customers span all settings of care, we are uniquely positioned with a 360-degree view of the healthcare system and actively engage in numerous public policy issues that impact our operations, and those of our customers. We seek to educate elected and appointed officials about the solutions we offer to improve patient safety, reduce the cost and variability of care, and improve the quality and efficiency of healthcare delivery.

As part of our engagement in the public policy process, McKesson participates in certain industry trade organizations representing the interests of the healthcare and the broader business community with purposes that include, but are not limited to, education about the industry, issues affecting the industry, and industry best practices and standards. We may not always support every position taken by our trade associations or the other members, however we believe our participation in these organizations makes us more effective and broadens our perspective on policy issues critical to our industry, our company, our customers and our communities.

We disclose memberships in trade associations when our annual payments exceed $50,000. In 2017, we established a policy to prohibit trade associations and other tax-exempt organizations from using our corporate funds for political purposes. We inform these organizations in writing of our policy prohibiting the use of our corporate funds for these purposes and seek confirmation of their adherence to our policy.

Our Board Exercises Oversight of Political Activities

The McKesson Board of Directors exercises oversight with respect to the Company’s political activity. The Senior Vice President of Public Affairs provides periodic updates on public policy issues and political engagements to the Board and also reports all corporate political contributions annually to the Board’s Governance Committee, which reviews the political contributions made by the Company and related policies, and to the Board of Directors.

Given the amount of information McKesson already provides regarding our public policy activities, our Board believes that the proposal is not necessary.

Your Board recommends a vote “AGAINST” this proposal.

78	- 2018 Proxy Statement

ITEM 5.	Shareholder Proposal on Accelerated Vesting of Equity Awards

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, which represents that it is the holder of 110 shares of the Company’s common stock:

RESOLVED: The shareholders ask the Board of Directors of McKesson Corporation to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the Board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive officer’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses elements of executive compensation to be disclosed to shareholders. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted, and it shall apply only to equity awards made under equity incentive plans or plan amendments that shareholders approve after the date of the 2018 annual meeting.

SUPPORTING STATEMENT: McKesson Corporation (“Company”) allows senior executives to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive’s performance.

According to last year’s proxy statement, a termination and a change in control could have accelerated the vesting of approximately $61 million worth of long-term equity to the Company’s five senior executives, with Chairman, President and Chief Executive Officer John H. Hammergren entitled to over $29 million.

We are unpersuaded by the argument that executives somehow “deserve” to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a “pay for performance” philosophy worthy of the name.

We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

Other major corporations, including: Apple, Chevron, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards. Research from James Reda & Associates found that over one-third of the largest 200 companies now pro rate, forfeit, or only partially vest performance shares upon a change of control.

Last year, McKesson’s advisory vote on executive pay was rejected by shareholders for the second time in five years.

We urge you to vote FOR this proposal.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

The Board has again considered this proposal as it did with substantially similar and unsuccessful proposals at the Annual Meetings in 2016, 2015, 2014, and 2012, and continues to believe it is not in the best interests of the Company or its shareholders. The current “double-trigger” vesting of equity awards in the event of a change in control effectively aligns the interests of our executives with the interests of our shareholders and motivates executives to remain fully engaged with the Company to successfully complete a change in control transaction. Moreover, adoption of the proposal would position the Company outside the current market practice, putting the Company at a competitive disadvantage when competing for executive talent in an already competitive environment.

- 2018 Proxy Statement	79

ITEM 5. SHAREHOLDER PROPOSAL ON ACCELERATED VESTING OF EQUITY AWARDS

The current structure of equity awards aligns the interests of executives and shareholders, encourages stability during a time of uncertainty, and rewards executives for their performance

As we describe in more detail in the section of this proxy statement titled “Executive Compensation – Compensation Discussion and Analysis,” we provide our executives with employee benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary and in the best interests of the Company and its shareholders. The Board believes that its long-standing policy of providing for accelerated vesting of equity awards upon termination in connection with a change in control, commonly referred to as a “double-trigger” provision, best aligns the interests of the Company’s management with those of its shareholders.

Providing for accelerated vesting ensures that executives are not penalized with a loss of equity compensation awards that could occur from the consummation of a transaction that, while outside of the control of our executives, is in the best interests of the Company’s shareholders. Because a change in control creates uncertainty for executives regarding whether they will forfeit their equity awards through a loss of employment, executives may lack proper incentives in connection with the consideration, negotiation, and implementation of a change in control transaction. We believe that accelerated vesting in appropriate circumstances permits management to remain objective and focused on protecting shareholders’ interests and maximizing shareholder value during the course of a potential change in control event. Further, double-trigger vesting terms encourage our executive officers, who might otherwise be distracted by a potential loss of employment, to remain with the Company through the transaction, by reducing the uncertainty associated with such an event.

Implementing the proposal would significantly limit our ability to attract, retain and incentivize talented executives

Adoption of the proposal would position the Company outside of current market practices, putting the Company at a competitive disadvantage when competing for executive talent. Based on a 2017 survey of the largest 100 U.S. publicly traded companies by market capitalization and revenues, 79 provided for acceleration of their equity awards (either single or double-trigger) in connection with a change in control. Of the companies granting time-vesting awards, all provided for full vesting (not pro-rata), and the majority of companies granting performance-vesting awards also provided for full vesting (not pro-rata). Thus, the Company’s practices are within market practices for companies of similar size. Moving the Company to a more restrictive policy outside the market practice for similarly situated companies would complicate the Company’s efforts to attract, retain and incentivize talented executives, as well as limit the Compensation Committee’s ability to structure its executive compensation program.

The Board further believes that this policy is an important tool for retaining and motivating our executives in the face of a potential change in control transaction. Accelerated vesting will help to mitigate some of the uncertainty that will likely arise for executives from a change in control transaction, and reduce the risk of executive turnover during a pending transaction as the risk of job loss is relatively high for senior executives in these situations.

Shareholders have shown their support for the Company’s double-trigger vesting provision

The Company’s executive compensation program is designed to link executive pay with the interests of our shareholders. The alignment of our double-trigger vesting provision with shareholder interests is evidenced by the shareholder approval of the 2013 Stock Plan, which explicitly provides for double-trigger vesting. The Company presented the 2013 Stock Plan at its 2013 Annual Meeting, and it received the support of over 85% of our shareholders. Thus, our shareholders have previously reviewed the structure and determined that the current double-trigger vesting of equity awards adequately protects their interests.

The Board also notes that this proposal has been presented during four prior Annual Meetings of the Shareholders: the 2016 Annual Meeting, the 2015 Annual Meeting, the 2014 Annual Meeting and the 2012 Annual Meeting. In each case, this proposal failed to receive majority support from shareholders. At the most recent Annual Meeting in which the shareholders considered this proposal, over 72% of the shareholders eligible to vote rejected this proposal, demonstrating continued support for our current double-trigger vesting policy.

Your Board recommends a vote “AGAINST” this proposal.

80	- 2018 Proxy Statement

ITEM 6.	Shareholder Proposal on Policy to Use GAAP Financial Metrics for Purposes of Determining Executive Compensation

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by the AFL-CIO Equity Index Fund, 7501 Wisconsin Avenue, Suite 1500W, Bethesda, Maryland 20814, which represents that it is the holder of 80,821 shares of the Company’s common stock, and is co-sponsored by As You Sow on behalf of The Zaitlyn Nienberg Family Living Trust, 1611 Telegraph Ave., Suite 1450, Oakland, CA 94612, which represents that it is the holder of 45 shares of the Company’s common stock and the Oregon Department of State Lands and the Oregon Public Employees Retirement System, which represent that they are the holder of 144,383 shares of the Company’s common stock:

RESOLVED, shareholders of McKesson Corporation (the “Company”) urge the Compensation Committee of the Board of Directors to adopt a policy that when using performance metrics to calculate senior executive compensation, the Company shall not adjust performance metrics that are calculated in accordance with generally accepted accounting principles (GAAP). The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan.

SUPPORTING STATEMENT

As shareholders, we believe that senior executives should be held accountable for the performance of the Company. We are concerned that the use of adjusted GAAP financial metrics for senior executive compensation benchmarks can undermine the connection between pay and performance. In our view, if the Company chooses to use GAAP metrics to calculate performance then the calculation of the metric should follow GAAP rather than exclude certain costs. In our view, the use of adjusted GAAP metrics complicates investors’ ability to compare senior executive compensation performance metrics across companies.

Our Company has used adjusted Earnings Per Share (“EPS”) and adjusted Operating Cash Flow (“OCF”) for its senior executive annual cash incentive goals. (2017 proxy statement, page 32) For example, the Company makes adjustments to GAAP EPS for costs including acquisitions, litigation and restructuring. For the fiscal year ended March 31, 2017, the Compensation Committee adjusted EPS downward from $23.28 to $13.10, a difference of 44 percent. However, in the prior three fiscal years, GAAP EPS was adjusted up by 28 percent in 2016, 49 percent in 2015 and 37 percent in 2014. (2017 proxy statement, page A-1) Likewise, the Compensation Committee adjusted OCF in 2017 by excluding a projected loss in cash flow from a joint venture. (2017 proxy statement, page 32).

More generally, the use of adjusted GAAP financial metrics for compensation determinations can lead to executive pay inflation. It is our belief that the use of adjusted GAAP financial metrics can tilt the scales to unduly help executives achieve their performance benchmarks. For example, approximately two-thirds of S&P 500 companies reported adjusted earnings exceeding their GAAP income in 2015. (Robert Pozen and S.P. Kothari, “Decoding CEO Pay,” Harvard Business Review, August 2017, available at https://hbr.org/2017/07/decoding-ceo-pay)

For these reasons, we urge shareholders to vote FOR this resolution.

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our Board is committed to setting rigorous and challenging targets for our executive officers

A core objective of our executive compensation program is to design and implement performance metrics that challenge our executive officers to meet and exceed business goals that deliver sustained performance. This principle — that the most effective compensation program for the Company is one that includes the appropriate level of stretch in any target — drives the design of our incentive programs. This proposal would constrain our Board’s flexibility to serve that first principle by dictating the basis of the metrics used (GAAP or adjusted metrics).

- 2018 Proxy Statement	81

ITEM 6. SHAREHOLDER PROPOSAL ON POLICY TO USE GAAP FINANCIAL METRICS FOR PURPOSES OF DETERMINING EXECUTIVE COMPENSATION

Adjusted metrics allow us to connect pay and operational performance more effectively

Our incentive programs utilize adjusted earnings per share (“EPS”), operating cash flow (“OCF”) and return on invested capital (“ROIC”) to promote effective operational performance. The goal of adjusting metrics from GAAP requirements is to provide a more accurate view of the Company’s core operational performance. Adjusted metrics are therefore often the most appropriate metrics to use when incentivizing executives to make decisions that are aligned with the long-term interests of shareholders. While GAAP provides accounting uniformity across companies, GAAP requires the inclusion of items that may not be reflective of our core operations. In the case of EPS, we adjust for certain items including gains/losses from divestitures, foreign currency effects, amortization of acquisition-related intangibles, changes to claim and litigation reserves, last-in-first-out inventory related adjustments, goodwill and other asset impairment charges, and restructuring charges. In addition, the OCF metric was adjusted to reflect the lost operating cash flow contribution for the month of March 2017 as a result of the contribution of the majority of the McKesson Technology Solutions businesses to Change Healthcare during our FY 2017.

Using adjusted metrics is important when setting performance targets:

•

Using only GAAP metrics could result in performance targets that incorporate certain items outside of a management team’s control and reduce comparability. For example, GAAP includes the impact of foreign currency gains and losses. This makes it difficult to compare performance across both periods and peers. We do not believe it is desirable to either reward or penalize executives based on the impact of foreign currency swings.

•

Using only GAAP metrics could also result in performance targets that are misaligned with the long-term interests of the Company and shareholders. For example, GAAP-based metrics would include any gains resulting from disposal of business units. Those business units could be strategic or growing and beneficial to the long-term health of the Company. Under this type of scenario, GAAP metrics would result in higher EPS, but would not represent the long-term interests of shareholders.

Adjusted metrics are more aligned with how shareholders expect the Company and our peers to measure performance

Adjustments provide a clearer view of operating performance and are more aligned with the behaviors and goals our shareholders want us to measure. We believe our shareholders recognize that adjusted metrics are the most reflective indicators of core operational performance. We also understand that our shareholders commonly make adjustments to calculate their own views of historical and future expectations for underlying operational performance. Our supplemental earnings materials showing our adjustments to GAAP earnings help guide shareholders’ own evaluation of the Company’s performance.

The December 2015 report by Audit Analytics states that 88% of S&P 500 companies disclose non-GAAP metrics in earnings releases. “Decoding CEO Pay,” published in Harvard Business Review in August 2017, and cited by the proponents, shows that adjustments to GAAP are standard for most companies in the S&P 500. While the article notes that certain adjustments are not appropriate in management incentive plans (such as adjustments to remove the impact of equity award compensation costs), adjustments may be appropriate for certain items, including those outside management’s control, both positive and negative, non-cash items and non-recurring events.

The majority of S&P 500 companies disclose non-GAAP metrics when reporting financial results, which we believe is reflective of shareholders’ interest in, and understanding of, both GAAP and non-GAAP results.

We provide thorough disclosure of the adjustments made to our GAAP financials. We provide a reconciliation between GAAP EPS and Adjusted (non-GAAP) EPS on a quarterly and annual basis. In addition, if the Compensation Committee, in its discretion, determines that any additional adjustments are required to Adjusted EPS, OCF and ROIC, those additional discretionary adjustments are also disclosed, as well as a narrative explaining any discretionary adjustments. Shareholders are therefore able to see the exact adjustments we make for the purposes of their analysis. However, we do not believe that GAAP metrics are as appropriate for purposes of our compensation program, as adjusted results reflect core operating results better.

Appropriate use of adjusted metrics does not inappropriately increase executive pay

While the proponent asserts that adjustments are made “to unduly help executives achieve their performance benchmarks,” the Compensation Committee has historically applied both positive and negative adjustments to metrics to ensure compensation fairly corresponds to operating performance.

82	- 2018 Proxy Statement

ITEM 6. SHAREHOLDER PROPOSAL ON POLICY TO USE GAAP FINANCIAL METRICS FOR PURPOSES OF DETERMINING EXECUTIVE COMPENSATION

The Compensation Committee reviews – and after careful deliberation – approves or rejects management’s proposed adjustments to financial metrics during the entire performance period, from goal-setting through the performance certification stage of executive compensation decision making. For example, in FY 2017 and FY 2018 the Committee approved the use of Adjusted EPS for setting targets and evaluating results for determining compensation, which excluded several non-recurring items thereby reducing GAAP EPS, such as:

•	the $3,947 million pre-tax gain in connection with the formation of Change Healthcare, net, in FY 2017;

•	the $424 million discrete tax benefit related to the 2017 Tax Cut and Jobs Act in FY 2018;

•	the $88 million after-tax gains from antitrust legal settlements in FY 2017; and

•	the $30 million net of tax gain in connection with the sale of our Enterprise Information Solutions business in FY 2018.

These adjustments to our GAAP financial results had the effect of reducing executive compensation, compared to the compensation executives would have received if no such adjustments were made and the program was designed solely around similar GAAP metrics.

We also note that use of adjusted performance metrics in incentive plans is common. A 2016 study by Willis Towers Watson of 369 companies in the S&P 500 found no discernible difference in annual incentive payouts relative to target amounts for companies using GAAP versus non-GAAP performance metrics. This finding is consistent with our belief that Board discretion to use both GAAP and non-GAAP metrics is appropriate to meet the needs of the Company and its compensation program.

Your Board recommends a vote “AGAINST” this proposal.

- 2018 Proxy Statement	83

ITEM 7.	Shareholder Proposal on the Ownership Threshold for Calling Special Meetings of Shareholders

The following shareholder proposal has been submitted to the Company for action at the Annual Meeting by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who represents that he is the holder of no less than 60 shares of the Company’s common stock:

Proposal 7—Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting and does not impose a one-year holding period on the 10% of our outstanding common stock.

Special shareholder meetings allow shareholders to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013. Adoption of this topic is a low hanging fruit item that will cost our $30 billion company virtually nothing to adopt-yet can create one incentive for management to improve company performance.

The 51% shareholder support for another proposal topic like this (shareholder written consent right) to improve McKesson corporate governance is much appreciated. This 51% shareholder vote understated the true support for shareholder written consent since McKesson did not have confidential voting to protect shareholders from being asked to change their votes.

The list of related low hanging fruit items to improve the corporate governance of McKesson is not short. One clear example is the potential to improve the 72% rejection of the pay of our top executives in 2017. The chairman of our Executive Pay Committee has the potential to improve his 2017 lowest vote of any director status.

Other directors who have the potential to improve their 2017 votes are 3 long tenured directors who received higher than average negative votes—John Hammergren, Christine Jacobs and Marie Knowles. These 3 directors had tenure beyond 15-years each which can create a director independence deficit.

Another example of low hanging fruit to improve corporate governance is to allow a shareholder vote in regard to bylaw changes. The 51% shareholder support for another proposal topic like this (shareholder written consent right) was a step in the right direction. Let us continue this process.

Please vote to incentivize management to enhance McKesson performance:

Special Shareholder Meeting Improvement—Proposal 7

Your Board recommends a vote “AGAINST” this proposal for the following reasons:

Our shareholders already have the right to call a special meeting at any time

In 2013, after carefully considering feedback from our shareholders, the Board amended our By-Laws to grant holders of 25% or more of the common stock the right to call a special meeting. The amendment was approved by an affirmative vote of 91% of our shareholders. The Board continues to believe that a 25% ownership threshold for the right to call special meetings strikes a reasonable and appropriate balance between enhancing shareholder rights and protecting against the risk that a small group of shareholders, including shareholders with special interests, could call special meetings. Further, two-thirds of S&P 500 companies that provide special meeting rights to shareholders have ownership thresholds of 25% or above.

Allowing a small group of shareholders to call special meetings could be detrimental to the interest of a majority of our shareholders and other stakeholders. Our shareholder base currently includes a shareholder that holds >10% shares outstanding. Lowering the threshold to 10% could permit a single shareholder to unilaterally call a special meeting. The

84	- 2018 Proxy Statement

ITEM 7. SHAREHOLDER PROPOSAL ON THE OWNERSHIP THRESHOLD FOR CALLING SPECIAL MEETINGS OF SHAREHOLDERS

Company’s current 25% ownership threshold provides a reasonable number of long-term shareholders with a meaningful right to require the Company to hold a special meeting without exposing the Company and its shareholders to unreasonable expense and disruption. These costs can be significant, including the costs of preparing and distributing proxy materials and the diversion of Board and management attention from the oversight and management of our global business. Because special meetings require a considerable investment in resources, they should be limited to circumstances where a meaningful number of shareholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. We believe a 25% threshold strikes the necessary balance between enhancing our shareholders’ ability to act on important matters and protecting the Company and other shareholders by allowing only a meaningful group of shareholders to exercise this right.

We have established multiple governance mechanisms to ensure accountability of the Board and management to shareholders

The Board believes that its current special meeting shareholder right should be evaluated in the context of our demonstrated commitment to best practices and accountability to our shareholders.

The Board regularly reviews corporate governance developments and evaluates how best to apply these practices to the Company. All of our directors are annually elected by a majority of shareholder support. We were one of the earliest S&P 500 companies to adopt proxy access, providing another avenue to hold our Board accountable. The Board continually focuses on its composition and evaluates the skills and qualifications of existing directors and the diversity of their background and experience. The Board’s April 2018 election of Mr. Bradley E. Lerman to the Board is a continued demonstration of the Board’s commitment to refreshment, with four of our eight director nominees joining our Board since 2014. Since 2002, women have held three of our Board seats (30% or more of our Board).

We actively engage with our shareholders throughout the year, as we describe on pages 4-5 of this proxy statement. We obtain valuable feedback in those discussions which we share with our entire Board. At times, our directors participate in those engagements and speak to shareholders directly. In addition, any shareholder may communicate with our Board through the process we describe in this proxy statement.

Your Board recommends a vote “AGAINST” this proposal.

- 2018 Proxy Statement	85

ADDITIONAL MATTERS

Proxies and Voting at the Annual Meeting

Record Date & Who Can Vote

On June 15, 2018, the Company began delivering proxy materials to all shareholders of record at the close of business on May 31, 2018 (“Record Date”). On the Record Date, there were 201,775,835 shares of the Company’s common stock outstanding and entitled to vote. As a shareholder, you are entitled to one vote for each share of common stock you held on the Record Date, including shares: (A) held for you in an account with a broker, bank or other nominee; (B) held directly in your name as the shareholder of record; or (C) allocated to your account in the Company’s 401(k) Retirement Savings Plan (“401(k) Plan”).

How to Vote

Shareholders can vote by using the Internet, telephone or mail, or in person at the Annual Meeting.

Shareholders of Record or a Participant in the Company’s 401(k) Plan

If you are a shareholder of record or a participant in the Company’s 401(k) Plan, you can vote your shares by using the Internet, by calling a toll-free number, or by mailing your signed proxy card(s). Specific instructions for voting by means of the Internet or telephone are included on the accompanying proxy card. The Internet and telephone voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you do not wish to vote via the Internet or by telephone, please complete, sign and return the proxy card in the self-addressed, postage-paid envelope provided.

Street Name Shareholders

If you have shares held by a broker, bank or other nominee, you can vote your shares by following the instructions provided by your broker, bank or other nominee. If you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instruction regarding obtaining a legal proxy.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

Valid Proxies

All shares represented by valid proxies will be voted as specified. If you sign and return a proxy card without specific voting instructions, your shares will be voted as recommended by our Board of Directors on all proposals described in this proxy statement, and in the discretion of the designated proxy holders as to any other matters that may properly come before the Annual Meeting. We currently know of no matter to be presented at the Annual Meeting in addition to the proposals described in this proxy statement.

All votes cast at the Annual Meeting will be tabulated by Broadridge Financial Solutions, Inc. (“Broadridge”), which has been appointed the independent inspector of election. Broadridge will determine whether or not a quorum is present.

Revocation

You can revoke your proxy at any time before the Annual Meeting by sending to the Company’s Secretary a written revocation or a proxy bearing a later date. You may also revoke your proxy by attending the Annual Meeting in person and casting a ballot. If you hold your shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee as to how to vote your shares, you must obtain a legal proxy and bring it to the meeting in order to change your vote or to vote at the meeting. Please contact your broker, bank or other nominee for specific information on how to obtain a legal proxy.

86	- 2018 Proxy Statement

ADDITIONAL MATTERS

Attendance

You will need to bring your admission ticket and any valid government-issued form of identification if you plan to attend the Annual Meeting. You will find an admission ticket attached to the proxy card if you are a registered shareholder or 401(k) Plan participant. If your shares are held in the name of a broker, bank or other nominee and you plan to attend the Annual Meeting in person, you may obtain an admission ticket at the Annual Meeting by presenting proof of ownership, such as a brokerage or bank account statement, along with a valid form of identification. Shareholders who do not have an admission ticket will only be admitted at the sole discretion of the Company upon verification of ownership.

Dividend Reinvestment Plan

For those shareholders who participate in the Company’s Automatic Dividend Reinvestment Plan (“DRP”), the enclosed proxy card includes all full shares of common stock held in your DRP account on the Record Date for the Annual Meeting, as well as your shares held of record.

Vote Required and Method of Counting Votes

Item 1 – Election of Directors. Each share of the Company’s common stock you own entitles you to one vote at the Annual Meeting. You may vote “for” or “against” one or more of the director nominees, or “abstain” from voting on the election of any nominee. A nominee will be elected as a director if he or she receives a majority of votes cast (that is, the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). Abstentions or broker non-votes (as described below) will not count as votes cast and will have no effect on the outcome of the matter. There is no cumulative voting with respect to the election of directors.

All Other Items – For all other items to be presented at the Annual Meeting, approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. You may vote “for” or “against,” or “abstain” from voting on, each of these other proposals. Shares represented by abstentions on a proposal will be counted as present at the Annual Meeting and will have the effect of a vote against the matter; however, broker non-votes with respect to a proposal will have no effect on the outcome of the matter.

Voting Results

We intend to announce preliminary voting results at the Annual Meeting, and publish preliminary voting results or, if available, final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Quorum Requirement

The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. In the event of abstentions or broker non-votes, the shares represented will be considered present for quorum purposes.

Broker Non-Votes

Generally, broker non-votes occur when a broker, bank or other nominee does not have discretion to vote on a proposal without specific instructions from the beneficial owner and instructions are not given. Rules of the NYSE prohibit discretionary voting by brokers on certain matters. At the Annual Meeting, if brokers, banks and other nominees have not received instructions from the beneficial owners, they will not be permitted to vote on any proposal other than the ratification of the appointment of the independent registered public accounting firm (Item 2).

Therefore, we encourage all beneficial owners to provide voting instructions to your nominees to ensure that your shares are voted at the Annual Meeting.

- 2018 Proxy Statement	87

ADDITIONAL MATTERS

401(k) Plan

Participants in the Company’s tax-qualified 401(k) Plan have the right to instruct the trustee, on a confidential basis, how the shares allocated to their accounts are to be voted, and will receive a voting instruction card for that purpose. In general, the 401(k) Plan provides that all shares for which no voting instructions are received from participants will be voted by the trustee in the same proportion as shares for which voting instructions are received. However, shares that have been allocated to 401(k) Plan participants’ PAYSOP accounts for which no voting instructions are received will not be voted.

List of Shareholders

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the Annual Meeting, during ordinary business hours, at our principal executive offices at One Post Street, 33rd Floor, San Francisco, California 94104. You may obtain this information by contacting the Secretary of the Company.

Online Access to Annual Reports on Form 10-K and Proxy Statements

The notice of annual meeting, proxy statement and Annual Report on Form 10-K for our fiscal year ended March 31, 2018 are available at www.proxyvote.com. Instead of receiving future copies of the proxy statement and Annual Report on Form 10-K by mail, you may, by following the applicable procedures described below, elect to receive these documents electronically, in which case you will receive an e-mail with a link to these documents.

Shareholders of Record: You may elect to receive proxy materials online next year in place of printed materials by logging on to www.proxyvote.com and entering your control number, which you can find on the accompanying proxy card. By doing so you will save the Company printing and mailing expenses, reduce the impact on the environment and obtain immediate access to the Annual Report on the Form 10-K, proxy statement and voting form when they become available.

Beneficial Shareholders: If you hold your shares through a broker, bank or other holder of record, you may also have the opportunity to receive copies of the proxy statement and Annual Report on Form 10-K electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank or other holder of record regarding the availability of this service or contact the broker, bank or other holder of record through which you hold your shares and inquire about the availability of such an option for you.

If you elect to receive your materials via the Internet, you can still request paper copies by leaving a message with Investor Relations at (800) 826-9360 or by sending an e-mail to investors@mckesson.com.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be held on July 25, 2018. Our 2018 proxy statement and 2017 Annual Report are available free of charge on our website at www.mckesson.com.

Householding of Proxy Materials

In a further effort to reduce printing costs, postage fees and the impact on the environment, we have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy materials, unless any of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another shareholder and received only one set of proxy materials, but would like to request a separate copy of these materials, please contact Broadridge by calling (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Similarly, you may also contact Broadridge if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Solicitation of Proxies

The Company is paying the cost of preparing, printing and mailing these proxy materials. We will reimburse brokerage firms, banks and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their

88	- 2018 Proxy Statement

ADDITIONAL MATTERS

instructions. The Company has retained Broadridge to assist in distributing these proxy materials. We have also engaged Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We expect Alliance’s fee to be approximately $65,000 plus out-of-pocket expenses. The directors, officers and employees of the Company may also participate in the solicitation without remuneration in addition to compensation received as directors, officers or employees.

Proxy Authority

In addition to voting choices specifically marked, and unless otherwise indicated by the shareholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Annual Meeting, which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the Annual Meeting.

Other Matters

Certain Relationships and Related Transactions

The Company and its subsidiaries may have transactions in the ordinary course of business with unaffiliated companies of which certain of the Company’s directors are directors and/or executive officers. The Company does not consider the amounts involved in these transactions to be material in relation to its businesses, the businesses of such other companies or the interests of the directors involved. In addition, the Company believes that these transactions are on the same terms generally offered by such other companies to other entities in comparable transactions. The Company anticipates that similar transactions may occur in FY 2019.

The brother-in-law of Mr. Hammergren is employed by the Company and received approximately $144,960 in salary and bonus during FY 2018 and was eligible to participate in the Company’s general employee benefit plans. The son-in-law of Mr. Hammergren is employed by the Company and received approximately $195,354 in salary and bonus during FY 2018 and was eligible to participate in the Company’s general employee benefit plans. The son, daughter and son-in-law of Mr. Julian are employed by the Company and in the aggregate they received $639,301 in salary and bonus during FY 2018 and were eligible to participate in the Company’s general employee benefit plans. Such compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. The Company believes that the relationships and transactions described herein were on terms that were reasonable and in the best interests of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain persons, including the Company’s directors and executive officers, to file reports of ownership and changes in ownership with the SEC. Based on the Company’s review of the reporting forms that it received, the Company believes that all such filing requirements were satisfied for FY 2018.

Shareholder Proposals for the 2019 Annual Meeting

To be eligible for inclusion in the Company’s 2019 proxy statement pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals must be sent to the Secretary of the Company at the principal executive offices of the Company, One Post Street, 33rd Floor, San Francisco, California 94104, and must be received no later than February 15, 2019. The Company’s Advance Notice By-Law provisions require that shareholder nominations proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the By-Laws, no later than April 26, 2019 and no earlier than March 27, 2019.

- 2018 Proxy Statement	89

ADDITIONAL MATTERS

A copy of the full text of the Company’s Advance Notice By-Law provisions referred to above may be obtained by writing to the Secretary of the Company.

By Order of the Board of Directors

Michele Lau

Senior Vice President,

Corporate Secretary and Associate General Counsel

June 15, 2018

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, on file with the Securities and Exchange Commission, excluding certain exhibits, may be obtained without charge by writing to Investor Relations, Box K, McKesson Corporation, One Post Street, San Francisco, California 94104.

Website addresses and hyperlinks are included for reference only. The information contained on websites referred to and/or linked to in this Proxy Statement (other than the Company’s website to the extent specifically referred to herein as required by the SEC or NYSE rules) is not part of this proxy solicitation and is not incorporated by reference into this Proxy Statement or any other proxy materials.

90	- 2018 Proxy Statement

APPENDIX A — SUPPLEMENTAL INFORMATION

Reconciliation of GAAP Earnings Per Share to Adjusted Earnings Per Share (Non-GAAP)

	Years Ended March 31,
	2018		2017		2016		2015
Diluted earnings per share from continuing operations, net of tax, attributable to McKesson Corporation (GAAP)	$0.30			$23.28		$9.84		$7.54
Adjustments, net of tax:
Amortization of acquisition-related intangibles	2.60			1.39		1.27		1.43
Acquisition-related expenses and adjustments	1.20			(13.00)		0.34		0.63
LIFO inventory-related adjustments	(0.31)			(0.01)		0.63		0.87
Gains from antitrust legal settlements	—			(0.39)		(0.20)		(0.01)
Restructuring charges, net	2.82			0.07		0.80		—
Other adjustments, net	6.01			1.20		(0.29)		0.75
Adjusted earnings per diluted share (Non-GAAP)(1)	$12.62			$12.54		$12.39		$11.21

Adjustments, net of tax:
Other adjustments, net	$(0.91	)(a)(b)	$	(c)	$	(c)	$		(c)
Adjusted EPS for incentive compensation calculation (Non-GAAP)(1)	$11.71			$13.10		$12.57		$11.20
(1)	Certain computations may reflect rounding adjustments.

(a)	Excludes foreign currency effects primarily related to Euro and Canadian dollars of $0.12 per adjusted diluted share.

(b)	Includes an adjustment of $0.79 for the effect of our equity method investment in Change Healthcare.

(c)

2017, 2016, and 2015 Adjusted EPS of $13.10, $12.57, and $11.20 per share was determined based on our adjusted earnings per diluted share “as reported” in May 2017, 2016, and 2015. Adjusted earnings per diluted share was subsequently recast in May 2017 and in June 2017 to reflect our amended definition of Adjusted Earnings.

Supplemental Non-GAAP Financial Information

In an effort to provide investors with additional information regarding the Company’s financial results as determined by generally accepted accounting principles (“GAAP”), McKesson Corporation (the “Company” or “we”) also presents the following Non-GAAP measures in this press release. The Company believes the presentation of Non-GAAP measures provides useful supplemental information to investors with regard to its operating performance, as well as assists with the comparison of its past financial performance to the Company’s future financial results. Moreover, the Company believes that the presentation of Non-GAAP measures assists investors’ ability to compare its financial results to those of other companies in the same industry. However, the Company’s Non-GAAP measures may be defined and calculated differently by other companies in the same industry.

•

Adjusted Earnings (Non-GAAP): We define Adjusted Earnings as GAAP income from continuing operations attributable to McKesson, excluding amortization of acquisition-related intangibles, acquisition-related expenses and adjustments, Last-In-First-Out (“LIFO”) inventory-related adjustments, gains from antitrust legal settlements, restructuring charges, other adjustments as well as the related income tax effects for each of these items, as applicable. The Company evaluates its definition of Adjusted Earnings on a periodic basis and updates the definition from time to time. The evaluation considers both the quantitative and qualitative aspects of the Company’s presentation of Adjusted Earnings.

Amortization of acquisition-related intangibles — Amortization expenses of intangible assets directly related to business combinations and/or the formation of joint ventures and equity method investments.

Acquisition-related expenses and adjustments — Transaction, integration and other expenses that are directly related to business combinations, the formation of joint ventures and the Healthcare Technology Net Asset Exchange. Examples

- 2018 Proxy Statement	A-1

APPENDIX A

include transaction closing costs, professional service fees, legal fees, restructuring or severance charges, retention payments and employee relocation expenses, facility or other exit-related expenses, certain fair value adjustments including deferred revenues, contingent consideration and inventory, recoveries of acquisition-related expenses or post-closing expenses, bridge loan fees, gains or losses related to foreign currency contracts entered into directly due to acquisitions, gains or losses on business combinations, and gain on the Healthcare Technology Net Asset Exchange.

LIFO inventory-related adjustments — LIFO inventory-related non-cash expense or credit adjustments.

Gains from antitrust legal settlements — Net cash proceeds representing the Company’s share of antitrust lawsuit settlements.

Restructuring charges — Non-acquisition related restructuring charges that are incurred for programs in which we change our operations, the scope of a business undertaken by our business units, or the manner in which that business is conducted. Such charges may include employee severance, retention bonuses, facility closure or consolidation costs, lease or contract termination costs, asset impairments, accelerated depreciation and amortization, and other related expenses. The restructuring programs may be implemented due to the sale or discontinuation of a product line, reorganization or management structure changes, headcount rationalization, realignment of operations or products, and/or Company-wide cost saving initiatives. The amount and/or frequency of these restructuring charges are not part of our underlying business, which includes normal levels of reinvestment in the business. Any credit adjustments due to subsequent changes in estimates are also excluded. These restructuring charges are reflected under various captions within our operating expenses.

Other adjustments — The Company evaluates the nature and significance of transactions qualitatively and quantitatively on an individual basis and may include them in the determination of our Adjusted Earnings from time to time. While not all-inclusive, other adjustments may include: gains or losses from divestitures of businesses that do not qualify as discontinued operations and from dispositions of assets; asset impairments; adjustments to claim and litigation reserves for estimated probable losses; certain discrete benefits related to the December 2017 enactment of the 2017 Tax Cuts and Jobs Act; gains or losses from debt extinguishment; and other similar substantive and/or infrequent items as deemed appropriate.

Income taxes on Adjusted Earnings are calculated in accordance with Accounting Standards Codification (“ASC”) 740, “Income Taxes,” which is the same accounting principle used by the Company when presenting its GAAP financial results.

Additionally, our equity method investments’ financial results are adjusted for the above noted items.

•

Constant Currency (Non-GAAP): To present our financial results on a constant currency basis, we convert current year period results of our operations in foreign countries, which are recorded in local currencies, into U.S. dollars by applying the average foreign currency exchange rates of the comparable prior year period. To present Adjusted Earnings per diluted share on a constant currency basis, we estimate the impact of foreign currency rate fluctuations on the Company’s noncontrolling interests and adjusted income tax expense, which may vary from quarter to quarter. Revenues on a Constant Currency basis increased 4% over the prior year.

The Company internally uses Non-GAAP financial measures in connection with its own financial planning and reporting processes. Specifically, Adjusted Earnings serves as one of the measures management utilizes when allocating resources, deploying capital and assessing business performance and employee incentive compensation. The Company conducts its business internationally in local currencies, including Euro, British pound sterling and Canadian dollars. As a result, the comparability of our results reported in U.S. dollars can be affected by changes in foreign currency exchange rates. We present constant currency information to provide a framework for assessing how our business performed excluding the estimated effect of foreign currency exchange rate fluctuations. We present adjusted operating profit margin excluding noncontrolling interests to provide a framework for assessing how our business performed excluding the effect of net income that is not attributable to McKesson. Nonetheless, Non-GAAP financial results and related measures disclosed by the Company should not be considered a substitute for, nor superior to, financial results and measures as determined or calculated in accordance with GAAP.

A-2	- 2018 Proxy Statement

McKESSON CORPORATION
C/O CORPORATE SECRETARY’S DEPARTMENT
ONE POST STREET, 33RD FLOOR
SAN FRANCISCO, CA 94104

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off time.* Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the cut-off time.* Have your proxy card in hand when you call and then follow the instructions.
*Cut-off Time:	11:59 P.M. Eastern Time on July 22, 2018, for participants in the McKesson Corporation 401(k) Retirement Savings Plan. 11:59 P.M. Eastern Time on July 24, 2018, for all other stockholders.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E49437-P07380-Z72198 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

McKESSON CORPORATION
The Board of Directors recommends a vote FOR the listed nominees:

1.	Election of eight directors for a one-year term.

	Nominees:	For	Against	Abstain

	1a. N. Anthony Coles, M.D.	☐	☐	☐

	1b. John H. Hammergren	☐	☐	☐

	1c. M. Christine Jacobs	☐	☐	☐

	1d. Donald R. Knauss	☐	☐	☐

	1e. Marie L. Knowles	☐	☐	☐

	1f. Bradley E. Lerman	☐	☐	☐

	1g. Edward A. Mueller	☐	☐	☐

	1h. Susan R. Salka	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

The Board of Directors recommends a vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2019.	☐	☐	☐

3.	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:		For	Against	Abstain

4.	Shareholder proposal on disclosure of lobbying activities and expenditures.	☐	☐	☐

5.	Shareholder proposal on accelerated vesting of equity awards.	☐	☐	☐

6.	Shareholder proposal on policy to use GAAP financial metrics for purposes of determining executive compensation.	☐	☐	☐

7.	Shareholder proposal on the ownership threshold for calling special meetings of shareholders.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

McKesson Corporation

Annual Meeting of Stockholders

Wednesday, July 25, 2018

8:30 A.M. Central Daylight Time

Dallas/Fort Worth Airport Marriott

8440 Freeport Parkway

Irving, TX 75063

This Admission Ticket and valid picture I.D. will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E49438-P07380-Z72198

McKESSON CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

July 25, 2018, 8:30 A.M. Central Daylight Time

The stockholder(s) hereby appoint(s) Britt J. Vitalone, Lori A. Schechter and Michele Lau, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of McKesson Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders, and any adjournment or postponement thereof. If the stockholder(s) hold(s) shares of common stock of McKesson Corporation in the corporation’s 401(k) Retirement Savings Plan (“401(k) Plan”), the stockholder(s) hereby authorize(s) and direct(s) the trustee of the 401(k) Plan to vote all shares in the account of the stockholder(s) under the 401(k) Plan in the manner indicated on the reverse side of this proxy at the Annual Meeting, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations, and in the discretion of the proxy holder on any other matter that may properly come before the meeting. If shares are held in the 401(k) Plan and no direction is given, the trustee will vote such shares in the same proportion as shares for which voting instructions are received.

Address Changes/Comments:

Continued and to be signed on reverse side